[JEFFBANKS LOGO] [HUDSON UNITED LOGO]

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT


         The Boards of Directors of JeffBanks, Inc. and Hudson United Bancorp have approved the merger of JeffBanks into Hudson United.

         In the merger, JeffBanks shareholders will receive 0.95 shares of Hudson United common stock for each share of JeffBanks common stock. Hudson United common stock is listed on the New York Stock Exchange under the symbol "HU". Based on August 10, 1999 closing prices, 0.95 shares of Hudson United common stock had a value of $29.75. Hudson United will pay cash to JeffBanks shareholders instead of fractional shares. The 0.95 exchange ratio is subject to adjustments described in this joint proxy statement-prospectus.

         JeffBanks shareholders will not be taxed on the exchange of JeffBanks stock for Hudson United stock.

         When the merger is completed, holders of JeffBanks stock will own about
9.9 million shares, or 20% of Hudson United common stock, assuming that none of the JeffBanks options are exercised prior to the merger.

         The merger cannot be completed unless the shareholders of both companies approve it. We have each scheduled special meetings so our respective shareholders can vote on the merger. Each company's Board of Directors unanimously recommends that its shareholders vote FOR the merger.





Betsy Z. Cohen
Chairman and Chief Executive Officer
JeffBanks, Inc.


         The dates, times and places of the meetings are as follows:

         The JeffBanks Meeting
         Friday October 1, 1999
         9:30 a.m.
         The Rittenhouse Hotel
         210 West Rittenhouse Square
         Philadelphia, PA 19103

         The Hudson United Meeting
         Thursday, September 30, 1999
         2:30 p.m.
         The Sheraton Crossroads
         Crossroad Corporate Center
         Route 17 North
         Mahwah, NJ 07495

         JeffBanks shareholders of record as of August 10, 1999 are entitled to attend and vote at the JeffBanks meeting. Hudson United shareholders of record as of August 13, 1999 are entitled to attend and vote at the Hudson United meeting.

         Your vote is very important. Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote your proxy will be counted as a vote in favor of the merger.





Kenneth T. Neilson
Chairman, President and CEO
Hudson United Bancorp

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         This joint proxy statement-prospectus is dated August 13, 1999, and is first being mailed to shareholders of Hudson United and JeffBanks on August 13, 1999.

                                 JeffBanks, Inc.
                               1845 Walnut Street
                        Philadelphia, Pennsylvania 19103

                    Notice of Special Meeting of Shareholders
                           to be held October 1, 1999


To the Shareholders of JeffBanks, Inc.:

         Notice is hereby given that a special meeting of shareholders of JeffBanks, Inc. will be held at The Rittenhouse Hotel, 210 Rittenhouse Square, Philadelphia, Pennsylvania 19103 at 9:30 a.m. on October 1, 1999, for the following purposes:

                  (1) To consider and vote upon an Agreement and Plan of Merger dated as of June 28, 1999, among Hudson United Bancorp, Hudson United Bank, JeffBanks, Inc., Jefferson Bank and Jefferson Bank of New Jersey, pursuant to which JeffBanks, Inc. will merge into Hudson United Bancorp.

                  (2) To transact other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

         Only shareholders of record at the close of business on August 10, 1999 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

         The  JeffBanks   Board  of  Directors   unanimously   recommends   that
shareholders vote "FOR" approval of the merger.



                                  By Order of the Board of Directors,


                                  Betsy Z. Cohen
                                  Chairman and Chief Executive Officer

                              Hudson United Bancorp
                            1000 MacArthur Boulevard
                            Mahwah, New Jersey 07430

                    Notice of Special Meeting of Shareholders
                          to be held September 30, 1999


To the Shareholders of Hudson United Bancorp:

         Notice is hereby given that a special meeting of shareholders of Hudson United Bancorp will be held at The Sheraton Crossroads, Route 17 North, Mahwah, New Jersey 07495 at 2:30 p.m. on September 30, 1999, for the following purposes:

                  (1) To consider and vote upon an Agreement and Plan of Merger dated as of June 28, 1999, among Hudson United Bancorp, Hudson United Bank, JeffBanks, Inc., Jefferson Bank and Jefferson Bank of New Jersey, pursuant to which JeffBanks, Inc. will merge into Hudson United Bancorp.

                  (2) To transact other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

         Only shareholders of record at 3:00 p.m. on August 13, 1999 are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

         The Hudson United Bancorp Board of Directors unanimously recommends that shareholders vote "FOR" approval of the merger.



                            By Order of the Board of Directors,


                            Kenneth T. Neilson
                            Chairman, President and Chief Executive Officer

                                TABLE OF CONTENTS


                                               Page
QUESTIONS AND ANSWERS
      ABOUT THE MERGER                            1
SUMMARY                                           2
      What this Document is About                 2
      Voting on the Merger                        2
      The Merger                                  2
      The Companies                               8
SUMMARY FINANCIAL DATA OF
    HUDSON UNITED                                 9
SUMMARY FINANCIAL DATA OF
    JEFFBANKS                                    12
COMPARATIVE PER SHARE DATA                       15
SUMMARY PRO FORMA FINANCIAL
    INFORMATION                                  18
INTRODUCTION                                     19
FORWARD LOOKING STATEMENTS                       19
CERTAIN INFORMATION ABOUT
    HUDSON UNITED                                20
      General                                    20
      Recent Developments                        21
CERTAIN INFORMATION ABOUT
    JEFFBANKS                                    24
      General                                    24
      Recent Developments                        25
THE JEFFBANKS MEETING                            26
      Date, Time and Place                       26
      Purpose                                    26
      Board Recommendation                       26
      Record Date; Required Vote                 26
      Voting Rights; Proxies                     27
      Solicitation of Proxies                    27
      Quorum                                     27
THE HUDSON UNITED MEETING                        28
      Date, Time and Place                       28
      Purpose                                    28
      Board Recommendation                       28
      Record Date; Required Vote                 28
      Voting Rights; Proxies                     29
      Solicitation of Proxies                    29
      Quorum                                     30
THE PROPOSED MERGER                              30
      General Description                        30
      Consideration; Exchange Ratio;
         Cash instead of Fractional Shares       30
      Conversion of JeffBanks Options            31
      Background of and Reasons for the Merger   31
      Interests of Certain Persons in the Merger 33
      Opinion of Goldman, Sachs & Co.            35
      Opinion of Keefe, Bruyette & Woods, Inc.   42
      Resale Considerations Regarding
         Hudson United Common Stock              47
      Conditions to the Merger                   48
      Conduct of Business Pending the Merger     48
      Stock Option to Hudson United for
         JeffBanks Shares                        49
      Employee Matters                           49
      Regulatory Approvals                       50
      Management and Operations
         After the Merger                        51
      Exchange of Certificates                   51
      Amendments                                 52
      Terminating the Merger Agreement           52
      Special Termination Provisions             53
      Accounting Treatment of the Merger         54
      Federal Income Tax Consequences            55
      No Dissenters' Rights                      56
PRO FORMA FINANCIAL INFORMATION                  57
DESCRIPTION OF HUDSON UNITED
    CAPITAL STOCK                                64
      Common Stock                               64
COMPARISON OF THE RIGHTS OF SHARE-
    HOLDERS OF HUDSON UNITED AND
    JEFFBANKS                                    65
      Special Voting Requirements                66
      Cumulative Voting                          69
      Classified Board of Directors              69
      Removal of Directors                       69
      Nomination of Directors and
         Other Matters to be placed
         on Annual Meeting Agenda                70
      Special Meeting of Shareholders            70
      Rights of Dissenting Shareholders          70
      Shareholder Consent to Corporate Action    71
      Dividends                                  71
      By-laws                                    72
      Limitations of Liability of Directors
         and Officers                            72
      Consideration of Acquisition Proposals     72
      Preferred Stock                            73
INFORMATION INCORPORATED BY
      REFERENCE                                  75
OTHER MATTERS                                    76
LEGAL OPINION                                    76
EXPERTS                                          76

APPENDIX A-Merger Agreement                      A-1
APPENDIX B-Stock Option Agreement                B-1
APPENDIX C-Goldman Sachs Fairness Opinion        C-1
APPENDIX D-Keefe, Bruyette Fairness Opinion      D-1

                     HOW TO GET COPIES OF RELATED DOCUMENTS

         This document incorporates important business and financial information about Hudson United and JeffBanks that is not included in or delivered with this document. Hudson United and JeffBanks shareholders may receive the information free of charge by writing or calling the persons listed below. For Hudson United documents, make your request to D. Lynn Van Borkulo-Nuzzo, Corporate Secretary, Hudson United Bancorp, 1000 MacArthur Boulevard, Mahwah, NJ 07430; telephone
(201) 236-2641. For JeffBanks documents, make your request to William H. Lamb, Corporate Secretary, JeffBanks, Inc., 1845 Walnut Street, Philadelphia, PA 19103; telephone (215) 861-7000. We will respond to your request within one business day by sending the requested documents by first class mail or other equally prompt means. To ensure timely delivery of the documents in advance of the meetings, Hudson United shareholders should request documents from Hudson United by September 23, 1999 and JeffBanks shareholders should request documents from JeffBanks by September 24, 1999.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       What do I need to do now?

A: Just indicate on your proxy card how you want to vote with respect to the merger. Sign and mail it in the enclosed prepaid return envelope as soon as possible so that your shares may be represented and voted at the special meeting.

Q:       Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways in which you, as a shareholder of either Hudson United or JeffBanks, may revoke your proxy and change your vote. First, you may send a written notice of revocation to the corporate secretary. (Information on how to contact the corporate secretary of JeffBanks or Hudson United is contained in the last item on this page.) Second, you may complete and submit a new proxy with a later date. Third, you may attend your company's meeting and request a return of your proxy or vote in person. Simply showing up at the meeting will not alone revoke your proxy.

Q: If I am a JeffBanks shareholder, should I send in my stock certificates now?

A: No. After the merger is completed, Hudson United's exchange agent will send you written instructions for exchanging your stock certificates.

Q:       When do you expect the merger to be completed?

A: We currently expect the merger to be completed during the fourth quarter of 1999. However, the exact time when the merger will be completed is dependent upon receipt of shareholder approval and bank regulatory approval, and satisfaction of a number of other conditions, some of which are not under Hudson United's or JeffBanks' control.

Q: Whom should I call with questions or to obtain additional copies of this document?

A:       You should contact either:

         William H. Lamb, Corporate Secretary
         JeffBanks, Inc.
         1845 Walnut Street
         Philadelphia, PA  19103
         (215) 861-7000

         D. Lynn Van Borkulo-Nuzzo, Corporate Secretary
         Hudson United Bancorp
         1000 MacArthur Boulevard
         Mahwah, NJ  07430
         (201) 236-2641


                                     SUMMARY

         This is a summary of certain information regarding the proposed merger and the shareholder meetings to vote on the merger. Because this is a summary, it does not contain all the detailed information contained elsewhere in this document. We urge you to carefully read the entire document, including the Appendixes, before deciding how to vote.

What this Document is About

         The Boards of Directors of JeffBanks, Inc. and Hudson United Bancorp have approved the merger of JeffBanks into Hudson United. The merger cannot be completed unless both companies' shareholders approve it. The JeffBanks and Hudson United Boards have each called a special meeting of their respective shareholders to vote on the merger. This document is the proxy statement used by both boards to solicit proxies for those meetings. It is also the prospectus of Hudson United regarding the common stock Hudson United will issue if the merger is completed. Voting on the Merger

JeffBanks (see page 26).....  JeffBanks  has  selected  the close of business on
                              August 10, 1999 as the record date for its meeting. Each of the 10,563,947 shares of JeffBanks common stock outstanding on the record date are entitled to vote at the JeffBanks meeting. A majority of the votes cast at the JeffBanks meeting, whether in person or by proxy, must be cast in favor of the merger for it to be approved. The JeffBanks Board of Directors has unanimously approved the merger agreement and unanimously recommends that JeffBanks shareholders vote "FOR" the merger agreement.

Hudson United (see page 28).  Hudson United has selected 3:00 p.m. on August 13,
                              1999 as the record date for its meeting. Each of the 38,924,413 shares of Hudson United common stock outstanding on the record date are entitled to vote at the Hudson United meeting. A majority of the votes cast at the Hudson United meeting, whether in person or by proxy, must be cast in favor of the merger for it to be approved. The Hudson United Board of Directors has unanimously approved the merger agreement and unanimously recommends that Hudson United shareholders vote "FOR" the merger agreement.

The Merger

General Description (see
page 30)..................    JeffBanks  will merge  with  Hudson  United,  with
                              Hudson United as the surviving entity.  The merger
                              will be completed on a date  determined  by Hudson
                              United,  which  must  be  between  seven  and  ten
                              business  days after all  material  conditions  to
                              closing have been met,  unless  Hudson  United and
                              JeffBanks  agree on a different  closing date. The
                              terms of the  proposed  merger  are set forth in a
                              merger  agreement  signed  by  Hudson  United  and
                              JeffBanks and their bank  subsidiaries.  A copy of
                              the merger  agreement is attached as Appendix A to
                              this  document  and  is   incorporated  in  it  by
                              reference.

Exchange  Ratio is 0.95
shares of Hudson United
common stock for each
JeffBanks share (see
page 30).................     In the merger, JeffBanks shareholders will receive
                              0.95 shares of Hudson United common stock for each share of JeffBanks common stock. If there is any stock split, stock dividend or similar transaction affecting Hudson United common stock before the closing, the 0.95 exchange ratio will be adjusted appropriately. The exchange ratio may be also be adjusted as summarized under "Terminating the Merger Agreement" on page 7 and as more fully described under "Special Termination Provisions" on pages 53-54.

No Federal Income Tax on
shares received in the
Merger (see page 55)......    Hudson United's counsel,  Pitney,  Hardin,  Kipp &
                              Szuch, has delivered its opinion that the merger will qualify as a tax-free reorganization. This means that the conversion of JeffBanks stock into Hudson United stock will be tax-free for Hudson
                              United,  JeffBanks and the JeffBanks shareholders.
                              JeffBanks shareholders will recognize no taxable gain or loss until they sell the Hudson United common stock that they receive in the merger. The basis of the Hudson United common stock received by JeffBanks shareholders will be the basis of the JeffBanks common stock converted in the merger.
                              The holding period of the Hudson United common stock will include the holding period of the JeffBanks common stock converted.

                              We urge JeffBanks shareholders to read the more complete description of the merger's tax consequences on pages 55 - 56 and to consult their own tax advisors as to the specific tax consequences of the merger to them under applicable laws.

Opinion of Goldman, Sachs &
Co. (see page 35)...........  On June 28, 1999,  Goldman,  Sachs & Co. delivered its written opinion addressed to the board of directors of Hudson United, to the effect that, as of such date, the exchange ratio was fair from a financial point of view to Hudson United. The opinion of Goldman Sachs does not constitute a recommendation as to how any holder of Hudson United common stock should vote with respect to the merger agreement.

                              The full text of the written opinion of Goldman Sachs, dated June 28, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C and is incorporated by reference in this document. You should read the opinion in its entirety.

Opinion of Keefe, Bruyette
& Woods, Inc. (see page 42).  Keefe,   Bruyette  &  Woods,  Inc.  is  JeffBanks'
                              financial advisor on the merger. As of the date of the merger agreement, Keefe, Bruyette rendered its opinion that the exchange ratio in the merger was fair to JeffBanks' shareholders from a financial point of view. You can read Keefe, Bruyette's fairness opinion, which is Appendix D to this document. For information on how Keefe, Bruyette arrived at its opinion, see pages 42 - 47.

                              The full text of the written opinion of Keefe Bruyette, dated June 28, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix D and is incorporated by reference in this document. You should read the opinion in its entirety.

Share Information and
Market Prices (see page 16)   Hudson  United  common  stock is listed on the New
                              York  Stock  Exchange  under the  symbol  "HU" and
                              JeffBanks  common  stock is traded  on the  NASDAQ
                              National  Market  under  the  symbol  "JEFF".  The
                              following  table  lists  the last  sale  prices of
                              Hudson United  common stock and  JeffBanks  common
                              stock on June 28,  1999,  the last day  before the
                              merger agreement was announced,  and on August 10,
                              1999, a date shortly before the date of this proxy
                              statement.  The table also presents the equivalent
                              value of Hudson  United common stock per JeffBanks
                              share, computed by multiplying the last sale price
                              of  Hudson   United  common  stock  on  the  dates
                              indicated by the 0.95 exchange ratio. We urge you to obtain current market quotations for Hudson
                              United  common stock and  JeffBanks  common stock.
                              Because the exchange ratio is fixed and trading prices fluctuate, JeffBanks shareholders are not assured of receiving any specific market value of Hudson United common stock.


                                                                         Equivalent Value of
                              Closing Sale           Closing Sale           Hudson United
                             Price Per Share        Price Per Share        Common Stock Per
                            of Hudson United         of JeffBanks         Share of JeffBanks
                               Common Stock           Common Stock           Common Stock
                               ------------           ------------           ------------
           Date
 June 28, 1999                    $ 34.94                $ 28.00                $ 33.19
 August 10, 1999                    31.31                  28.00                  29.75


Cash Instead of Fractional
Shares (see page 30)......    JeffBanks shareholders will not receive fractional
                              shares  of  Hudson  United  common  stock  in  the
                              merger.   Instead  they  will   receive,   without
                              interest, a cash payment equal to the fractional share interest they otherwise would have received, multiplied by the value of Hudson United common stock. For this purpose, Hudson United common stock will be valued at the median of its closing prices during the ten trading days ending on the fifth business day before the scheduled closing date.

No Dissenters' Rights for
JeffBanks or Hudson United
Shareholders (see page 56)    Under applicable New Jersey and Pennsylvania  law,
                              neither Hudson United nor JeffBanks shareholders have dissenters' rights of appraisal as to the merger.

Exchanging Your Stock
Certificates (see page 51)..  Promptly  after the merger  occurs,  the  exchange agent will send JeffBanks shareholders letters of transmittal and instructions for exchanging their stock certificates for certificates representing Hudson United common stock. JeffBanks shareholders should not send in their stock certificates until they receive instructions from the exchange agent.

Reselling the Stock You
Receive in the Merger (see
page 47)....................  The  shares of Hudson  United  common  stock to be issued in the merger will be registered under the Securities Act of 1933. Except as noted below, shareholders may freely transfer those shares after they receive them. JeffBanks has identified its directors, executive officers and others who may be deemed "affiliates" of JeffBanks, and those persons have entered into agreements with Hudson United restricting their ability to transfer the shares they will receive in the merger.

Conversion of JeffBanks
Stock Options (see page 31)

                              In the merger, holders of options to acquire JeffBanks common stock will receive options to purchase Hudson United common stock. The new options will have the same terms and conditions as the old options, except that the number of shares and the exercise price will be adjusted to reflect the 0.95 exchange ratio.

Differences in
Share-holders' Rights (see
page 65)....................  In the merger,  each  JeffBanks  shareholder  will become a Hudson United shareholder. The rights of JeffBanks shareholders are currently governed by Pennsylvania corporate law and JeffBanks' articles of incorporation and by-laws. The rights of Hudson United shareholders are governed by New Jersey corporate law and Hudson United's certificate of incorporation and by-laws. The rights of JeffBanks and Hudson United shareholders differ with respect to voting requirements and various other matters. See pages 65 - 74.

Reasons for the Merger (see
page 31)....................  Hudson United entered into the merger agreement as part of its ongoing strategy of growth through acquisitions.

                              JeffBanks entered into the merger agreement in order to benefit its shareholders and to provide increased services to its customers.

Financial Interests of
JeffBanks' Directors and
Officers in the Merger (see
page 33)....................  Pursuant to the merger  agreement,  Hudson  United will honor the existing employment agreement between JeffBanks and Betsy Z. Cohen and the existing employment contract between JeffBanks and Robert B. Goldstein. Under these agreements, Mrs. Cohen and Mr. Goldstein would be entitled to terminate their employment and receive certain specified severance benefits.

                              Hudson United has agreed that, for a period of at least three years after the merger, Hudson United Bank will operate a separate division to be known as the Jefferson Bank Division of Hudson United Bank. The division will be assigned responsibility for the former business banking operations of JeffBanks' subsidiary banks and the southern New Jersey branches of Hudson United Bank. The division will also be assigned responsibility for the residential mortgage lending and consumer lending operations of Hudson United Bank. Hudson United has agreed to appoint Mrs. Cohen as Chairperson and Chief Executive Officer of the new division, and Mr. Goldstein as President and Chief Operating Officer of the new division. All current JeffBanks directors will be invited to serve as advisory directors for the new division.

                              Hudson United has agreed to appoint Mrs. Cohen and Mr. William H. Lamb as directors of Hudson United when the merger occurs. Mr. Lamb is currently a JeffBanks director. At Hudson United's next annual shareholders' meeting, Mrs. Cohen will be nominated to serve for a three-year term. Hudson United has also agreed to appoint three persons designated by JeffBanks and reasonably acceptable to Hudson United as directors of Hudson United Bank when the merger occurs.

                              Hudson United has agreed to indemnify the directors and officers of JeffBanks against certain liabilities for a six-year period following the merger.

                              On August 10, 1999, directors and executive officers of JeffBanks and their affiliates owned 1,705,609 shares or 16.15% of the JeffBanks common stock.

                              For additional information on the benefits of the merger to JeffBanks management, see pages 33-35.

Conditions to the Merger
(see page 48)...............  Completion of the merger is contingent on a number of conditions, including approval of the merger by JeffBanks and Hudson United shareholders at their respective meetings.

Regulatory Approval
(see page 50)...............  Completion  of the merger is subject to  obtaining all the necessary regulatory approvals. The merger requires approvals from the FDIC, the New Jersey Department of Banking and Insurance and the Pennsylvania Department of Banking. A waiver letter or an approval from the Federal Reserve Board is also necessary before the merger can be completed. Approval by bank regulators, however, does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to JeffBanks shareholders or Hudson United shareholders.

                              We cannot assure you that the necessary regulatory approvals will be granted or that they will be granted on a timely basis without conditions unacceptable to Hudson United or JeffBanks.

Terminating the Merger
Agreement (see page 52).....  JeffBanks  has the right to  terminate  the merger agreement if, between June 25, 1999 and the fifth business day before the scheduled closing date, the price of Hudson United common stock falls:

                              o      By more than 30% in absolute terms, and

                              o By at least 20% more than an index based on the common stock of 17 other financial institutions.

                              If JeffBanks exercises this termination right, Hudson United can cancel the termination by increasing the exchange ratio as provided in the merger agreement. The merger agreement may be terminated by either JeffBanks or Hudson United if the merger has not occurred by April 30, 2000. For a more complete description of these and other termination rights available to JeffBanks and Hudson United, see pages 52-54.

Amending the Merger
Agreement (see page 52).....  The  merger  agreement  may be  amended  by Hudson
                              United and JeffBanks at any time before the merger. However, an amendment which reduces the amount or changes the form of consideration to be received by JeffBanks' shareholders cannot be made following adoption of the merger agreement by those shareholders without their approval.

Pooling Accounting
Treatment of the Merger
(see page 54)...............  Hudson United expects to account for the merger as a pooling-of-interests for financial reporting purposes. One of the conditions to Hudson United and JeffBanks' obligation to close the merger is that Hudson United receive a letter from its independent public accountants regarding qualification of the merger for pooling-of-interests accounting.

JeffBanks has Agreed Not to
Solicit Alternative
Transactions (see page 48)..  JeffBanks has agreed not to  encourage,  negotiate with, or provide any information to any person other than Hudson United concerning an acquisition transaction involving JeffBanks or Jefferson Bank until the merger is completed or the merger agreement is terminated. However, JeffBanks may take certain of these actions if its Board of Directors determines that it should do so. This determination by the Board must be made after the Board consults with counsel, and must be based on the Board's fiduciary duties. This restriction, along with the option described in the following paragraph, may deter other potential acquirors of control of JeffBanks.

JeffBanks has Granted
Hudson United a Stock
Option (see page 49)........  As a condition to Hudson United  entering into the merger agreement, Hudson United required JeffBanks to grant Hudson United a stock option designed to deter other companies from attempting to acquire control of JeffBanks. The option gives Hudson United the right to purchase for $26.00 per share up to 1,212,706 shares of JeffBanks common stock, representing approximately 11.5% of the outstanding JeffBanks shares on the date the option was granted. The option is exercisable only if certain specific triggering events occur and the merger does not occur. Hudson United has no right to vote the shares covered by the option before its exercise. Hudson United could recognize a gain if it exercises the option and resells the shares it acquires for more than the exercise price. The option agreement also gives Hudson
                              United the right, under certain specified circumstances, to require JeffBanks to repurchase the option from Hudson United (or repurchase the shares acquired by Hudson United upon exercise of the option). The option may deter other potential acquirors of JeffBanks because it would probably increase the cost of acquiring all the shares of JeffBanks common stock. Hudson United's exercise of the option may also make pooling-of-interests accounting treatment unavailable to another potential acquiror. The agreement granting the option is set forth as Appendix B to this document.


The Companies

Hudson United (see page 20)   Hudson United,  a New Jersey  corporation,  is the
                              bank  holding  company  for  Hudson  United  Bank.
                              Hudson  United  Bank  is  a  New  Jersey-chartered
                              commercial bank that operates 167 branches located
                              in New Jersey,  Connecticut and New York State. At
                              March 31, 1999,  Hudson United had $7.0 billion in
                              assets.   Hudson  United's   principal   executive
                              offices are located at 1000  MacArthur  Boulevard,
                              Mahwah,   New  Jersey   07430.   Hudson   United's
                              telephone number is (201) 236-2600.

JeffBanks (see page 24).....  JeffBanks, a Pennsylvania corporation, is the bank holding company for Jefferson Bank and Jefferson Bank of New Jersey. Jefferson Bank is a Pennsylvania-chartered bank that operates 26 branches located in Chester, Delaware, Montgomery and Philadelphia Counties in Pennsylvania. Jefferson Bank of New Jersey is a New Jersey-chartered bank that operates 5 branches located in Burlington and Camden Counties in New Jersey. At March 31, 1999, JeffBanks had $1.7 billion in assets. JeffBanks' principal executive offices are located at 1845 Walnut Street, Philadelphia, Pennsylvania 19103. JeffBanks' telephone number is (215) 861-7000.

                     SUMMARY FINANCIAL DATA OF HUDSON UNITED

         The following is a summary of certain historical consolidated financial data for Hudson United. The data presented for the years 1994 through 1998, and as of the end of those years, comes from Hudson United's audited consolidated financial statements. The data presented as of and for the three months ended March 31, 1999 and 1998 comes from Hudson United's unaudited consolidated financial statements. Hudson United's consolidated financial statements as of December 31, 1998 and 1997, and for the years 1996, 1997 and 1998, are incorporated by reference in this document. Hudson United's unaudited consolidated financial statements as of and for the three months ended March 31, 1999 and 1998 are incorporated by reference in this document. See page 75.

         In the opinion of Hudson United's management, the unaudited data shown below reflects all adjustments necessary for a fair presentation of that data. All such adjustments were normal, recurring adjustments. Results for the three months ended March 31, 1999 do not necessarily indicate the results that you should expect for any other interim period or for the year as a whole.


                                                              At or for the Year Ended December 31,
                                      --------------------------------------------------------------------------------------
                                          1998             1997              1996             1995              1994
                                      -------------     ------------     -------------     ------------      ------------
                                                      (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                       $    468,547      $   471,215      $    442,514      $   406,991       $   344,341
Interest expense                           214,353          216,280           200,566          173,695           139,916
                                      -------------     ------------     -------------     ------------      ------------
Net interest income                        254,194          254,935           241,948          233,296           204,425
Provision for possible loan losses          14,374           12,775            17,140           20,072            15,109
                                      -------------     ------------     -------------     ------------      ------------

Net interest income after provision
    for possible loan losses               239,820          242,160           224,808          213,224           189,316
Other income                                33,299           54,180            40,257           28,624            32,641
Other expenses                             232,096          181,308           204,679          169,924           163,077
                                      -------------     ------------     -------------     ------------      ------------
Income before income taxes                  41,023          115,032            60,386           71,924            58,880
Income tax provision                        17,872           45,205            23,490           23,597            21,311
                                      -------------     ------------     -------------     ------------      ------------
Net income                            $     23,151      $    69,827      $     36,896      $    48,327       $    37,569
                                      =============     ============     =============     ============      ============

Share Data:
Weighted average common shares
    Outstanding (in thousands):
    Basic                                   40,640           41,362            42,402           41,469            32,370
    Diluted                                 41,696           43,635            44,990           44,066            35,299
Basic earnings per share              $       0.57      $      1.67      $       0.85      $      1.14       $      1.15
Diluted earnings per share                    0.56             1.60              0.82             1.10              1.06
Cash dividends per common share               0.88             0.73              0.64             0.55              0.33
Book value per common share                  11.30            12.19             12.67            12.99             11.21

Balance Sheet Summary:
Securities held to maturity           $    634,971      $   764,831      $    761,244      $   910,738       $ 1,305,508
Securities available for sale            2,260,625        1,499,306         1,585,985          948,538           515,260
Loans                                    3,386,811        3,600,061         3,608,943        3,254,610         3,074,157
Total assets                             6,778,661        6,606,140         6,498,856        5,642,997         5,400,971
Deposits                                 5,051,390        5,252,956         5,334,673        4,684,451         4,571,450
Stockholders' equity                       456,815          507,101           533,364          536,042           395,419

Performance Ratios:
Return on average assets                      0.35 %           1.08 %            0.60 %           0.88 %            0.72 %
Return on average equity                      4.75            13.56              6.93             9.79             10.74
Dividend payout                             154.39            43.71             75.29            48.25             28.70
Average equity to average assets              7.34             7.99              8.68             9.02              6.72
Net interest margin                           4.10             4.25              4.23             4.55              4.25

Asset Quality Ratios:
Allowance for possible loan losses
    to total loans                            1.58 %           1.83 %            1.72 %           1.72 %            2.03 %
Allowance for possible loan losses
    to non-performing loans                    256               98                91              124                82
Non-performing loans to total loans
                                              0.62             1.86              1.88             1.39              3.28
Non-performing assets to total
    loans, plus other real estate             0.73             2.18              2.39             2.24              4.39
Net charge-offs to average loans              0.81             0.33              0.47             0.84              1.10




                                                                  At or for the Three Months ended March 31,
                                                               -------------------------------------------------
                                                                     1999                            1998
                                                               -----------------               -----------------
Earnings Summary:
Interest income                                                   $     111,142                  $     114,982
Interest expense                                                         48,595                         52,442
                                                                  --------------                 --------------
Net interest income                                                      62,547                         62,540
Provision for possible loan losses                                        2,500                          6,278
                                                                  --------------                 --------------

Net interest income after provision for possible
      loan losses                                                        60,047                         56,262
Other income                                                             17,479                         13,880
Other expenses                                                           39,679                         46,852
                                                                  --------------                 --------------
Income before income taxes                                               37,847                         23,290
Income tax provision                                                     13,246                          8,356
                                                                  --------------                 --------------
Net income                                                        $      24,601                  $      14,934
                                                                  ==============                 ==============

Share Data:
Weighted average common shares
      Outstanding (in thousands):
      Basic                                                              39,983                         41,016
      Diluted                                                            40,596                         42,356
Basic earnings per share                                          $         .62                  $         .36
Diluted earnings per share                                                  .61                            .35
Cash dividends per common share                                             .25                            .19
Book value per common share                                               10.79                          12.38

Balance Sheet Summary:
Securities held to maturity                                       $     642,314                  $     815,812
Securities available for sale                                         2,422,566                      1,490,195
Loans                                                                 3,424,314                      3,597,638
Total assets                                                          7,046,067                      6,528,972
Deposits                                                              4,931,967                      5,314,501
Stockholders' equity                                                    427,169                        515,180

Performance Ratios:
Return on average assets                                                   1.52 %                          .95 %
Return on average equity                                                  23.10                          11.84
Dividend payout                                                           40.32                          52.78
Average equity to average assets                                           6.59                           8.01
Net interest margin                                                        4.16                           4.27

Asset Quality Ratios:
Allowance for possible loan losses to total Loans
                                                                           1.59 %                         1.94 %
Allowance for possible loan losses to
      non-performing loans                                                  284                             97
Non-performing loans to total loans                                         .56                           2.01
Non-performing assets to total loans, plus other
      real estate                                                           .59                           2.28
Net charge-offs to average loans                                            .18                            .46



                       SUMMARY FINANCIAL DATA OF JEFFBANKS

         The following is a summary of certain selected historical consolidated financial data for JeffBanks. The data presented for the years 1994 through 1998, and as of the end of those years, comes from JeffBanks' audited consolidated financial statements. The data presented as of and for the three months ended March 31, 1999 and 1998 comes from JeffBanks' unaudited consolidated financial statements. JeffBanks' consolidated financial statements as of December 31, 1998 and 1997, and for the years 1996, 1997 and 1998, are incorporated by reference in this document. JeffBanks' unaudited consolidated financial statements as of and for the three months ended March 31, 1999 and 1998 are also incorporated by reference in this document. See page 75.

         In the opinion of JeffBanks' management, the unaudited data shown below reflects all adjustments necessary for a fair presentation of that data. All such adjustments were normal, recurring adjustments. Results for the three months ended March 31, 1999 do not necessarily indicate the results that you should expect for any other interim period or for the year as a whole.


                                                              At or for the Year Ended December 31,
                                      --------------------------------------------------------------------------------------
                                          1998             1997              1996             1995              1994
                                      -------------     ------------     -------------     ------------      ------------
                                                      (Dollars in thousands, except for per share amounts)
Earnings Summary:
Interest income                       $    123,493      $   110,620      $    107,100      $    95,769       $    71,970
Interest expense                            63,720           55,652            51,941           45,991            32,349
                                      -------------     ------------     -------------     ------------      ------------
Net interest income                         59,773           54,968            55,159           49,778            39,621
Provision for credit losses                  5,963            3,700            10,115            8,891             2,717
                                      -------------     ------------     -------------     ------------      ------------

Net interest income after provision
    for credit losses                       53,810           51,268            45,044           40,887            36,904
Other income                                15,215           13,203            10,496            9,398             8,405
Other expense                               53,593           46,570            46,222           40,763            33,939
                                      -------------     ------------     -------------     ------------      ------------
Income before income taxes and
    dividends on preferred stock            15,432           17,901             9,318            9,522            11,370
Income taxes                                 4,000            4,570             4,238            4,222             3,829
                                      -------------     ------------     -------------     ------------      ------------
Income before dividends on
    preferred stock                         11,432           13,331             5,080            5,300             7,541
Dividends on preferred stock of
    subsidiary                                  --              467               142            1,613             1,600
                                      -------------     ------------     -------------     ------------      ------------
Net Income available to common
    shareholders                      $     11,432      $    12,864      $      4,938      $     3,687       $     5.941
                                      =============     ============     =============     ============      ============

Share Data:
Weighted average common shares
    Outstanding (in thousands):
    Basic                                   10,301            9,660             8,775            7,141             6,388
    Diluted                                 10,956           10,317             9,247            7,573             6,601
Basic earnings per share              $       1.11      $      1.33      $       0.56      $      0.52       $      0.93
Diluted earnings per share                    1.04             1.25              0.53             0.49              0.90
Cash dividends per common share               0.43             0.34              0.24             0.25              0.20
Book value                                   12.20            11.04             10.27            10.15              9.69

Balance Sheet Summary:
Securities held to maturity           $        677      $       682      $     75,770      $    95,133       $   121,492
Securities available for sale              301,366          364,501           205,021          207,408           132,290
Loans                                    1,229,939        1,066,144           917,383          898,202           718,502
Total assets                             1,637,106        1,561,010         1,334,439        1,338,798         1,110,981
Deposits                                 1,276,280        1,085,627           972,265        1,036,648           871,730
Stockholders' equity                       131,678          121,806           100,277           96,071            87,904

Performance Ratios:
Return on average assets                      0.71 %           0.95 %            0.38 %           0.45 %            0.75 %
Return on average equity                      9.04            11.50              4.97             5.16              8.93
Dividend payout ratio                        40.76            26.31             47.23            43.98             16.66
Average equity to average assets              8.04             7.80              7.51             7.18              7.91
Net interest margin                           4.18             4.28              4.43             4.56              4.21

Asset Quality Ratios:
Allowance for possible loan losses
    to total loans                            1.01 %           1.40 %            1.83 %           2.39 %            1.49 %
Allowance for possible loan losses
    to non-performing loans                    100              143               111              129                70
Non-performing loans to total loans
                                              1.01             0.98              1.65             1.86              2.13
Non-performing assets to total
    loans, plus other real estate             1.26             1.20              2.11             2.85              2.95
Net charge-offs to average loans              0.71             0.67              1.63             0.53              0.51




                                                                  At or for the Three Months ended March 31,
                                                               -------------------------------------------------
                                                                     1999                            1998
                                                               -----------------               -----------------
Earnings Summary:
Interest income                                                   $      30,318                  $      29,535
Interest expense                                                         15,242                         15,002
                                                                  --------------                 --------------
Net interest income                                                      15,076                         14,533
Provision for credit losses                                               1,455                            966
                                                                  --------------                 --------------

Net interest income after provision for credit
      losses                                                             13,621                         13,567
Other income                                                              4,094                          3,344
Other expense                                                            12,824                         11,964
                                                                  --------------                 --------------

Income before income taxes                                                4,891                          4,947
Income taxes                                                                997                          1,698
                                                                  --------------                 --------------
Net income                                                        $       3,894                  $       3,249
                                                                  ==============                 ==============

Share Data:
Weighted average common shares
      Outstanding (in thousands):
      Basic                                                              10,482                         10,195
      Diluted                                                            10,953                         11,040
Basic earnings per share                                          $         .37                  $         .32
Diluted earnings per share                                                  .36                            .29
Cash dividends per common share                                            0.16                           0.09
Book value                                                                12.65                          11.14

Balance Sheet Summary:
Securities held to maturity                                       $         676                  $         681
Securities available for sale                                           285,892                        372,677
Loans                                                                 1,264,761                      1,027,145
Total assets                                                          1,684,467                      1,549,458
Deposits                                                              1,244,612                      1,063,418
Stockholders' equity                                                    132,989                        124,426

Performance Ratios:
Return on average assets                                                   0.94 %                         0.85 %
Return on average equity                                                  11.77                          10.56
Dividend payout ratio                                                     37.69                          29.27
Average equity to average assets                                           7.95                           8.08
Net interest margin                                                        4.18                           4.15

Asset Quality Ratios:
Allowance for possible loan losses to total loans
                                                                           0.94 %                         1.33 %
Allowance for possible loan losses to
      non-performing loans                                                  105                            121
Non-performing loans to total loans                                        0.90                           1.10
Non-performing assets to total loans, plus other
      real estate                                                          1.11                           1.38
Net charge-offs to average loans                                           0.62                           0.58



                           COMPARATIVE PER SHARE DATA

         On this page we set forth the earnings per share, period-end book value per share and cash dividends per share for the common stock of Hudson United and JeffBanks for the periods noted. The data is presented on an historical and pro forma basis, as well as pro forma equivalent per share data for JeffBanks. The historical per share data was derived from the financial statements of Hudson United and JeffBanks that are incorporated by reference herein. The pro forma combined share data have been derived after giving effect to the JeffBanks merger as if it occurred at the beginning of the period presented using the pooling-of-interests method of accounting. The historical per share data for both Hudson United and JeffBanks has been restated to retroactively reflect the effect of stock dividends and stock splits. See "Pro Forma Financial Information" on pages 57-63; "Summary Financial Data of Hudson United" on pages 9-11 and "Summary Financial Data of JeffBanks" on pages 12-14. The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the merger been consummated as of the beginning of the periods for which data are presented and should not be construed as being representative of future periods. The pro forma combined information does not include the effects of other pending or recently completed acquisitions or one-time merger-related and restructuring charges. See "Certain Information about Hudson United - Recent Developments" on pages 21-24.

         We have computed the pro forma equivalent per JeffBanks share by multiplying the pro forma combined per share data (giving effect to the JeffBanks merger) by the 0.95 exchange ratio.

         The dividend per share data shown below do not necessarily indicate the dividends that you should expect for any future period. The amount of future dividends payable by Hudson United, if any, is at the discretion of Hudson United's Board of Directors. When declaring dividends, the directors normally consider Hudson United's and Hudson United Bank's cash needs, general business conditions, dividends from subsidiaries and applicable governmental regulations and policies. Pro forma amounts assume that Hudson United would have declared cash dividends per share on Hudson United common stock, including the Hudson United common stock issued in the merger for JeffBanks common stock, equal to its historical cash dividends per share declared on Hudson United common stock.



                                                                                                        Pro Forma
                                                   Historical                                           Equivalent
                                                     Hudson         Historical       Pro Forma              per
                                                     United          JeffBanks        Combined           JeffBanks
                                                                                                           Share
                                                  --------------    -----------      -----------       --------------
Three months Ended March 31, 1999
Net Income Per Share
         Basic...............................      $    .62          $    .37        $       .57       $      .54
         Diluted.............................           .61               .36                .56              .53
Book Value Per Share.........................         10.79             12.65              11.30            10.74
Cash Dividends Per Share.....................           .25               .16                .25              .24
Year Ended December 31, 1998
Net Income Per Share
         Basic...............................           .57              1.11                .69              .66
         Diluted.............................           .56              1.04                .66              .63
Cash Dividends Per Share.....................           .88               .43                .88              .84
Year Ended December 31, 1997
Net Income Per Share
         Basic...............................          1.67              1.33               1.62             1.54
         Diluted.............................          1.60              1.25               1.55             1.47
Cash Dividends Per Share.....................           .73               .34                .73              .69
Year Ended December 31, 1996
Net Income Per Share
         Basic...............................           .85               .56                .81              .77
         Diluted.............................           .82               .53                .78              .74
Cash Dividends Per Share.....................           .64               .24                .64              .61


         The first table below presents, for the periods indicated, the high and low closing prices per share of Hudson United common stock and JeffBanks common stock. The prices of Hudson United common stock and JeffBanks common stock have been restated to give retroactive effect to stock dividends and stock splits. The second table presents information concerning the last sale price of Hudson United common stock and of JeffBanks common stock on June 28, 1999, the last business day before the merger agreement was announced, and on August 10, 1999, a date shortly before the date of this proxy statement. The second table also presents the equivalent value of Hudson United common stock per JeffBanks share which we computed by multiplying the last sale price of Hudson United common stock on the dates indicated by the 0.95 exchange ratio. Hudson United common stock is listed on the New York Stock Exchange under the symbol "HU" and JeffBanks common stock is traded on the NASDAQ National Market under the symbol "JEFF". We urge you to obtain current market quotations for Hudson United common stock and JeffBanks common stock. Because the exchange ratio is fixed and trading prices fluctuate, JeffBanks shareholders are not assured of receiving any specific market value of Hudson United common stock. The price of Hudson United common stock when the merger becomes effective may be higher or lower than its price when the merger agreement was signed, when this proxy statement was mailed or when Hudson United or JeffBanks shareholders meet to vote on the merger.



                                                  Closing Sale                               Closing Sale
                                                 Price Per Share                            Price Per Share
                                                of Hudson United                             of JeffBanks
                                                  Common Stock                               Common Stock
                                                  ------------                               ------------

                                            High                 Low                    High               Low
                                            ----                 ---                    ----               ---

1997:
First Quarter....................        $   25.03            $   21.44              $   16.86           $   15.14
Second Quarter...................            27.57                20.86                  17.10               16.05
Third Quarter....................            31.11                26.16                  23.03               16.95
Fourth Quarter...................            37.99                30.05                  28.80               20.40

1998:
First Quarter....................        $   37.86            $   32.28              $   32.33           $   25.80
Second Quarter...................            37.62                31.25                  34.65               29.25
Third Quarter....................            35.00                25.38                  32.25               18.75
Fourth Quarter ..................            30.13                21.63                  25.00               18.75

1999:
First Quarter....................        $   34.25            $   29.75              $   22.25           $   19.63
Second Quarter ..................            36.00                30.63                  28.94               20.00
Third Quarter (through August 10,
1999)............................            33.75                31.31                  30.75               28.00




                                                                        Equivalent Value of
                             Closing Sale           Closing Sale           Hudson United
                            Price Per Share        Price Per Share        Common Stock Per
                           of Hudson United         of JeffBanks         Share of JeffBanks
                              Common Stock           Common Stock           Common Stock
                              ------------           ------------           ------------

          Date
June 28, 1999                    $ 34.94                $ 28.00                $ 33.19
August 10, 1999                    31.31                  28.00                  29.75



                     SUMMARY PRO FORMA FINANCIAL INFORMATION

         We present on this page certain unaudited combined condensed financial information derived from the unaudited pro forma financial information for the periods and at the dates indicated. The pro forma combined information gives effect to the proposed JeffBanks merger accounted for as a pooling-of-interests, as if the merger had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on March 31, 1999. See "Pro Forma Financial Information" on pages 57-63. The summary pro forma financial information is based on the historical financial statements of Hudson United and JeffBanks incorporated by reference herein. See page 75. The pro forma financial information assumes a 0.95 exchange ratio. The pro forma combined information does not include the effect of the pending merger of Hudson United with Southern Jersey Bancorp of Delaware, Inc., or the pending acquisition of loans and deposits from Advest Bank or the recently completed acquisition of Little Falls Bancorp. The financial information also does not reflect one-time merger-related and restructuring charges which will be incurred in connection with the merger and the pending acquisition of Southern Jersey. See "Certain Information about Hudson United - Recent Developments" on pages 21-24.

         You should read the summary pro forma financial information in conjunction with the pro forma financial information and the related notes thereto on pages 57-63 and the consolidated financial statements and related notes incorporated by reference in this document. The pro forma financial information does not necessarily indicate the results of operations which would have been achieved had the merger been completed as of the beginning of the periods for which that data are presented and should not be construed as being representative of future periods.


                                 Summary Pro Forma Unaudited Combined Condensed Financial Information
                                               (In thousands, except for per share data)

                                                                     For the
                                                                   Three Months
                                                                 Ended March 31,            For the Years Ended December 31,
                                                                ------------------- ------------------------------------------------
                                                                     1999              1998               1997              1996
                                                                   ---------        ------------       -----------        ----------
Net interest income before provision for possible loan losses..  $   77,623         $    313,967       $   309,903       $   297,107
Provision for possible loan losses.............................       3,955               20,337            16,475            27,255
Net interest income after provision for possible loan losses...      73,668              293,630           293,428           269,852
Income before income taxes.....................................      42,738               56,455           132,933            69,704
Net income.....................................................      28,495               34,583            83,158            41,976
Earnings per share
     Basic.....................................................        0.57                 0.69              1.62              0.81
     Diluted...................................................        0.56                 0.66              1.55              0.78

                                                                   As of March 31,
                                                                        1999
                                                                 --------------------
Balance Sheet:
Total assets...................................................  $   8,730,534
Total deposits.................................................      6,176,579
Total stockholders' equity.....................................        560,158
Book value per common share....................................          11.30


                                  INTRODUCTION

         The Boards of Directors of JeffBanks and Hudson United have approved an Agreement and Plan of Merger, dated as of June 28, 1999, by and among Hudson United, Hudson United's subsidiary, Hudson United Bank, JeffBanks and JeffBanks' two bank subsidiaries, Jefferson Bank and Jefferson Bank of New Jersey. The merger agreement provides for JeffBanks to be merged with Hudson United, with Hudson United as the surviving corporation. It also provides for JeffBanks' subsidiary banks to be merged into Hudson United Bank. The merger cannot be completed unless the shareholders of both JeffBanks and Hudson United approve the merger agreement.

         This document serves two purposes. It is the joint proxy statement being used by the JeffBanks and Hudson United Boards of Directors to solicit proxies for use at their special meetings called to seek shareholder approval of the merger agreement. It is also the prospectus of Hudson United regarding the common stock Hudson United will issue to JeffBanks shareholders if the merger is completed. Thus, we sometimes refer to this document as the joint proxy statement-prospectus.

         This document describes the merger agreement in detail. A copy of the merger agreement is attached as Appendix A to this document and is incorporated in it by reference. We urge you to read this entire document and the appendices carefully.

         JeffBanks   supplied  all  information  and  statements   contained  or
incorporated by reference in this document about itself and Hudson United supplied all information and statements about itself.

         You should rely only on the information contained in or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different.

                           FORWARD LOOKING STATEMENTS

         This document contains and incorporates by reference certain forward-looking statements regarding the financial condition, results of operations and business of Hudson United and JeffBanks. Those statements are not historical facts and include expressions about Hudson United's and/or JeffBanks'

o        confidence,
o        strategies and expressions about earnings,
o        new and existing programs and products,
o        relationships,
o        opportunities,
o        technology, and
o        market conditions.

You may identify these statements by looking for

o forward-looking terminology like "expect", "believe" or "anticipate", or

o        expressions of confidence like "strong" or "on-going", or

o        similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

o Hudson United does not realize expected cost savings or revenue enhancements from the merger or from Hudson United's other acquisitions as anticipated;

o deposit attrition, customer loss or revenue loss following the merger or following Hudson United's other acquisitions is greater than expected;

o competitive pressure in the banking and financial services industry increases significantly;

o        changes occur in the interest rate environment;

o Hudson United's Year 2000 compliance program does not address Year 2000 computer problems effectively; or

o general economic conditions, either nationally or in the states in which Hudson United operates, are less favorable than expected.

Neither Hudson United nor JeffBanks assumes any obligation for updating its forward-looking statements at any time.


                     CERTAIN INFORMATION ABOUT HUDSON UNITED

General

         Hudson United is a New Jersey corporation and bank holding company. Hudson United's principal operating subsidiary is Hudson United Bank. Hudson United Bank is a full service commercial bank that serves small and mid-sized businesses and customers through:

o        more than 85 branches in Northern New Jersey,

o more than 45 offices located mainly in Fairfield, Hartford, Middlesex and New Haven counties in Connecticut, and

o more than 30 branches in Dutchess, Orange, Putnam and Rockland Counties in New York.

Until March, 1999, Hudson United maintained separate bank operating subsidiaries in Connecticut, New Jersey and New York which were merged into Hudson United Bank at that time.

         Hudson United's strategy has been to enhance profitability and build market share through both internal growth and acquisitions. Hudson United has completed over 25 acquisitions since 1990, and Hudson United has added over 140 branches and over $6 billion in assets through acquisitions this decade.

         Hudson United is continually evaluating acquisition opportunities and frequently conducts discussions, certain financial analyses and due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected.
Acquisitions typically involve the payment of a premium over book and market values, and, therefore, some dilution of Hudson United's book value and net income per common share may occur in connection with any future transactions. From time to time, Hudson United may issue new equity or debt securities to fund its acquisition plans or for other purposes. Hudson United believes it has successfully managed its acquisitions to date to improve its core earnings. However there can be no assurance that Hudson United will continue to effectively manage the risks involved. If acquisitions are not managed effectively or acquired institutions are not assimilated efficiently, Hudson United's business, financial condition, and results of operations may be adversely impacted.

         As of March 31, 1999, Hudson United had:

o        consolidated assets         $   7.0 billion

o        deposits                    $   4.9 billion

o        stockholders' equity        $ 427.2 million

o        loans                       $   3.4 billion

         Hudson United's principal executive offices and telephone number are:

         1000 MacArthur Boulevard
         Mahwah, New Jersey 07430
         (201) 236-2600

Recent Developments

         Second Quarter Earnings Release. On July 15, 1999, Hudson United reported second quarter earnings of $25.5 million, or $0.63 per share on a diluted basis, compared with operating earnings of $21.0 million, or $0.50 per share for the same period in 1998. The 1998 operating earnings exclude $25.2 million pre-tax ($16.5 million after-tax) of merger-related and restructuring charges resulting from 1998 acquisitions. Net income, including such merger-related and restructuring charges for the 1998 period, was $4.6 million. Hudson United also reported on July 15, 1999 that its total assets at June 30, 1999 were $7.2 billion, compared to $6.8 billion at year-end 1998. Total loans at June 30, 1999 were $3.5 billion, an increase of $151 million from December 31, 1998. At June 30, 1999, total deposits were $5.0 billion, stockholders' equity was $423 million and book value per common share was $10.70.

         Little Falls Bancorp. On May 20, 1999, Hudson United completed its previously announced acquisition of Little Falls Bancorp, Inc. and Little Falls' wholly-owned banking subsidiary, Little Falls Bank. In the merger, 51% of the Little Falls' common stock was converted into Hudson United common stock, and 49% of the Little Falls' common stock was exchanged for $20.64 in cash per share. As of March 31, 1999, Little Falls had total assets of approximately $351 million, total deposits of approximately $244 million and stockholders' equity of approximately $37 million.

         Southern Jersey Pending Acquisition. On June 29, 1999, Hudson United announced the signing of a definitive agreement to acquire Southern Jersey Bancorp of Delaware, Inc. Pursuant to the merger agreement, Hudson United will acquire Southern Jersey in a tax-free stock-for-stock exchange which is intended to be accounted for as a pooling-of-interests. Under the terms of the merger agreement, each share of Southern Jersey will be exchanged for 1.26 shares of common stock. At March 31, 1999, Southern Jersey had $465 million in total assets, $241 million of total loans, $429 million of total deposits and $31 million of stockholders' equity.

         During 1998, Southern Jersey suffered substantial losses and Southern Jersey and its subsidiary, The Farmers and Merchants National Bank of Bridgeton, are both subject to bank regulatory actions. Southern Jersey suffered a net loss of $7.8 million for the year ending December 31, 1998. During 1998, Southern Jersey charged off $12.5 million, or 4.63%, of its total loans. At year end 1998, $16.2 million, or 6.01%, of its total loans were in non-accrual status. In connection with these problems and the related failure of internal controls in the bank's loan department, the Office of Comptroller of the Currency, the OCC, entered into a memorandum of understanding with Farmers and Merchants on December 10, 1998, which among other things required the bank to maintain a 6% leverage ratio and hire a new chief operating officer. On February 28, 1999, the leverage ratio was only 5.76% and the bank had not hired a new chief operating officer. On May 10, 1999, the Company hired a new chief executive officer. On May 24, 1999, the OCC and the bank entered into a consent order, a more serious form of bank regulatory action, which among other things required the bank to take a series of actions to improve its compliance, asset quality, and capital and to maintain a 5.5% leverage ratio through June 30, 1999 and achieve a 6% leverage ratio by September 30, 1999. Southern Jersey presently believes that it is in compliance with the consent order except for five items for which it has asked the OCC for a waiver due to the proposed merger. On January 28, 1999, the Federal Reserve Bank of Philadelphia entered into a memorandum of understanding with Southern Jersey, which prohibited Southern Jersey from paying dividends or incurring debt and required Southern Jersey, among other things, to take a series of actions intended to improve its operations and compliance procedures. During the first quarter of 1999, Southern Jersey reported net income of $256,000, but its non-performing loans increased to 9.22% of total loans. Southern Jersey expects to report a loss for the second quarter of 1999. Its leverage ratio at June 30, 1999 is expected to decline to 5.5%.

         Hudson United anticipates that after the merger with Southern Jersey closes, it will sell all of the non-performing assets and certain other identified loans of Southern Jersey and take a related charge of up to $25 million, pre-tax, to write these assets down to their estimated realizable value based upon an accelerated sale process.

         Advest Pending Acquisition. On May 11, 1999, Hudson United announced the signing of a definitive agreement to acquire the loans and other financial assets and assume the deposit liabilities of Advest Bank, a subsidiary of The Advest Group, Inc., and, separately, to enter into a strategic alliance with Advest, Inc., the broker-dealer subsidiary of Advest Group. Pursuant to the acquisition agreement, Hudson United will acquire all of the loans of the Advest Bank and assume substantially all of the deposit liabilities of the Bank for a premium. At March 31, 1999, Advest Bank had approximately $159 million in loans.


                                                    Recently Completed Acquisitions

                                            Asset Size
             Institution                  (in millions)          Type of Consideration             Closing Date
                                               (1)
---------------------------------------  ----------------- -----------------------------------  -------------------
Little Falls Bancorp, Inc., Little         $    351          Approximately 810,000 shares of       May 20, 1999
    Falls, New Jersey and its                                 Hudson United common stock and
    subsidiaries, including Little                                 $25.1 million of cash
    Falls Bank



(1)      Approximate total assets at March 31, 1999.


                                                         Pending Acquisitions

                                           Asset Size                                               Projected
              Institution               (in millions) (1)        Type of Consideration            Closing Date
---------------------------------------------------------- ----------------------------------- --------------------
Southern Jersey Bancorp of Delaware,       $    465        Approximately 1,500,000 shares        Fourth Quarter
    Inc., Bridgeton, New Jersey, and                           of Hudson United common                1999
    its subsidiaries, including The                            stock(2)
    Farmers and Merchants National
    Bank of Bridgeton

Assets and Liabilities of Advest           $    159         Assumption of Liabilities less        Third Quarter
    Bank, Hartford, Connecticut from                             value of assets (at book)            1999
    The Advest Group, Inc.(3)                                        and less premium



(1)      Approximate total assets at March 31, 1999.
(2)      Consideration calculated using the 1.26 exchange ratio.
(3) Transaction includes a strategic alliance with Advest, Inc., a broker-dealer.

         If the pending acquisitions and the merger are consummated, and taking into account the recently completed acquisition, Hudson United anticipates it will have at least $9.0 billion in assets and approximately $550 million in stockholders' equity.

         In connection with its acquisitions which are accounted for as pooling-of-interests transactions, Hudson United normally incurs significant one-time merger related and restructuring charges and realizes significant operating cost savings. Upon the announcement of significant acquisitions, Hudson United initially estimates one-time merger-related and restructuring costs, which are then reported on Form 8-K in connection with the announcement of the acquisition. Thereafter, Hudson United does not update or repeat its initial estimate of such one-time charges. Rather, Hudson United reports the actual one-time merger-related and restructuring charges for the transaction in the earnings release for the quarter in which the transaction closes. While such one-time charges adversely effect earnings in the quarter in which a transaction closes, Hudson United also reports its earnings excluding such one-time charges to allow investors to focus on core earnings results. See "Information Incorporated by Reference" at page 75.

         At the time of the announcement of a significant transaction, Hudson United sometimes also provides estimated cost savings but not revenue enhancement estimates for the acquired institution. Hudson United does not update or repeat its initial estimate of such cost savings. Historically, Hudson United has realized significant cost savings in the acquisitions it has consummated, and thereby significantly increased core earnings for the acquired institutions. Hudson United relies on its quarterly earnings releases following consummation to reflect the operating efficiencies achieved in its acquisitions.

         In quarters in which one or more pooling transactions close, earnings for that quarter will be adversely affected, sometimes significantly. However, core earnings, to a limited extent in the closing quarter, and more fully in subsequent quarters, will reflect cost savings and revenue enhancements. Hudson United expects that due to the anticipated closings of the pending acquisitions of both Southern Jersey and JeffBanks it will incur material one-time merger-related and restructuring charges in the fourth quarter of 1999 which will adversely affect reported earnings in the fourth quarter of 1999.

         Hudson United attempts to price and structure its acquisitions to provide earnings per share accretion, excluding one-time charges, calculated before the restatement of prior period results required under pooling-of-interests accounting treatment.


                       CERTAIN INFORMATION ABOUT JEFFBANKS

General

         JeffBanks was incorporated under Pennsylvania law on March 26, 1981 and is registered under the Bank Holding Company Act. JeffBanks owns as its principal assets Jefferson Bank and Jefferson Bank of New Jersey, through which it provides a wide range of commercial and retail banking services in Philadelphia, Pennsylvania and its immediately adjacent Pennsylvania and New Jersey suburbs. JeffBanks currently operates an executive office, 31 branch offices and a mortgage loan production office. The principal executive offices of JeffBanks are located at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103, and its telephone number is (215) 861-7000.

         During the past four years, JeffBanks has experienced substantial growth, reflecting both internal growth and JeffBanks' acquisition of Pioneer Mortgage, Inc. (1998), Regent National Bank (1998), United Valley Bank (1997) and Constitution Bank (1995). For the period from January 1995 through March 31, 1999, JeffBanks' total assets have grown from $1.1 billion to $1.7 billion, its deposits and interest-bearing liabilities have grown from $872 million to $1.2 billion and its shareholders' equity has grown from $87.9 million to $133.0 million. JeffBanks has enjoyed increased profitability during the period. JeffBanks' income increased from $5.9 million for 1994 to $11.4 million for 1998 and from $3.2 million for the three months ended March 31, 1998 to $3.9 million for the three months ended March 31, 1999. JeffBanks return on average assets increased from 0.75% for 1994 to 0.94% for March 31, 1999.

         JeffBanks' primary strategy for further growth is to establish a reputation and market presence as the "small-and middle-market business bank." JeffBanks has sought to implement its strategy by targeting the banking needs of high net worth or high income individuals within its market area and the businesses which they own or control. To attract this market, JeffBanks provides specialized commercial lending, cash management, lease financing and personal credit services. In particular, in its commercial lending JeffBanks seeks to respond to its targeted market by customizing the terms of its loans to the specific or special needs of individual customers or their businesses. Such services are also intended to aid in generating loans and deposits from JeffBanks' target market. JeffBanks believes that satisfactory attention to this selected market requires a combination of the services of the type described above (which JeffBanks believes are frequently unavailable at small banks) and the personal attention of senior management (which JeffBanks believes is often unavailable to such customers at major financial institutions). The customers in this market generally require relatively small amounts of credit (almost never in excess of $5 million, and often less than $1 million), but often seek customized solutions to their financial requirements.

         JeffBanks provides a wide range of banking services for both individuals and businesses in addition to the more specialized services referred to above. For individuals, JeffBanks provides services which include demand, interest checking, money market, certificates of deposit and other savings accounts. JeffBanks also offers home banking by computer, telephone banking services, automatic teller services through the MAC inter-bank automated teller system, night depository services, safe-deposit facilities, consumer loan programs (including installment loans for home repairs and for the purchase of consumer goods such as automobiles and boats), home equity loans, credit card plans with Visa and MasterCard, revolving lines of credit, automobile leases, residential construction loans and permanent mortgages for single family and multi-family homes. For businesses, JeffBanks additionally offers short-term loans for seasonal and working capital purposes, term loans secured by real estate and other assets, loans for construction and expansion needs (including residential construction), equipment and automobile leasing and loan programs, revolving credit plans, cash management services and merchant credit card depository programs. JeffBanks also makes indirect automobile loans by providing consumer financing through automobile dealerships. Although JeffBanks does not itself provide trust services, it has entered into strategic alliances with several trust institutions to offer their services to JeffBanks customers.

         Deposits obtained through JeffBanks' branch banking system have been the principal source of funds for use in JeffBanks' lending activities. At March 31, 1999, JeffBanks had total deposits of $1.2 billion. Of this total, 48% represented time deposits, 35% represented savings, money market and interest checking deposits and 17% represented demand (non-interest bearing) deposits.

         At March 31, 1999, JeffBanks had a net loan portfolio (excluding mortgage loans held for sale) of $1.2 billion, representing 74% of total assets at that date. The loan portfolio of JeffBanks is categorized into commercial, commercial mortgage, construction, direct lease financing, consumer (including indirect and direct automobile loans and home equity loans and lines of credit), credit card and residential mortgage. At March 31, 1999, commercial mortgages and other commercial loans, including construction loans and direct financing leases were $783.9 million, or approximately 63% of JeffBanks net loan portfolio. Although in making its loans, JeffBanks relies upon its evaluation of the creditworthiness and debt-servicing capability of a borrower, its loans often are secured by residential or commercial real property, automobiles, equipment, fixtures and other collateral. However, significant exceptions may be made to this general operating philosophy. JeffBanks does not generally engage in non-recourse lending (i.e., lending as to which the lender looks only to the asset securing the loan for repayment) and typically will require the principals of any commercial borrower to personally guarantee the loan. JeffBanks does not generally engage in out-of-area lending, although it may accept significant amounts of out-of-area collateral security (such as a second home or other collateral) from borrowers.

         JeffBanks has been active in originating residential mortgage loans for the purposes of resale to the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and other entities. For the year ended December 31, 1998, JeffBanks originated $203.1 million of mortgage loans and for the three months ended March 31, 1999, JeffBanks originated $62.1 million of mortgage loans. JeffBanks originates these loans primarily through its branches and existing network of customers and generally retains the servicing on loans sold. JeffBanks generally obtains commitments to sell its mortgage originations as they are made to minimize the interest rate risk of holding such originations. At March 31, 1999, JeffBanks had approximately $16.2 million of mortgage loans held for sale.

         Additionally, JeffBanks periodically purchases the right to service other portfolios located in its geographic markets. Amounts so purchased are subject to, and limited by, management's assessment of the prepayment risk of the underlying portfolio. Under its mortgage servicing arrangements, JeffBanks collects and remits loan payments, maintains related account records, makes or monitors insurance and tax payments, makes any required physical inspections of property, contacts delinquent mortgagors and supervises foreclosures and property dispositions. At March 31, 1999, JeffBanks was servicing real estate loans for lenders other than itself in an aggregate principal amount of approximately $444.7 million.

Recent Developments

         On July 15, 1999, JeffBanks reported second quarter earnings of $4.2 million or $.38 per share on a diluted basis, compared to operating earnings of $1.9 million or $.17 per share for the same period in 1998. JeffBanks also reported that net interest income on a fully tax-equivalent basis was $17.7 million for the first six months of 1999 as compared to $15.2 million for the first six months of 1998 and that average total deposits amount to $1.27 billion at June 30, 1999 as compared to $1.12 billion at June 30, 1998. At June 30, 1999, fully diluted book value per share was $11.78.


                              THE JEFFBANKS MEETING

Date, Time and Place

         This document solicits, on behalf of the JeffBanks Board, proxies to be voted at a special meeting of JeffBanks shareholders and at any adjournments or postponements thereof. The JeffBanks meeting is scheduled to be held:

              Friday October 1, 1999
              9:30 a.m.
              The Rittenhouse Hotel
              210 West Rittenhouse Square
              Philadelphia, PA 19103

Purpose

         At the meeting, JeffBanks shareholders will consider and vote on:

o        approval and adoption of the merger agreement

o        any other matters that may properly be brought before the meeting.

Board Recommendation

         The JeffBanks Board of Directors has unanimously approved the merger agreement and unanimously recommends a vote FOR approval and adoption of the merger agreement.

Record Date; Required Vote

         The JeffBanks Board has fixed the close of business on August 10, 1999 as the record date for the JeffBanks meeting. Only holders of record of JeffBanks common stock at that time are entitled to get notice of the meeting and to vote at the meeting. On August 10, 1999, there were 10,563,947 shares of JeffBanks common stock outstanding. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

         The merger cannot be completed without JeffBanks shareholder approval.

         Approval and adoption of the merger agreement requires the affirmative vote of a majority of the total votes cast at the JeffBanks meeting either in person or by proxy, provided a quorum (a majority of JeffBanks' outstanding shares) is present. Each share of JeffBanks' common stock is entitled to one vote on each matter to be acted upon at the JeffBanks meeting. The required JeffBanks shareholder vote is based on the number of shares which are actually voted, rather than the total number of outstanding shares of JeffBanks common stock. Thus, if you abstain from voting or if you don't submit a proxy card and don't vote in person at the JeffBanks meeting, your action will have no effect. Also, broker non-votes will have no effect.

         On August 10, 1999, the directors and executive officers of JeffBanks as a group beneficially owned 1,705,609 shares of JeffBanks common stock, representing 16.15% of the issued and outstanding shares. These figures are calculated without counting shares that could be acquired by exercising stock options because the shares underlying those options cannot be voted at the meeting. The JeffBanks directors and executive officers have indicated their intention to vote all the shares they beneficially own FOR the merger agreement.

         The matters to be considered at the JeffBanks meeting are of great importance to the shareholders of JeffBanks. Accordingly, we urge you to read and carefully consider the information presented in this document, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage paid envelope.

Voting Rights; Proxies

         If you properly execute a proxy card and send it to JeffBanks in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy before the vote. If you send us a proxy card that does not instruct us how to vote, your shares will be voted FOR approval and adoption of the merger agreement.

         The JeffBanks Board is not aware of any matters that will come before the meeting other than the vote on the merger. If any other matters come before the JeffBanks meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

         You may revoke any proxy that you give at any time before it is used to cast your vote. Simply showing up at the JeffBanks meeting will not alone revoke your proxy. To revoke a proxy, you must file a written notice of revocation with the JeffBanks Corporate Secretary, or deliver a properly executed proxy with a later date to the JeffBanks Corporate Secretary or appear at the JeffBanks meeting and request a return of your proxy or vote in person. The JeffBanks Corporate Secretary will attend the JeffBanks meeting and, before that, can be reached at the following address:

              William H. Lamb
              Corporate Secretary
              JeffBanks, Inc.
              1845 Walnut Street
              Philadelphia, Pennsylvania  19103

         Election inspectors appointed for the meeting will tabulate the votes cast by proxy or in person at the JeffBanks meeting. The election inspectors will determine whether a quorum is present. The election inspectors will treat abstentions and "broker non-votes" as shares that are present but unvoted on the matters as to which abstention is specified. Thus, abstentions will have no effect upon approval of the merger agreement.

Solicitation of Proxies

         In addition to using the mails, the directors, officers and employees of JeffBanks may solicit proxies for the JeffBanks meeting from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. JeffBanks will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. JeffBanks will bear all costs of soliciting proxies for the JeffBanks meeting, except that Hudson United will bear the cost of printing this joint proxy statement-prospectus.

Quorum

         At  least  a  majority  of  the  JeffBanks   common  stock  issued  and
outstanding and entitled to be voted at the JeffBanks meeting must be present in person or by proxy to constitute a quorum.


                            THE HUDSON UNITED MEETING

Date, Time and Place

         This document solicits, on behalf of the Hudson United Board, proxies to be voted at a special meeting of Hudson United Shareholders and at any adjournments or postponements thereof. The Hudson United meeting is scheduled to be held:

              Thursday, September 30, 1999
              2:30 p.m.
              The Sheraton Crossroads
              Crossroad Corporate Center
              Route 17 North
              Mahwah, NJ 07495

Purpose

         At the meeting, Hudson United shareholders will consider and vote on:

o        approval and adoption of the merger agreement

o        any other matters that may properly be brought before the meeting.

Board Recommendation

         The Hudson United Board of Directors has unanimously approved the merger agreement and unanimously recommends a vote FOR approval and adoption of the merger agreement.

Record Date; Required Vote

         The Hudson United Board has fixed 3:00 p.m. on August 13, 1999 as the record date for the Hudson United meeting. Only holders of record of Hudson United common stock at that time will be entitled to receive notice of, and to vote at, the Hudson United meeting. On August 13, 1999, there were 38,924,413 shares of Hudson United common stock outstanding and entitled to vote at the Hudson United meeting. Each of those shares will be entitled to one vote on each matter properly submitted to the meeting.

         The merger cannot be completed without Hudson United shareholder approval. A majority of the shares of Hudson United common stock represented and voting at the Hudson United meeting, in person or by proxy, must vote affirmatively in order to approve the merger agreement.

         Each share of Hudson United's common stock is entitled to one vote on each matter to be acted upon at the Hudson United meeting. The required Hudson United shareholder vote is based on the number of shares which are actually voted, rather than the total number of outstanding shares of Hudson United common stock. Thus, if you abstain from voting or if you don't submit a proxy card and don't vote in person at the Hudson United meeting, your action will have no effect. Also, broker non-votes will have no effect.

         On August 13, 1999, the directors and executive officers of Hudson United as a group beneficially owned approximately 2,511,795 shares of Hudson United common stock, representing 6.45% of the issued and outstanding shares. These figures are calculated without counting shares that could be acquired by exercising stock options since the shares underlying those options can't be voted at the meeting. The Hudson United directors and executive officers have indicated that they intend to vote all the shares they beneficially own FOR the merger agreement.

         We urge you to read and carefully consider the information presented in this document, and to complete, date, sign and promptly return the proxy in the postage paid envelope provided.

Voting Rights; Proxies

         If you properly execute a proxy card and send it to Hudson United in a timely manner, your proxy will be voted in accordance with the instructions you indicate on the proxy card, unless you revoke your proxy prior to the vote. If you send us a proxy card that does not instruct us how to vote, your shares will be voted FOR approval and adoption of the merger agreement.

         The Hudson United Board is not aware of any matters that will come before the meeting other than the vote on the merger. If any other matters come before the Hudson United meeting, the persons named on the enclosed proxy card will have the discretion to vote on those matters using their best judgment, unless you specifically withhold that authorization when you complete your proxy card.

         You may revoke any proxy that you give at any time before it is used to cast your vote. Simply showing up at the Hudson United meeting will not automatically revoke your proxy. To revoke a proxy, you must either file a written notice of revocation with the Hudson United Corporate Secretary, or deliver a properly executed proxy with a later date to the Hudson United Corporate Secretary. The Hudson United Corporate Secretary will be in attendance at the Hudson United meeting and, prior thereto, can be reached at the following address:

              D. Lynn Van Borkulo-Nuzzo
              Corporate Secretary
              Hudson United Bancorp
              1000 MacArthur Boulevard
              Mahwah, New Jersey  07430

         Election inspectors appointed for the meeting will tabulate the votes cast by proxy or in person at the Hudson United meeting. The election inspectors will determine whether or not a quorum is present. The election inspectors will treat abstentions and "broker non-votes" as shares that are present and entitled to vote for purposes of determining a quorum where

o        proxies are marked as abstentions,

o shareholders who have not filed proxies appear in person but abstain from voting, or

o a broker indicates on a proxy that it does not have discretionary authority regarding certain shares.

Solicitation of Proxies

         In addition to using the mails, the directors, officers and employees of Hudson United may solicit proxies for the Hudson United meeting from shareholders in person or by telephone. These directors, officers and employees will not be specifically compensated for their services. Hudson United may retain a proxy-soliciting firm to assist it in soliciting proxies. If so, Hudson United would pay the proxy-soliciting firm a fee and reimburse it for certain out-of-pocket expenses. Hudson United will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. Hudson United will bear all costs of soliciting proxies for the Hudson United meeting.

Quorum

         At least a majority of the Hudson United common stock issued and outstanding and entitled to be voted at the Hudson United meeting must be present in person or by proxy to constitute a quorum.


                               THE PROPOSED MERGER

         We have attached a copy of the merger agreement as Appendix A to this joint proxy statement-prospectus and it is incorporated by reference into this document. Descriptions of the merger and the merger agreement are qualified in their entirety by reference to the merger agreement.

General Description

         The merger agreement provides for the merger of JeffBanks with and into Hudson United, with Hudson United as the surviving entity. The merger will be completed on a date determined by Hudson United, which must be between seven and ten business days after all material conditions to closing have been met. The exact date will be set by notice Hudson United delivers to JeffBanks. However, Hudson United and JeffBanks may agree on a different closing date. The parties currently anticipate closing during the fourth quarter of 1999. The merger will become effective at the time specified in certificates of merger which Hudson United will file with the Department of the Treasury of the State of New Jersey and the Secretary of State of the Commonwealth of Pennsylvania following the closing. Hudson United and JeffBanks anticipate that the merger will become effective at the close of business on the closing date. Immediately after the merger is effective, Hudson United will merge Jefferson Bank and Jefferson Bank of New Jersey with Hudson United Bank, with Hudson United Bank as the surviving entity. The exact closing date and the exact time the merger will become effective are dependent upon satisfaction of numerous conditions, some of which are not under Hudson United's or JeffBanks' control.

Consideration; Exchange Ratio; Cash Instead of Fractional Shares

         When the merger becomes effective, except as noted below, each outstanding share of JeffBanks common stock will be converted into the right to receive 0.95 shares of Hudson United common stock. The exchange ratio is subject to adjustment to take into account any stock split, stock dividend or similar transaction with respect to Hudson United common stock between the date of the merger agreement and the time the merger becomes effective. The exchange ratio is also subject to adjustment as described under "Special Termination Provisions" on pages 53-54. Certain shares of JeffBanks common stock held by JeffBanks or by Hudson United or its subsidiaries will be cancelled in the merger and will not be converted into Hudson United common stock.

         Instead of fractional shares of Hudson United common stock, JeffBanks shareholders will receive, without interest, a cash payment equal to the fractional share interest to which they would otherwise be entitled multiplied by the value of Hudson United common stock. For this purpose, Hudson United common stock will be valued at the median of its closing prices during the ten trading days ending on the fifth business day before the scheduled closing date. The median will be determined by discarding the four highest and four lowest closing prices for Hudson United common stock during the ten-day pricing period and then averaging the remaining two closing prices. All shares of Hudson United common stock to be issued to a JeffBanks shareholder will be combined to make as many whole shares as possible before calculating that shareholder's fractional share interest.

         The price of Hudson United common stock at the time the merger becomes effective may be higher or lower than the market price

o        when the merger agreement was signed,

o        when this proxy statement was mailed,

o        when the JeffBanks shareholders meet to vote on the merger, or

o when JeffBanks shareholders receive Hudson United stock certificates from the exchange agent following the merger.

We urge you to obtain current market quotations for the Hudson United common stock and the JeffBanks common stock.

Conversion of JeffBanks Options

         The merger agreement provides that each outstanding option to purchase JeffBanks common stock granted under the JeffBanks stock option plan will be converted at the time the merger becomes effective into an option to purchase Hudson United common stock.
The terms of the new option will be determined as follows:

o the right to purchase shares of JeffBanks common stock pursuant to the old option will be converted in the new option into the right to purchase that same number of shares of Hudson United common stock multiplied by the exchange ratio,

o the option exercise price per share of Hudson United common stock will be the previous option exercise price per share of JeffBanks common stock divided by the exchange ratio, and

o in all other material respects the new option will be subject to the same terms and conditions as governed the old option on which it was based, including the vesting schedule and the length of time within which the option may be exercised.

         Hudson United has reserved for issuance the number of shares of Hudson United common stock necessary to satisfy Hudson United's obligations under the converted options. Hudson United has agreed to register those shares pursuant to the Securities Act as soon as practicable after the merger becomes effective. As of June 30, 1999, there were options outstanding for 1,428,392 shares of JeffBanks common stock which would be converted in the merger as described above.

Background of and Reasons for the Merger

         Background

         On March 10, 1999, Ken Neilson, Chairman and CEO of Hudson United, and Robert B. Goldstein, President and Chief Operating Officer of JeffBanks, met at a banking conference where Mr. Neilson indicated his interest in speaking with officials of JeffBanks about banking issues in the Philadelphia and South Jersey market. Mr. Goldstein suggested that he contact his office to set up such a meeting.

         On March 31, 1999, Mr. Neilson met with Mr. Goldstein and Betsy Z. Cohen, Chairman and Chief Executive Officer of JeffBanks, at Mrs. Cohen's office to discuss the possible combination of the two banks and to hear Mr. Neilson's investor presentation. After that meeting, Mrs. Cohen and Mr. Goldstein had conversations with Donald Delson of Keefe, Bruyette & Woods, Inc., regarding the economic advantages of a merger with Hudson United compared to other potential merger partners.

         On April 23, 1999, Mr. Neilson, Mrs. Cohen and Mr. Goldstein met in Mr. Neilson's office where they continued discussions about the possible combination. Mr. Neilson, Mrs. Cohen and Mr. Goldstein all met again with Mr. Delson in Princeton, New Jersey on May 18, 1999 to discuss specific issues relating to structure and exchange ratios. After that meeting, Mrs. Cohen requested Mr. Delson to prepare materials for presentation to JeffBanks' board of directors.

         Hudson United's board of directors met on May 18, 1999. The directors discussed the possible merger with JeffBanks at length, then unanimously approved moving forward with the merger.

         JeffBanks' board of directors met on May 21, 1999, where Mr. Delson made a presentation on the possible combination with Hudson United. The board of directors determined to have Mr. Delson continue discussions with Hudson United regarding the exchange ratio. The board of directors met again on June 22, 1999, where Mr. Delson presented information on the value of a combination with Hudson United versus a combination with certain other possible merger partners. JeffBanks' board of directors determined to continue to pursue the Hudson United combination.

         On June 26, 1999, JeffBanks' board of directors convened by telephone meeting where they discussed the results of JeffBanks' due diligence on Hudson United and issues to be further discussed with Mr. Neilson regarding lending activity of a separate Jefferson Bank Division. The Board gave unanimous consent to continue the negotiations. Later that day, a telephone conference call meeting was held with Mr. Neilson, John McIlwain and Chris Witkowski from Hudson United and Mrs. Cohen, Mr. Goldstein and Mr. Edward Cohen (Chairman of the Executive Committee and Board member) from JeffBanks and Mr. Delson and two of his associates. Specific issues regarding due diligence and timing were discussed in preparation for the subsequent Board meetings to discuss approval of the Merger.

         Early on the morning of June 28, 1999, JeffBanks' board of directors met by telephone and heard presentations by Mrs. Cohen and Mr. Delson at which Mr. Delson rendered an oral opinion that the exchange ratio was fair to JeffBanks and its shareholders. After discussion, JeffBanks' board of directors voted to proceed with the merger and recommended that the JeffBanks shareholders vote to approve and adopt the merger agreement. Hudson United and JeffBanks entered into the merger agreement on June 28, 1999.

         Hudson United's Reasons for the Merger.

         Hudson United entered into the merger agreement with JeffBanks as part of Hudson United's ongoing strategy of growth through acquisitions.

         Hudson United's acquisition strategy consists of identifying financial institutions with business philosophies that are similar to Hudson United's, which operate in markets that are geographically within or close to those of Hudson United, and which provide an ability to enhance earnings per share over an acceptable period after the acquisition while providing acceptable rates of return. Acquisitions are also evaluated in terms of asset quality, interest rate risk, core deposit base stability, potential operating efficiencies and management abilities.

         Pursuant to this acquisition strategy, Hudson United has pursued acquisitions of financial institutions in New Jersey and in other states which are geographically close to Hudson United's current markets and which otherwise meet Hudson United's acquisition goals. Hudson United's expressions of interest in and merger with JeffBanks are consistent with this strategy. Hudson United anticipates that combining the New Jersey operations of JeffBanks and Hudson United will enhance Hudson United's ability to promote operational efficiencies and services to the combined institutions' customers.

         Recommendations of the Hudson United Board of Directors

         The Hudson United Board believes that the merger is fair to, and in the best interests of, Hudson United and its shareholders. The Hudson United Board of Directors also believes the merged institution will be a more efficient and capable competitor in the financial services industry. Accordingly, the Board unanimously approved the merger agreement and merger and recommends that Hudson United shareholders vote FOR the approval and adoption of the merger agreement and merger.

         The Hudson United Board of Directors unanimously recommends that all shareholders of Hudson United vote FOR the approval of the merger agreement and the merger.

         JeffBanks' Reasons for the Merger. JeffBanks entered into the merger agreement with Hudson United because of the benefits that it expects to provide to its shareholders and its customers. JeffBanks anticipates that by combining two financially strong banking organizations with a similar focus on small to middle-market business banking in contiguous markets, a number of operating efficiencies and business synergies will be achieved which will benefit the shareholders. The merger is also consistent with JeffBanks' past expansion strategy of bank, branch and non-bank financial acquisitions in order to support its institutional growth.

         JeffBanks expects the merger to provide its bank customers with increased loan limits, a significantly larger number of deposit account choices, a larger number of service and product options, the use of an all-inclusive international department and asset-based lending services.

         Recommendations of the JeffBanks Board of Directors

         The JeffBanks Board believes that the merger is fair to, and in the best interests of, JeffBanks and its shareholders. Accordingly, the Board unanimously approved the merger agreement and merger.

         The JeffBanks Board of Directors unanimously recommends that all shareholders of JeffBanks vote for the approval of the merger agreement and the merger.

Interests of Certain Persons in the Merger

         In considering the recommendation of the JeffBanks Board regarding the merger, JeffBanks shareholders should know that certain directors and officers of JeffBanks have interests in the merger in addition to their interests as shareholders of JeffBanks. These additional interests are described below, to the extent they are material and are known to JeffBanks. The JeffBanks Board was aware of these interests and considered them, among other matters, in approving the merger agreement:

         New Division; Board Membership; Advisory Board. Hudson United expects that, for a period of at least three years after the merger, Hudson United Bank will operate a separate division to be known as the Jefferson Bank Division of Hudson United Bank. The division will be assigned responsibility for the former business banking operations of JeffBanks' subsidiary banks and the southern New Jersey branches of Hudson United Bank. The division will also be assigned responsibility for the residential mortgage lending and consumer lending operations of Hudson United Bank. Hudson United has agreed to appoint Mrs. Betsy
Z. Cohen as Chairperson and Chief Executive Officer of the new division, and Mr. Robert B. Goldstein as President and Chief Operating Officer of the new division. Mrs. Cohen and Mr. Goldstein are currently employed by JeffBanks as Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively. All current JeffBanks directors will be invited to serve as advisory directors for the new division.

         Hudson United has agreed to appoint Mrs. Cohen and Mr. William H. Lamb as directors of Hudson United when the merger occurs. Mr. Lamb is currently a JeffBanks director. At Hudson United's next annual shareholders' meeting, Mrs. Cohen will be nominated to serve for a three-year term. Hudson United has also agreed to appoint three persons designated by JeffBanks and reasonably acceptable to Hudson United as directors of Hudson United Bank when the merger occurs.

         Stock Benefits. When the merger becomes effective, each outstanding option granted under the JeffBanks, Inc. Key Employee Stock Option Plan will be converted into an option to purchase Hudson United common stock. All outstanding, non-vested options will vest as a result of the merger. See "Conversion of JeffBanks Options" on page 31.

         Employment Agreements with Executive Officers. Pursuant to the merger agreement, Hudson United will honor the existing employment agreement between JeffBanks and Mrs. Cohen and the existing employment agreement between Jefferson Bank and Mr. Goldstein. Under Mrs. Cohen's agreement, she receives base compensation of $475,000 per year, incentive bonuses, stock option grants and eligibility in all employee benefit plans. JeffBanks is also obligated to pay the cost of premiums for a second-to-die insurance policy on the life of Mrs. Cohen and her husband, Edward E. Cohen.

         Mrs. Cohen may terminate her contract upon the approval of the merger by the JeffBanks shareholders and receive the following termination benefits: an amount equal to three times her average compensation (defined as the average of the compensation received by Mrs. Cohen in the three most highly compensated years during the previous eight years of employment) and continuation of life, health, accident and disability insurance benefits for a period of 36 months. Additionally, if the termination benefits become subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, JeffBanks is required to pay Mrs. Cohen an additional sum such that the net amounts retained by Mrs. Cohen, after payment of such excise taxes, shall equal the amount of termination benefits.

         Under Mr. Goldstein's employment agreement, he is entitled to receive base compensation of $350,000 per year, incentive bonuses and eligibility in all employee benefit plans. If Mr. Goldstein terminates his employment agreement within 270 days before or 180 after the merger becomes effective, he is entitled to receive accrued benefits (base salary accrued through the termination date, any required bonus, the amount required such that Mr. Goldstein will retain his termination benefits net of any excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, and the present value of all other employee benefits to which he participated on the termination date) and a severance payment equal to 2.99 times the sum of Mr. Goldstein's base salary at termination and any bonus payable in the year of termination.

         Supplemental Executive Retirement Plan. JeffBanks has established a supplemental employment retirement plan for Mrs. Cohen's benefit which will pay to Mrs. Cohen, upon the later of her actual retirement or her reaching age 65, a monthly retirement benefit equal to one-twelfth of the product of (i) 2 1/4% multiplied by (ii) the number of years that she has been employed by JeffBanks, or its affiliates, multiplied by (iii) her average compensation. Since Mrs. Cohen is entitled to this benefit even if her employment contract is terminated, Hudson United is expected continue the supplemental employment retirement plan.

         Share Ownership. As of August 10, 1999, the directors of JeffBanks beneficially owned in the aggregate approximately 16.15% of the issued and outstanding shares of JeffBanks common stock. The directors of JeffBanks have indicated their intention to vote in favor of the merger agreement. As of August 10, 1999, executive officers of JeffBanks who are not also directors beneficially owned in the aggregate less than one percent of the issued and outstanding shares of JeffBanks common stock. A director of Hudson United, Donald P. Calcagnini, owns approximately 15,000 shares, or 0.15%, of JeffBanks' common stock.

         Indemnification; Directors and Officers. The merger agreement requires Hudson United to indemnify, for a period of six years after the merger takes effect, each director, officer, employee or agent of JeffBanks or its subsidiary banks to the fullest extent that JeffBanks or its subsidiary banks would have been permitted under applicable law and its articles of incorporation and by-laws had the merger not occurred. The indemnification is to cover any claims made against an indemnified person because he or she served as a director, officer, employee or agent of JeffBanks or its subsidiary banks, or acted as a director, officer, employee or agent of a third party at the request of JeffBanks or its subsidiary banks. The merger agreement also requires Hudson United to provide JeffBanks' and its subsidiary banks' officers and directors with directors' and officers' liability insurance for at least six years after the merger takes effect upon terms and conditions substantially similar to JeffBanks' and its subsidiary banks' existing directors' and officers' insurance policies.

Opinion of Goldman, Sachs & Co.

         On June 28, 1999, Goldman Sachs delivered its written opinion addressed to the board of directors of Hudson United to the effect that, as of that date, the exchange ratio was fair from a financial point of view to Hudson United. Goldman Sachs did not act as Hudson United's financial advisor and did not participate in the negotiation of the merger agreement. The exchange ratio was arrived at solely through negotiations of Hudson United and JeffBanks.

         The full text of the written opinion of Goldman Sachs, dated June 28, 1999, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C and is incorporated by reference in this document. You should read the opinion in its entirety.

         In connection with its opinion, Goldman Sachs reviewed, among other things:

o        the merger agreement;

o annual reports to shareholders and annual reports on Form 10-K of Hudson United and JeffBanks for the five years ended December 31, 1998;

o interim reports to shareholders and quarterly reports on Form 10-Q of Hudson United and JeffBanks;

o        other   communications  from  Hudson  United  and  JeffBanks  to  their respective shareholders;

o internal financial analyses and forecasts for Hudson United and JeffBanks prepared by their respective managements; and

o pro forma combined financial analyses and forecasts prepared by the management of Hudson United, including certain cost savings and operating synergies projected by the management of Hudson United to result from the merger.

         Goldman Sachs also held discussions with members of the senior managements of Hudson United and JeffBanks regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

o reviewed the reported price and trading activity for the Hudson United common stock and the JeffBanks common stock;

o compared financial and stock market information for Hudson United and JeffBanks with similar information for other companies the securities of which are publicly traded;

o reviewed the financial terms of recent business combinations in the commercial banking industry; and

o        performed   other  studies  and  analyses   Goldman  Sachs   considered
         appropriate.

         Hudson United instructed Goldman Sachs to assume, for the purpose of its opinion, that an agreement providing for the merger of Hudson United and Southern Jersey Bancorp of Delaware, Inc. will be consummated on the basis and with the financial consequences indicated in the pro forma combined forecasts prepared by the management of Hudson United. Goldman Sachs did not act as Hudson United's financial advisor in connection with, and was not asked to opine, and did not opine, on the fairness of the merger of Hudson United and Southern Jersey.

         Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. Goldman Sachs assumed, with the consent of Hudson United's board of directors, that the pro forma combined forecasts prepared by the management of Hudson United were reasonably prepared on a basis reflecting the best currently available estimates and judgments of United Hudson and that such forecasts will be realized in the amounts and time periods contemplated thereby. Goldman Sachs is not an expert in evaluating loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with the consent of Hudson United's board of directors, that such allowances for each of Hudson United and JeffBanks was in the aggregate adequate to cover all such losses. In addition, Goldman Sachs did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of Hudson United or JeffBanks or any of their subsidiaries and were not furnished with any such evaluation or appraisal. Goldman Sachs assumed, with the consent of Hudson United's board of directors, that the merger will be accounted for as a pooling-of-interests under generally accepted accounting principles. Goldman Sachs also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Hudson United or JeffBanks or on the contemplated benefits of the merger. Goldman Sachs' opinion was provided to the board of directors of Hudson United in connection with the execution of the merger agreement, and the opinion does not constitute a recommendation as to how any holder of Hudson United common stock should vote with respect to the merger.

         The  following  is  a  summary  of  the  material   financial  analyses
undertaken by Goldman Sachs in connection with its opinion dated June 28, 1999.

         The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

         (1) Implied Premium Analysis. Goldman Sachs calculated the implied premium being paid in the merger based on the ratio of the closing market price of JeffBanks common stock on selected dates, and the average closing market price of JeffBanks common stock during selected periods ending on June 25, 1999, to the $34.75 closing market price of Hudson United common stock on June 25, 1999.

The results are shown below:


                                                                               Implied Premium at
                                              JeffBanks Common Stock         0.95 Exchange Ratio -
       Date/Period                              Price/Average Price          Implied Deal Price $33
       -----------                              -------------------          ----------------------
       June 25, 1999                                  $26.13                         26.3%

       5 days ending June 25, 1999                    $25.94                         27.2%

       10 days ending June 25, 1999                   $25.94                         27.2%

       May 21, 1999                                   $27.00                         22.2%

       May 14, 1999                                   $21.00                         57.1%

       30 days ending June 25, 1999                   $25.29                         30.5%

       60 days ending June 25, 1999                   $23.09                         42.9%

       90 days ending June 25, 1999                   $23.01                         43.4%



         (2) Historical Exchange Ratio Analysis. Goldman Sachs calculated the ratio of the average weekly closing price per share of Hudson United common stock to the average weekly closing price per share of JeffBanks common stock for each trading week during the period from June 21, 1996 to June 18, 1999 and compared those ratios with the exchange ratio.

         (3) Historical Stock Price Performance. Goldman Sachs reviewed the relationship between movements in the closing price of JeffBanks common stock for the one- and three-year periods ended June 25, 1999 with (i) Standard & Poor's 500 Composite Index, (ii) Standard & Poor's Regional Bank Index, (iii) an index of market peers consisting of Sovereign Bancorp, Inc., Wilmington Trust Corporation, Bryn Mawr Bank Corporation, Republic First Bancorp, Inc., TF Financial and PSB Bancorp, and (iv) an index of Northeastern regional banking companies consisting of M&T Bank Corporation, North Fork Bancorporation, Inc., Valley National Bancorp, Keystone Financial, Inc., Fulton Financial Corporation, UST Corporation and Commerce Bancorp, Inc.

         (4) Comparison of Selected Peers. Goldman Sachs reviewed and compared selected financial information, ratios and multiples for Hudson United and JeffBanks to corresponding financial information, ratios and multiples for seven Northeastern regional banking companies, four market peers and five large-capitalization banking companies:



          Northeastern Regional                                                      Large-Capitalization
            Banking Companies                        Market Peers                      Banking Companies
            -----------------                        ------------                      -----------------

           M&T Bank Corporation                 Sovereign Bancorp, Inc.             First Union Corporation
     North Fork Bancorporation, Inc.         Wilmington Trust Corporation         Fleet Financial Group, Inc.
         Valley National Bancorp              Bryn Mawr Bank Corporation                 PNC Bank Corp
         Keystone Financial, Inc.            Republic First Bancorp, Inc.                   KeyCorp
       Fulton Financial Corporation                                                     Summit Bancorp
             UST Corporation
          Commerce Bancorp, Inc.


         The selected companies were chosen because they are banking companies with operations that for purposes of analysis may be considered similar to Hudson United and JeffBanks. The multiples and ratios were calculated using the closing prices for the common stocks of Hudson United and JeffBanks and each of the selected companies on June 25, 1999 and, except as otherwise indicated below, were based on the most recent publicly available information. Goldman Sachs' analyses of the selected companies compared the following to the results for Hudson United and JeffBanks:

o closing share price on June 25, 1999 as a percentage of the 52-week high share price;

o the ratio of the closing share price on June 25, 1999 to estimated earnings for calendar years 1999 and 2000 (based on Institutional Brokers Estimate System, or IBES, estimates);

o        estimated 5-year growth rate (provided by IBES);

o the ratio of the closing share price on June 25, 1999 to estimated earnings for calendar year 2000 (based on IBES estimates) as a multiple of estimated 5-year growth rate (provided by IBES);

o the ratio of the closing share price on June 25, 1999 to estimated cash earnings per share for calendar years 1999 and 2000 (based on IBES estimates);

o the ratio of the closing share price on June 25, 1999 to tangible book value;

o        the ratio of the tangible common equity to tangible assets;

o        the return on average assets for last 12 months; and

o        the return on average common equity for last 12 months.

         The results of these analyses are summarized as follows:


                                                              Northeastern
                                                             Regional Banks                      Large-
                                      Hudson                                  Market Peers     Cap Banks
                                      United*    JeffBanks     (Median)*         (Median)       (Median)
                                      -------    ---------     ---------         --------       --------

o    June 25, 1999 Closing               96%         81%           85%              70%            84%
     Share Price as a Percentage of
     52-Week High Share Price

o    Closing Share Price on            13.9x       15.6x         15.7x            13.2x          14.3x
     June 25, 1999 to IBES
     Estimated Earnings for
     Calendar Year 1999

o    Closing Share Price on            12.4x       14.1x         14.7x            12.1x          13.1x
     June 25, 1999 to IBES
     Estimated Earnings for
     Calendar Year 2000

o    IBES Estimated 5-Year             10.0%        9.8%         10.5%            13.0%          10.0%
     Growth Rate

o    Closing Share Price on             1.2x        1.4x          1.4x            0.8x            1.2x
     June 25, 1999 to IBES
     Estimated Earnings for
     Calendar Year 2000 as a
     Multiple of IBES Estimated
     5-year Growth Rate

o        Closing Share Price on        12.4x       15.3x         14.6x            12.6x          13.1x
     June 25, 1999 to IBES
     Estimated Cash Earnings Per
     Share for Calendar Year 1999

o        Closing Share Price on        11.2x       13.9x         13.3x            11.9x          12.1x
     June 25, 1999 to IBES
     Estimated Cash Earnings Per
     Share for Calendar Year 2000

o    Ratio of Closing Share             4.0x        2.2x          3.0x            1.7x            3.9x
     Price on June 25, 1999 to
     Tangible Book Value

o    Ratio of Tangible Common           4.9%        7.6%          7.8%            6.6%            5.8%
     Equity to Tangible Assets

o    Return on Average Assets          1.13%       0.90%         1.22%            0.75%          1.38%
     for Last 12 Months

o    Return on Average Common          15.1%       11.5%         15.2%            10.6%          18.3%
     Equity for Last 12 Months



* Last 12 months net income for Hudson United and UST Corporation is adjusted for restructuring and merger related expenses.


         (5) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future financial information for Hudson United and JeffBanks. The estimated year 2000 net income information for Hudson United was derived from estimates published by IBES. The analyses indicated the following contributions by Hudson United and JeffBanks (dollar figures are given in billions):


                                                   Hudson United          JeffBanks           Total ($)
                                                   $           %         $          %
Proposed Ownership                                           79.4%                20.6%

Market Capitalization (June 25, 1999)             $1.4       83.0%      $0.3      17.0%         $1.7

Assets                                            $7.0       80.7%      $1.7      19.3%         $8.7

Loans                                             $3.4       73.0%      $1.3      27.0%         $4.7

Deposits                                          $4.9       79.8%      $1.2      20.2%         $6.2

Common Equity                                     $0.4       76.3%      $0.1      23.7%         $0.6

Tangible Common Equity                            $0.3       72.6%      $0.1      27.4%         $0.5

1999 Managements Estimated Net Income of         $0.103      85.4%     $0.018     14.6%        $0.120
     Combined Company

1999 IBES Estimated Net Income of Combined       $0.100      85.0%     $0.018     15.0%        $0.118
     Company

2000 Management (JeffBanks) and IBES (Hudson     $0.112      84.0%     $0.021     16.0%        $0.134
     United) Estimated Net Income of Combined
     Company

2000 IBES Estimated Net Income of Combined       $0.112      84.7%     $0.020     15.3%        $0.133
     Company



         (6) Historical Forward Price/Earnings Analysis. For each trading day in the two-year period ended June 25, 1999, Goldman Sachs calculated the ratio of the closing price of Hudson United common stock and the closing price of JeffBanks common stock to IBES estimated one-year forward earnings per share and IBES estimated two-year forward earnings per share.

         (7) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the merger to Hudson United shareholders. Goldman Sachs compared the year 2000 estimated earnings per share of Hudson United common stock on a pro forma basis for the acquisition of Southern Jersey, as provided by Hudson United's management, to the year 2000 estimated earnings per share of the common stock of the combined company on a pro forma basis. Based on such analysis, the merger would be accretive to shareholders of Hudson United on an earnings per share basis in the year 2000.

         (8) Selected Transaction Analysis. Goldman Sachs compared certain information for 97 selected U.S. bank and thrift merger transactions consummated in the years 1995-1999, with announced deal values between $250 million and $1.25 billion, to similar information for the proposed merger, including:

o        the announced deal price as a multiple of book value;

o        the announced deal price as a multiple of tangible book value;

o        the announced deal price as a multiple of adjusted book value;

o the announced deal price as a multiple of last 12 months earnings per share;

o the announced deal price as a multiple of 1999 estimated earnings per share (estimated by IBES);

o the announced deal price as a multiple of 2000 estimated earnings per share (estimated by IBES);

o the premium of the announced deal price over core deposits of the acquired company; and

o the premium of the announced deal price over the closing market value of the acquired company.

         The results of the analyses are summarized as follows:


                           Hudson
                           United          1999              1998             1997              1996             1995
                          /JeffBanks   (10 mergers)      (31 mergers)     (24 mergers)      (14 mergers)     (18 mergers)
                         -----------   ------------      ------------     ------------      ------------     ------------
                                      Mean    Median    Mean    Median    Mean   Median    Mean    Median    Mean   Median
                                      ----    ------    ----    ------    ----   ------    ----    ------    ----   ------

o    Announced Deal         2.8x      3.3x     3.2x     3.0x     3.1x     2.4x    2.3x     2.0x     2.0x     1.6x    1.5x
     Price as a
     Multiple of Book
     Value

o    Announced Deal         2.9x      3.6x     3.4x     3.4x     3.5x     2.5x    2.3x     2.1x     2.0x     1.7x    1.6x
     Price as a
     Multiple of
     Tangible Book Value

o    Announced Deal         3.4x      4.9x     5.0x      4.4x    4.4x     3.3x    3.1x     2.6x     2.4x     2.0x    1.8x
     Price as a
     Multiple of
     Adjusted Book Value

o    Announced Deal        25.9x      23.8x    24.1x    26.5x    27.2x   23.0x    21.1x    17.6x    18.1x   16.2x    14.6x
     Price as a
     Multiple of Last
     12 Months Earnings
     Per Share

o    Announced Deal        19.7x*     20.1x    20.3x    24.1x    24.3x     --      --       --       --       --      --
     Price as a
     Multiple of 1999
     IBES Estimated
     Earnings Per Share

o    Announced Deal       17.8x**     18.1x    19.1x    21.6x    21.7x     --      --       --       --       --      --
     Price as a
     Multiple of 2000
     IBES Estimated
     Earnings Per Share

o    Premium to            21.6%      32.9%    34.6%    30.9%    29.8%   24.7%    22.1%    13.5%    14.1%    9.1%    7.6%
     Core Deposits

o    Premium to            26.3%      33.1%    22.7%    37.8%    29.0%   21.3%    24.8%    20.5%    21.6%   16.8%    15.2%
     Market


*      Management estimate - 21.0x.
**    Management estimate - 18.2x.

         The preparation of a fairness opinion is a complex process and is not necessarily susceptible of partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Hudson United or JeffBanks or the contemplated merger.

         The analyses were prepared solely for purposes of providing an opinion to the Hudson United board of directors as to the fairness from a financial point of view to Hudson United of the exchange ratio. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Hudson United, JeffBanks, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

         The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

         Goldman  Sachs,  as  part  of  its  investment  banking  business,   is
continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Hudson United having provided certain financial advice from time to time, including having provided Hudson United a fairness opinion in connection with the acquisition of Lafayette American Bank and Trust Company in July 1996. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Hudson United or JeffBanks for its own account and for the accounts of customers. As noted above, Goldman Sachs did not act as financial advisor to Hudson United in connection with the merger.

         Pursuant to a letter agreement dated June 25, 1999, Hudson United engaged Goldman Sachs to conduct a study to enable Goldman Sachs to render the fairness opinion described above. Pursuant to the terms of this letter agreement, Hudson United agreed to pay Goldman Sachs a transaction fee of $425,000, which was paid in cash at the time of delivery of the opinion. Hudson United also agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Opinion of Keefe, Bruyette & Woods, Inc.

         JeffBanks engaged Keefe, Bruyette & Woods, Inc. to act as its exclusive financial advisor in connection with the merger. KBW agreed to assist JeffBanks in analyzing, structuring, negotiating and effecting a transaction with Hudson United. JeffBanks selected KBW because it is a nationally recognized investment-banking firm with substantial experience in transactions similar to the merger and is familiar with JeffBanks and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

         As part of its engagement, representatives of KBW attended the meeting of JeffBanks board of directors on June 28, 1999 at which the JeffBanks Board considered and approved the merger agreement. At the June 28, 1999 meeting, KBW rendered an oral opinion (subsequently confirmed in writing) that, as of that date, the exchange ratio was fair to JeffBanks and its shareholders from a financial point of view. That opinion was reconfirmed in writing as of the date of this joint proxy statement-prospectus.

         The full text of KBW's updated written opinion is attached as part of Appendix A to this joint proxy statement-prospectus and is incorporated in it by reference. JeffBanks shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

         KBW's opinion is directed to the JeffBanks Board and addresses only the exchange ratio. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any JeffBanks shareholder as to how the shareholder should vote at JeffBanks' meeting with respect to the merger or any matter related thereto.

         In rendering its opinion, KBW:

o        reviewed, among other things,

o        the merger agreement,

o annual reports to shareholders and annual reports on Form 10-K of Hudson United,

o annual reports to shareholders and annual reports on Form 10-K of JeffBanks,

o        quarterly reports on Form 10-Q of Hudson United Bancorp,

o        quarterly reports on Form 10-Q of JeffBanks, and

o certain internal financial analyses and forecasts for JeffBanks and Hudson United prepared by management;

o held discussions with members of senior management of Hudson United and JeffBanks regarding

o        past and current business operations,

o        regulatory relationships,

o        financial condition, and

o        future prospects of the respective companies;

o compared certain financial and stock market information for Hudson United and JeffBanks with similar information for certain other companies with publicly traded securities;

o reviewed the financial terms of certain recent business combinations in the banking industry; and

o        performed other studies and analyses that it considered appropriate.

         The projections furnished to KBW and used by it in certain of its analyses were prepared by the senior management of JeffBanks. JeffBanks does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

         The following is a summary of the material analyses presented by KBW to the JeffBanks Board on June 28, 1999 in connection with its June 28, 1999 opinion:

         Transaction Summary. KBW calculated the merger consideration to be paid pursuant to the exchange ratio as a multiple of JeffBanks' book value, 1998 actual (excluding non-recurring charges and gains) and 1999 estimated earnings. This computation assumed the estimates of JeffBanks' earnings per share of $1.47 in 1998 (excluding non-recurring charges and gains) and $1.60 in 1999, and an exchange ratio of 0.95 Hudson United share for each JeffBanks share. Based on those assumptions, this analysis indicated that JeffBanks shareholders would receive shares of Hudson United common stock worth $33.01 for each share of JeffBanks common stock held, and that this amount would represent a multiple of
2.81 times book value per share and 20.63 times estimated 1999 earnings per share.

         Discounted Cash Flow Analysis. KBW estimated the present value of future cash flows that would accrue to a holder of a share of JeffBanks common stock assuming that the shareholder held the stock for five years and then sold it. The analysis was based on earnings forecasts prepared by management on a stand-alone, independent basis for 1999 and annual net income growth rates from 6.0% to 14.0% for the years 2000 through 2003. A 39.0% dividend payout ratio was assumed for JeffBanks through the year 2003. JeffBanks' value in the event of a sale was determined by using terminal P/E multiples from 20.0 times to 25.0 times. The terminal value and the dividends received were discounted at a rate of 12.0%. This rate was selected because, in KBW's experience, it represents the risk-adjusted rates of return that investors in securities such as the common stock of JeffBanks would require. On the basis of these assumptions, KBW calculated a range of present values ranging from $25.43 to $41.22. These values were compared to the $33.01 offer from Hudson United.

         KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of JeffBanks common stock.

         Selected Transaction Analysis. KBW reviewed certain financial data related to comparable bank transactions which were nationwide bank transactions from June 1, 1998 to June 27, 1999 with transaction values between $150 million and $1 billion.

         KBW compared multiples of price to various factors for the Hudson United-JeffBanks merger to the same average multiples for this comparable group's mergers at the time those mergers were announced. The results were as follows:


                                                               Multiple of Price to Factor

               Factor Considered                 Comparable Group Average                  Hudson United-JeffBanks Merger
               -----------------                 ------------------------                  ------------------------------
Recurring Trailing 12 Months Earnings                            24.6x                                  22.5x
Book Value                                                       3.0x                                   2.8x
Tangible Book Value                                              3.4x                                   2.9x


         KBW then compared multiples of price to various factors for the Hudson United-JeffBanks merger to the same average multiples for this comparable group's mergers adjusted to reflect changes in the buyers' stock prices. The results were as follows:


                                                               Multiple of Price to Factor

              Factor Considered                       Comparable Group Average            Hudson United-JeffBanks Merger
              -----------------                       ------------------------            ------------------------------
Recurring Trailing 12 Months Earnings                           22.5x                                  22.5x
Stated Book Value                                               2.7x                                   2.8x
Estimated Tangible Book Value                                   3.1x                                   2.9x


         No company or transaction used as a comparison in the above analysis is identical to Hudson United, JeffBanks or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

         Selected Peer Group Analysis. KBW compared the financial performance and market performance of Hudson United to those of a group of comparable holding companies. The comparisons were based on:

o        various financial measures, including
o        earnings performance,
o        operating efficiency,
o        capital adequacy and
o        asset quality and

o        various measures of market performance, including
o        market/book values,
o        price to earnings and
o        dividend yields.

To perform this analysis, KBW used the financial information as of and for the quarter ended March 31, 1999 and market price information as of June 25, 1999. The companies in the peer group were selected U.S. regional banks that had total market capitalization ranging from $1.2 to $6.1 billion.

         KBW's  analysis  showed  the  following   concerning   Hudson  United's
financial performance:


               Performance Measure                           Hudson United                   Peer Group Averages
               -------------------                           -------------                   -------------------
Return on Equity, annualized                                     23.1%                             18.86%
Return on Assets, annualized                                     1.47%                              1.51%
Net Interest Margin, annualized                                  4.02%                              4.23%
Efficiency Ratio, annualized                                     50.16%                            53.25%
Tangible Equity / Assets                                         4.92%                              6.94%
Non-Performing Assets to Total Loans and Other
Real Estate Owned                                                 .59%                              .49%
Loan Loss Reserve to Average Loans                                284%                              413%


         KBW's analysis showed the following concerning Hudson United's market performance:


               Performance Measure                           Hudson United                   Peer Group Averages
               -------------------                           -------------                   -------------------
Price to Earnings Multiple, based on 1999                        14.13x                            14.88x
estimated earnings
Price to Earnings Multiple, based on 2000                        12.32x                            13.48x
estimated earnings
Price to Book Multiples                                          3.21x                              2.83x
Price to Tangible Book Multiples                                 3.87x                              3.10x
Dividend Yield                                                   2.88%                              2.98%


For purposes of the above calculations, all earnings estimates are based upon the KBW estimates for Hudson United.

         Contribution Analysis. KBW analyzed the relative contribution of each of Hudson United and JeffBanks to certain pro forma balance sheet and income statement items of the combined entity. The contribution analysis showed:

         JeffBanks Contribution To:
                  Combined Common Equity                      23.7%
                  Annualized Recurring Net Income
                     without Cost Savings                     13.7%
                  Combined Total Assets                       19.3%
         JeffBanks Estimated Pro Forma Ownership              20.9%

KBW compared the relative contribution of the balance sheet and income statement items with the estimated pro forma ownership for JeffBanks shareholders based on an exchange ratio of 0.95.

         Other Analyses. KBW reviewed the relative financial and market performance of JeffBanks and Hudson United compared to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Hudson United.

         In connection with its opinion dated as of the date of this joint proxy statement-prospectus, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection with them. KBW did not perform any analyses in addition to those described above in updating its June 28, 1999 opinion.

         KBW has not independently verified the information described above and for purposes of its opinion has assumed the accuracy, completeness and fairness of the information. With respect to information included in the joint prospectus of JeffBanks and Hudson United, KBW has assumed that such information reflects the best currently available estimates and judgments of the managements of JeffBanks and Hudson United, respectively, as to the likely future financial performance of JeffBanks and Hudson United. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for Hudson United and JeffBanks are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property of Hudson United or JeffBanks, and did not examine any individual credit files.

         The JeffBanks Board has retained KBW as an independent contractor to act as financial advisor to JeffBanks regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, JeffBanks and Hudson United. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of JeffBanks and Hudson United for KBW's own account and for the accounts of its customers.

         JeffBanks and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. JeffBanks has agreed to pay KBW, at the time of closing, a cash fee of $3.2 million. Pursuant to the KBW engagement agreement, JeffBanks also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.


Resale Considerations Regarding Hudson United Common Stock

         The shares of Hudson United common stock that will be issued if the merger is consummated have been registered under the Securities Act of 1933. These registered shares will be freely transferable, except for shares received by persons, including directors and executive officers of JeffBanks, who may be deemed to be "affiliates" of JeffBanks under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is generally a person who "controls" the issuer. Directors, executive officers and 10% shareholders may be deemed to control the issuer. Affiliates may not sell their shares of Hudson United common stock acquired pursuant to the merger, except pursuant to an effective registration statement under the Securities Act, or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

         Persons who may be deemed "affiliates" of JeffBanks have delivered letters to Hudson United in which they have agreed to certain restrictions on their ability to transfer, whether by sale or otherwise, any JeffBanks common stock owned by them and any Hudson United common stock acquired by them in the merger. Hudson United required these restrictions in order to comply with the accounting rules governing a pooling-of-interests, and to comply with Rule 145 under the Securities Act. These persons have agreed not to transfer the shares during a period which begins 30 days before the merger is completed and ends when Hudson United publishes financial results covering at least 30 days of post-merger combined operations of Hudson United and JeffBanks. Those persons have also agreed not to transfer their shares before that restricted period without giving Hudson United advance notice and an opportunity to object if the transfer would interfere with pooling-of-interests accounting for the merger. These persons have also agreed to refrain from transferring Hudson United common stock acquired by them in the merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of Hudson United common stock acquired by these persons in the merger will bear a legend stating that the shares are restricted in accordance with the letter signed by them and may not be transferred except in compliance with such restrictions.

         Persons who may be deemed "affiliates" of Hudson United have also delivered letters to Hudson United in which they have agreed not to transfer Hudson United common stock beneficially owned by them in violation of the pooling-of-interests restrictions set forth above with respect to JeffBanks.

Conditions to the Merger

         The obligation of each party to consummate the merger is subject to satisfaction or waiver of certain conditions, including:

o approval of the merger agreement by the shareholders of JeffBanks and Hudson United;

o receipt of all necessary consents, approvals and authorizations from federal and state government authorities;

o        absence  of  any  litigation   that  would  restrain  or  prohibit  the
         consummation of the merger;

o        receipt  of a  letter  from  Hudson  United's  independent  accountants
         regarding   qualification   of  the  merger  for   pooling-of-interests
         accounting treatment; and

o receipt of another opinion of Pitney, Hardin, Kipp & Szuch at closing regarding the tax-free nature of the merger. If this condition is waived, i.e., if the merger is not necessarily tax-free but Hudson United and JeffBanks wish to consummate it anyway, JeffBanks will resolicit its shareholders' vote on the merger.

         The obligation of Hudson United to consummate the merger is also conditioned on, among other things:

o continued accuracy in all materials respects of the representations and warranties of JeffBanks contained in the merger agreement; and

o performance by JeffBanks, in all material respects, of its obligations under the merger agreement.

         The   obligation  of  JeffBanks  to  consummate   the  merger  is  also
conditioned on, among other things:

o continued accuracy in all materials respects of the representations and warranties of Hudson United contained in the merger agreement; and

o performance by Hudson United, in all material respects, of its obligations under the merger agreement.

Conduct of Business Pending the Merger

         The merger agreement requires JeffBanks to conduct its business until the merger takes effect only in the ordinary course of business and consistent with prudent business practices, except as permitted under the merger agreement or with the written consent of Hudson United. Under the merger agreement, JeffBanks has agreed not to take certain actions without the prior written consent of Hudson United or unless permitted by the merger agreement, including, among other things, the following:

o change any provision of its charter, bylaws or similar governing documents;

o issue new stock, grant an option, or declare, set aside or pay any dividend other than JeffBanks' regular quarterly cash dividends up to $0.62 per share;

o grant anyone severance or termination pay or enter into or amend any employment agreement;

o adopt any new employee benefit plan, or award any increase in compensation or benefits;

o file any applications or make any contracts regarding branching or site location or relocation;

o agree to acquire any business or entity (other than to foreclose on collateral for a defaulted loan);

o make any material change in its accounting methods or practices not required by generally accepted accounting principles;

o take any action that would cause any of its representations or warranties in the merger agreement to be materially untrue or incorrect at the time the merger becomes effective; and

o make or commit to make any new loan in excess of $5,000,000, except for certain loans and residential mortgage loans made in the ordinary course of business.

         Under the merger agreement, JeffBanks cannot encourage or solicit or hold discussions or negotiations with, or provide any information to, anyone other than Hudson United concerning any (1) merger, (2) sale of stock, (3) sale of substantial assets or liabilities outside the ordinary course of business or
(4) similar transactions. However, JeffBanks may enter into discussions or negotiations or provide any information in connection with an unsolicited possible transaction of this sort if the JeffBanks Board, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that it should take such actions. JeffBanks has agreed to promptly communicate to Hudson United the terms of any proposal it may receive with respect to any such acquisition transaction. This restriction, along with the option described in the following section, may deter other potential acquirors of JeffBanks.

Stock Option to Hudson United for JeffBanks Shares

         As a condition to Hudson United entering into the merger agreement, Hudson United required that JeffBanks grant Hudson United a stock option designed to deter other companies from attempting to acquire control of JeffBanks. The option gives Hudson United the right to purchase for $26.00 per share up to 1,212,706 shares of JeffBanks common stock, representing approximately 11.5% of the outstanding JeffBanks shares on the date the option was granted. The option is exercisable only if certain specific triggering events occur and the merger does not occur. Hudson United has no right to vote the shares covered by the option before its exercise.

         Hudson United could recognize a gain if it exercises the option and resells the shares it acquires for more than the exercise price. The option agreement also gives Hudson United the right, under certain specified circumstances, to require JeffBanks to repurchase the option from Hudson United (or repurchase the shares acquired by Hudson United upon exercise of the option). The option may deter other potential acquirors of JeffBanks, because it would probably increase the cost of acquiring all the shares of JeffBanks common stock. Hudson United's exercise of the option could also make pooling-of-interests accounting treatment unavailable to another potential acquiror. The agreement granting the option appears as Appendix B to this document.

Employee Matters

         After the merger is completed, Hudson United will honor JeffBanks' existing employment agreements. Before the end of September 1999, JeffBanks and Hudson United will use their best efforts to inform JeffBanks' employees of the likelihood of their continuing employment with Hudson United. Any JeffBanks' employee whose employment is discontinued by Hudson United, other than for cause, within six months of the merger will receive a severance payment of one week's pay for each full year of service to JeffBanks, with a minimum of two weeks' and a maximum of 26 weeks' severance. In addition, Hudson United will pay the cost of out-placement services for these employees, up to a total of $50,000. JeffBanks' employees who become employees of Hudson United will be entitled to participate in Hudson United's employee benefit plans and, for participation and vesting purposes, will receive credit for their years of service to JeffBanks.

Representations, Warranties and Covenants

         The merger agreement contains customary mutual representations and warranties, as well as covenants, relating to, among other things:

o        corporate organization and similar corporate matters;

o        authorization, execution and enforceability of the merger agreement;

o the accuracy of information contained in each party's filings with the SEC;

o the accuracy of information supplied by each party in creating this document;

o        compliance with applicable laws;

o        the absence of material litigation;

o        certain bank regulatory matters;

o the absence of certain material changes or events since December 31, 1998;

o        the adequacy of loan loss reserves; and

o each party's preparations to have its data processing systems be Year 2000 compliant.

Regulatory Approvals

         Completion of the merger is subject to obtaining all the necessary regulatory approvals. The Jefferson Bank and Jefferson Bank of New Jersey mergers require approvals from the FDIC, the New Jersey Department of Banking and Insurance and the Pennsylvania Department of Banking. Approval by any and all bank regulators, however, does not constitute an endorsement of the merger or a determination that the terms of the merger are fair to JeffBanks shareholders or Hudson United shareholders.

         Hudson United filed applications for approval with the FDIC on July 12, 1999 and with the New Jersey Department of Banking and Insurance and the Pennsylvania Department of Banking on July 13, 1999. Hudson United also corresponded with the Federal Reserve Board on July 13, 1999, to obtain from the Federal Reserve Board a confirmation that it will waive its approval requirement to complete the merger based upon the FDIC approval. A waiver letter or an approval from the Federal Reserve Board is necessary before the merger can be completed. While Hudson United and JeffBanks anticipate receiving the necessary regulatory approvals, we can give no assurance that they will be granted, or that they will be granted on a timely basis without conditions unacceptable to Hudson United or JeffBanks.

Management and Operations After the Merger

         As a result of the merger, JeffBanks will be merged with Hudson United, with Hudson United as the surviving entity. Immediately following the merger, Jefferson Bank and Jefferson Bank of New Jersey will both be merged with and into Hudson United Bank, with Hudson United Bank as the surviving entity. Hudson United Bank will continue to operate as a wholly-owned subsidiary of Hudson United.

         Hudson United expects that, for a period of at least three years after the merger, Hudson United Bank will operate a separate division to be known as the Jefferson Bank Division of Hudson United Bank. The division will be responsible for the former business banking operations of JeffBanks' subsidiary banks and the southern New Jersey branches of Hudson United Bank. The division will also be responsible for the residential mortgage lending and consumer lending operations of Hudson United Bank. Hudson United will cause the appointment of Betsy Z. Cohen as Chairperson and Chief Executive Officer of the new division, and Robert B. Goldstein as President and Chief Operating Officer of the new division. Mrs. Cohen is currently Chairperson and Chief Executive
Officer of JeffBanks, and Mr. Goldstein is currently President and Chief Operating Officer of JeffBanks and of Jefferson Bank. All current JeffBanks directors will be invited to serve as advisory directors for the new division.

         Hudson United has agreed to appoint Mrs. Cohen and William H. Lamb as directors of Hudson United when the merger occurs. Mr. Lamb is currently a JeffBanks director. At Hudson United's next annual shareholders' meeting, Mrs. Cohen will be nominated to serve for a three-year term. Hudson United has also agreed to appoint three persons designated by JeffBanks and reasonably acceptable to Hudson United as directors of Hudson United Bank when the merger occurs.

Exchange of Certificates

         When the merger takes effect, no one will any longer have any rights as a JeffBanks shareholder. Certificates that represented shares of JeffBanks common stock automatically will represent the shares of Hudson United common stock based on the exchange ratio.

         Promptly after the merger takes effect, Hudson United's exchange agent will send written instructions and a letter of transmittal to each JeffBanks shareholder, indicating how to exchange JeffBanks stock certificates for the Hudson United stock certificates. JeffBanks shareholders should not send in their stock certificates until they receive instructions from the exchange agent.

         Each share of Hudson United common stock issued in exchange for JeffBanks common stock will be deemed to have been issued at the time the merger becomes effective. Thus, JeffBanks shareholders who receive Hudson United common stock in the merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of Hudson United common stock as of any date on or after the time the merger becomes effective. However, no dividend or other distribution will actually be paid with respect to any shares of Hudson United common stock until the certificates formerly representing shares of JeffBanks common stock have been surrendered, at which time Hudson United will pay any accrued dividends and other distributions on such shares without interest. See "Consideration; Exchange Ratio; Cash Instead of Fractional Shares" on page 30.

         JeffBanks shareholders, promptly after they surrender their JeffBanks stock certificates to the exchange agent, will receive a certificate representing the full number of shares of Hudson United common stock into which their shares of JeffBanks common stock have been converted together with a check for the amount of the fractional share interest, if any.

Amendments

         Hudson United and JeffBanks may amend the merger agreement by mutual written consent at any time prior to the merger. However, an amendment which reduces the amount or changes the form of consideration to be received by JeffBanks shareholders cannot be made following adoption of the merger agreement by those shareholders without their approval.

Terminating the Merger Agreement

         JeffBanks and Hudson United may terminate the merger agreement at any time by mutual consent.

         Either JeffBanks or Hudson United may terminate the merger agreement for certain reasons, including the following:

o        the merger has not been completed by April 30, 2000;

o JeffBanks or Hudson United shareholders fail to approve the merger agreement at their meetings; or

o a regulatory approval needed to complete the merger has been denied or withdrawn.

         Hudson United may terminate the merger agreement if:

o there has been a material adverse change in JeffBanks' business, operations, assets or financial condition since December 31, 1998;

o        JeffBanks materially breaches the merger agreement; or

o a regulatory approval needed to complete the merger is given with conditions which materially impair the value of JeffBanks to Hudson United.

         JeffBanks may terminate the merger agreement if:

o there has been a material adverse change in Hudson United's business, operations, assets or financial condition since December 31, 1998 (which excludes the effects of any pending acquisition by Hudson United);

o        Hudson United materially breaches the merger agreement; or

o the JeffBanks board of directors approves another acquisition transaction after determining, upon the advice of counsel, that the approval was necessary in the exercise of the board's fiduciary obligations (which would cause a triggering event under the stock option granted to Hudson United).

         Upon a termination of the merger agreement, the merger and other transactions contemplated by the merger agreement will be abandoned without further action by any party and each party will bear its own expenses.

Special Termination Provisions

         The merger agreement also contains provisions designed to let the JeffBanks Board terminate the agreement upon a "Termination Event," which is when both of the following occurs:

o the price of Hudson United common stock falls by more than 30% from its level on June 25, 1999, which was $34.6563,

                                       and

o the percentage drop in the price of Hudson United common stock is at least 20% more than the percentage drop in an index of 17 comparable bank stocks.

For example, if the bank stock index falls by 12%, Hudson United common stock would have to fall by more than 32% for the second test to be met.

         Hudson United may override the termination by increasing the exchange ratio to a level that would give JeffBanks shareholders consideration with the minimum value they could have received without triggering the termination provisions.

         It is not possible to know whether a Termination Event will occur before the JeffBanks shareholders vote at the JeffBanks meeting. We cannot assure you either that the JeffBanks Board would exercise its right to terminate the merger agreement if a Termination Event occurs, or that Hudson United would increase the exchange ratio to override any such termination by JeffBanks.

         The JeffBanks Board has not determined if it would exercise its right to terminate the merger agreement upon a Termination Event. Similarly, the Hudson United Board has not determined if it would increase the exchange ratio to override any termination by JeffBanks upon a Termination Event. In making these determinations, each board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances that exist at the time and would consult with its financial advisors and legal counsel. By approving the merger agreement, the shareholders of JeffBanks will give the JeffBanks Board the power, consistent with its fiduciary duties, to complete the merger following a Termination Event without any further action by, or resolicitation of, the JeffBanks shareholders, regardless of whether the exchange ratio is increased. By approving the merger agreement, the shareholders of Hudson United will give the Hudson United Board the power, consistent with its fiduciary duties, to increase the exchange ratio and complete the merger following a Termination Event and a JeffBanks termination without any further action by, or resolicitation of, the Hudson United shareholders.

         The operation of these special termination provisions can be explained using the following definitions:

         "Determination Date"-- the fifth business day prior to the scheduled closing date for the merger. Unless the parties agree on a different date, Hudson United will schedule the closing date in a notice to JeffBanks. Hudson United must schedule the closing on a date which is at least seven but not more than ten days after all material conditions to closing the merger have been met.

         "Determination Price" -- the median of the closing prices for Hudson United common stock for the ten trading days ending with the Determination Date. The median will be determined by discarding the four highest and four lowest closing prices for Hudson United common stock during the ten-day pricing period and then averaging the remaining two closing prices.

         "Hudson United Average Starting Date Price" -- the average of high and low sale price of Hudson United common stock on June 25, 1999 (i.e., $34.6563), adjusted to reflect any stock split, stock dividend or similar event affecting Hudson United common stock through the closing of the merger.

         "Hudson United Floor Price" -- 30% less than the Hudson United Average Starting Date Price (i.e., $24.2594).

         "Hudson   United  Ratio"  --  the  number   obtained  by  dividing  the
Determination Price by the Hudson United Average Starting Date Price.

         "Index Price" -- the number obtained using the index of 17 financial institutions set forth on Exhibit A to the merger agreement. As noted on Exhibit A to the merger agreement, a financial institution will be removed from the index (and treated as though it was never included in the index) if the common stock of that institution ceases to be publicly traded or there is a public announcement of a proposal for the institution to be acquired or for the institution to acquire another company or companies in transactions with a value exceeding 25% of the acquirer's market capitalization.

         "Index Ratio" -- the number obtained by dividing the Index Price on the Determination Date by the Index Price on June 25, 1999, and then subtracting 0.20.

         Using these definitions, there is a "Termination Event" only if both of the following are true:

o        The Determination Price is less than the Hudson United Floor Price

                                       and

o        The Hudson United Ratio is less than the Index Ratio.

         Under the merger agreement, JeffBanks has three business days following the Determination Date to exercise its termination rights based on a Termination Event. Hudson United then has two business days to override the termination, if it so chooses, by increasing the exchange ratio so that it equals the lesser of the following two amounts:

o a number (rounded to four decimals) equal to a fraction in which the numerator is the Hudson United Floor Price multiplied by the exchange ratio then in effect and the denominator is the Determination Price, and

o a number (rounded to four decimals) equal to a fraction in which the numerator is the Index Ratio multiplied by the exchange ratio then in effect and the denominator is the Hudson United Ratio.

Accounting Treatment of the Merger

         Hudson United expects to account for the merger under the pooling of interests method of accounting in accordance with generally accepted accounting principles. Each party's obligation to consummate the merger is conditioned upon Hudson United's receiving a letter from its independent public accountants that the merger qualifies for such accounting treatment.

         Under pooling-of-interests accounting treatment, as of the time the merger becomes effective the assets and liabilities of JeffBanks would be added to those of Hudson United at their recorded book values and the stockholders' equity accounts of Hudson United and JeffBanks would be combined on Hudson United's consolidated balance sheet. On a pooling-of-interests accounting basis, income and other financial statements of Hudson United issued after the merger is completed would be restated retroactively to reflect the consolidated combined financial position and results of operations of Hudson United and JeffBanks as if the merger had taken place before the periods covered by such financial statements. The pro forma financial information contained in this joint proxy statement-prospectus has been prepared using the pooling-of-interests accounting method to account for the merger. See "Pro Forma Financial Information" beginning on page 57.

         Both the pooling-of-interests and purchase methods of accounting are acceptable methods of recording business combinations. However, they are not alternative choices in accounting for the same transaction. If all the criteria for recording a transaction as a pooling are met, the transaction must be so recorded. The method of accounting for a business combination can have a significant effect on the reported earnings and financial condition of a company.

Federal Income Tax Consequences

         The following is a discussion of the material federal income tax consequences of the merger. The discussion may not apply to special situations, such as those of any JeffBanks shareholders

o who received Hudson United common stock upon the exercise of employee stock options or otherwise as compensation,

o that hold JeffBanks common stock as part of a "straddle" or "conversion transaction", or

o        that   are   insurance   companies,   securities   dealers,   financial
         institutions or foreign persons.

         This discussion does not address any aspects of state, local or foreign taxation. It is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations. All of these are subject to change by legislation, administrative action or judicial decision, and the changes could have retroactive effects. No ruling has been or will be requested from the Internal Revenue Service on any tax matter relating to the tax consequences of the merger.

         As an exhibit to the Registration Statement of which this joint proxy statement-prospectus is a part, Pitney, Hardin, Kipp & Szuch, counsel to Hudson United, has advised Hudson United and JeffBanks in an opinion dated the date of this joint proxy statement-prospectus that:

o The merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

o        JeffBanks will not recognize any gain or loss.

o JeffBanks shareholders will not recognize any gain or loss for federal income tax purposes upon the exchange in the merger of shares of JeffBanks common stock solely for Hudson United common stock, except with respect to cash received instead of a fractional share interest in Hudson United common stock.

o The basis of Hudson United common stock received in the merger by JeffBanks shareholders will be the same as the basis of the shares of JeffBanks common stock that they surrendered in exchange therefor.

o The holding period of Hudson United common stock will include the holding period during which the shares of JeffBanks common stock surrendered in exchange were held by the JeffBanks shareholder, provided those shares of JeffBanks common stock were held as capital assets.

o Cash received by a holder of JeffBanks common stock instead of a fractional share interest in Hudson United common stock will be treated as received in exchange for such fractional share interest. If the fractional share would have constituted a capital asset in hands of that holder, the holder generally should recognize a capital gain or loss equal to the amount of cash received, less the portion of the adjusted tax basis in JeffBanks common stock allocable to the fractional share interest.

         Consummation of the merger is conditioned, among other things, on receipt by each of Hudson United and JeffBanks of an opinion of Pitney, Hardin, Kipp & Szuch, dated the closing date of the merger, to the same effect. If this condition is waived, i.e., if the merger is not necessarily tax-free but Hudson United and JeffBanks wish to consummate it anyway, JeffBanks will resolicit its shareholders' vote on the merger.

         The opinions of Pitney, Hardin, Kipp & Szuch summarized above are or will be based, among other things, on representations contained in certificates of officers of JeffBanks and Hudson United.

         Because certain tax consequences of the merger may vary depending upon the particular circumstances of each holder of JeffBanks common stock and other factors, each JeffBanks shareholder is urged to consult his or her own tax advisor to determine the particular tax consequences to the shareholder of the merger, including the application and effect of state and local income and other tax laws.

No Dissenters' Rights

         Under applicable New Jersey and Pennsylvania law, neither Hudson United nor JeffBanks shareholders have dissenters' rights of appraisal in connection with the merger.

                         PRO FORMA FINANCIAL INFORMATION


         Presented on the following page is a pro forma combined condensed balance sheet of Hudson United and JeffBanks at March 31, 1999, giving effect to the merger as if it had been consummated at such date. Also presented are the pro forma combined condensed statements of income for the three-month period ended March 31, 1999 and for the years ended December 31, 1998, 1997 and 1996. The unaudited pro forma financial information is based on the historical financial statements of Hudson United and JeffBanks after giving effect to the merger under the pooling-of-interests method of accounting and based upon the assumptions and adjustments contained in the accompanying notes to pro forma combined condensed financial statements.

         The unaudited pro forma financial information has been prepared by Hudson United's management based upon the historical financial statements and related notes thereto of Hudson United and JeffBanks, which are incorporated herein by reference. The unaudited pro forma financial information should be read in conjunction with those historical financial statements and notes. The pro forma combined information does not include the effect of the pending merger of Hudson United with Southern Jersey Bancorp, or the pending acquisition of loans and deposits from Advest Bank or the recently completed acquisition of Little Falls Bancorp. The historical amounts presented in future financial statements of Hudson United for periods reported in this joint proxy statement-prospectus will differ and in certain cases will differ materially as a result of the effects of accounting for the merger and the pending acquisition of Southern Jersey, when consummated, as pooling-of-interests. See "Certain Information Regarding Hudson United - Recent Developments" on page 21.

         The pro forma financial data is not necessarily indicative of the actual financial results that would have occurred had the merger been consummated as of the beginning of the periods for which the data is presented and should not be construed as being representative of future periods.



Pro forma Unaudited Combined Condensed Balance Sheet As of March 31, 1999 ($ in thousands, except per share data)


                                                        Hudson United                        Pro forma         Pro forma
  Assets                                                   Bancorp          JeffBanks       Adjustments        Combined
                                                        ---------------   --------------   --------------    --------------
  Cash and due from banks                               $      242,368    $      59,662    $          --    $      302,030
  Federal funds sold                                             8,819           23,000               --            31,819
  Securities                                                 3,064,880          286,568               --         3,351,448
  Assets held for sale                                              --           16,226               --            16,226
  Loans                                                      3,424,314        1,248,535               --         4,672,849
  Less:  Allowance for loan losses                             (54,504)         (11,930)              --           (66,434)
                                                        ---------------   --------------   --------------    --------------
         Total Loans                                         3,369,810        1,236,605               --         4,606,415
                                                        ---------------   --------------   --------------    --------------
  Other assets                                                 275,253           57,125               --           332,378
  Intangibles, net of amortization                              84,937            5,281               --            90,218
                                                        ---------------   --------------   --------------    --------------
         Total Assets                                   $    7,046,067    $   1,684,467    $          --     $   8,730,534
                                                        ===============   ==============   ==============    ==============

  Liabilities and Stockholders' Equity
  Deposits:
  Non-interest bearing                                  $      870,506    $     205,528    $          --      $  1,076,034
         Interest bearing                                    4,061,461        1,039,084               --         5,100,545
                                                        ---------------   --------------   --------------    --------------
             Total deposits                                  4,931,967        1,244,612                          6,176,579
                                                        ---------------   --------------   --------------    --------------
  Borrowings                                                 1,292,644          228,648               --         1,521,292
  Other liabilities                                            194,287           20,998               --           215,285
                                                        ---------------   --------------   --------------    --------------
                                                             6,418,898        1,494,258               --         7,913,156
  Subordinated debt                                            100,000           31,920               --           131,920
  Company-obligated mandatorily redeemable
         preferred securities                                  100,000           25,300               --           125,300
                                                        ---------------   --------------   --------------    --------------
             Total Liabilities                               6,618,898        1,551,478               --         8,170,376
                                                        ===============   ==============   ==============    ==============
  Stockholders' Equity:
         Preferred stock                                            --               --               --                --
         Common stock                                           72,246           10,512            7,244            90,002
         Additional paid in capital                            262,855           97,563           (7,244)          353,174
         Retained earnings                                     128,030           24,359               --           152,389
         Treasury Stock                                        (34,484)              --               --           (34,484)
         Employee stock awards & ESOP shares                    (2,243)              --               --            (2,243)
         Accumulated other comprehensive income                    765              555               --             1,320
                                                        ---------------   --------------   --------------    --------------
             Total Stockholders' Equity                        427,169          132,989               --           560,158
                                                        ---------------   --------------   --------------    --------------
         Total Liabilities and Stockholders' Equity     $    7,046,067    $   1,684,467    $          --     $   8,730,534
                                                        ===============   ==============   ==============    ==============

  Common shares outstanding (in thousands)                      39,574           10,512                             49,560
  Book value per common share                           $        10.79    $       12.65                       $      11.30



See notes to pro forma financial information.

Pro forma Unaudited Combined Condensed Statements of Income For the Three Months Ended March 31, 1999 ($ in thousands, except per share data)


                                                     Hudson
                                                     United                                  Pro forma
                                                     Bancorp             JeffBanks            Combined
                                                  --------------       --------------       -------------
  Interest on loans                                 $    68,862          $    25,655          $   94,517
  Interest on securities                                 41,956                4,425              46,381
  Other interest income                                     324                  238                 562
                                                  --------------       --------------       -------------
         Total Interest Income                          111,142               30,318             141,460
                                                  --------------       --------------       -------------
  Interest on deposits                                   31,984               11,476              43,460
  Interest on borrowings                                 16,611                3,766              20,377
                                                  --------------       --------------       -------------
         Total Interest Expense                          48,595               15,242              63,837
                                                  --------------       --------------       -------------
  Net Interest Income before
    provision for loan loss                              62,547               15,076              77,623
  Provision for loan loss                                 2,500                1,455               3,955
                                                  --------------       --------------       -------------
  Net Interest Income after
    provision for loan loss                              60,047               13,621              73,668
  Non-interest income                                    17,479                4,094              21,573
  Non-interest expense                                   39,679               12,824              52,503
                                                  --------------       --------------       -------------
  Income before income taxes                             37,847                4,891              42,738
  Income tax provision                                   13,246                  997              14,243
                                                  --------------       --------------       -------------
         Net income                                  $   24,601            $   3,894           $  28,495
                                                  ==============       ==============       =============

  Earnings per share:
         Basic                                       $     0.62            $    0.37           $    0.57
         Diluted                                           0.61                 0.36                0.56

  Weighted Average Common Shares:
             (in thousands)
         Basic                                           39,983               10,482              49,941
         Diluted                                         40,596               10,953              51,001



See notes to pro forma financial information.

Pro forma Unaudited Combined Condensed Statements of Income For the Year Ended December 31, 1998 ($ in thousands, except per share data)


                                                     Hudson
                                                     United                                  Pro forma
                                                     Bancorp             JeffBanks            Combined
                                                  --------------       --------------       -------------
  Interest on loans                                $    298,311         $     99,924         $   398,235
  Interest on securities                                162,783               21,025             183,808
  Other interest income                                   7,453                2,544               9,997
                                                  --------------       --------------       -------------
         Total Interest Income                          468,547              123,493             592,040
                                                  --------------       --------------       -------------
  Interest on deposits                                  161,077               48,858             209,935
  Interest on borrowings                                 53,276               14,862              68,138
                                                  --------------       --------------       -------------
         Total Interest Expense                         214,353               63,720             278,073
                                                  --------------       --------------       -------------
  Net Interest Income before
    provision for loan loss                             254,194               59,773             313,967
  Provision for loan loss                                14,374                5,963              20,337
                                                  --------------       --------------       -------------
  Net Interest Income after
    provision for loan loss                             239,820               52,810             293,630
  Non-interest income                                    33,299               15,215              48,514
  Non-interest expense                                  232,096               53,593             285,689
                                                  --------------       --------------       -------------
  Income before income taxes                             41,023               15,432              56,455
  Income tax provision                                   17,872                4,000              21,872
                                                  --------------       --------------       -------------
         Net income                                 $    23,151          $    11,432          $   34,583
                                                  ==============       ==============       =============

  Earnings per share:
         Basic                                      $      0.57          $      1.11          $     0.69
         Diluted                                    $      0.56          $      1.04          $     0.66

  Weighted Average Common Shares:
             (in thousands)
         Basic                                           40,640               10,301              50,426
         Diluted                                         41,696               10,956              52,104


See notes to pro forma financial information.

Pro forma Unaudited Combined Condensed Statements of Income For the Year Ended December 31, 1997 ($ in thousands, except per share data)


                                                     Hudson
                                                     United                                  Pro forma
                                                     Bancorp             JeffBanks            Combined
                                                  --------------       --------------       -------------
  Interest on loans                                 $   306,800          $    87,794         $   394,594
  Interest on securities                                159,620               18,895             178,515
  Other interest income                                   4,795                3,931               8,726
                                                  --------------       --------------       -------------
         Total Interest Income                          471,215              110,620             581,835
                                                  --------------       --------------       -------------
  Interest on deposits                                  175,645               40,776             216,421
  Interest on borrowings                                 40,635               14,876              55,511
                                                  --------------       --------------       -------------
         Total Interest Expense                         216,280               55,652             271,932
                                                  --------------       --------------       -------------
  Net Interest Income before
    provision for loan loss                             254,935               54,968             309,903
  Provision for loan loss                                12,775                3,700              16,475
                                                  --------------       --------------       -------------
  Net Interest Income after
    provision for loan loss                             242,160               51,268             293,428
  Non-interest income                                    54,180               13,203              67,383
  Non-interest expense                                  181,308               46,570             227,878
                                                  --------------       --------------       -------------
  Income before income taxes                            115,032               17,901             132,933
  Income tax provision                                   45,205                4,570              49,775
                                                  --------------       --------------       -------------
         Net income                                $     69,827          $    13,331         $    83,158
                                                  ==============       ==============       =============

  Earnings per share:
         Basic                                     $       1.67          $      1.33          $     1.62
         Diluted                                   $       1.60          $      1.25          $     1.55

  Weighted Average Common Shares:
             (in thousands)
         Basic                                           41,362                9,660              50,539
         Diluted                                         43,635               10,317              53,436


See notes to pro forma financial information.

Pro forma Unaudited Combined Condensed Statements of Income For the Year Ended December 31, 1996 ($ in thousands, except per share data)



                                                     Hudson
                                                     United                                  Pro forma
                                                     Bancorp             JeffBanks            Combined
                                                  --------------       --------------       -------------
  Interest on loans                                $    287,671         $     86,145         $   373,816
  Interest on securities                                150,856               18,548             169,404
  Other interest income                                   3,987                2,407               6,394
                                                  --------------       --------------       -------------
         Total Interest Income                          442,514              107,100             549,614
                                                  --------------       --------------       -------------
  Interest on deposits                                  173,521               40,248             213,769
  Interest on borrowings                                 27,045               11,693              38,738
                                                  --------------       --------------       -------------
         Total Interest Expense                         200,566               51,941             252,507
                                                  --------------       --------------       -------------
  Net Interest Income before
    provision for loan loss                             241,948               55,159             297,107
  Provision for loan losses                              17,140               10,115              27,255
                                                  --------------       --------------       -------------
  Net Interest Income after
    provision for loan loss                             224,808               45,044             269,852
  Non-interest income                                    40,257               10,496              50,753
  Non-interest expense                                  204,679               46,222             250,901
                                                  --------------       --------------       -------------
  Income before income taxes                             60,386                9,318              69,704
  Income tax provision                                   23,490                4,238              27,728
                                                  --------------       --------------       -------------
         Net income                                $     36,896         $      5,080         $    41,976
                                                  ==============       ==============       =============

  Earnings per share:
         Basic                                     $       0.85         $       0.56          $     0.81
         Diluted                                   $       0.82         $       0.53          $     0.78

  Weighted Average Common Shares:
             (in thousands)
         Basic                                           42,402                8,775              50,738
         Diluted                                         44,990                9,247              53,775


See notes to pro forma financial information.

Notes to Pro Forma Financial Information

         (1) Pro forma information assumes the merger was consummated as of March 31, 1999 for the pro forma unaudited combined condensed balance sheet and as for the beginning of each of the periods indicated for the pro forma unaudited combined condensed statements of income. The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

         (2) It is assumed that the merger will be accounted for on a pooling-of-interests accounting basis, and accordingly, the related pro forma adjustments herein reflect, where applicable, an exchange ratio of 0.95 shares of Hudson United common stock for each of the 10,511,935 shares of JeffBanks common stock which were outstanding at March 31, 1999.

         (3) Anticipated cost savings net of expected merger-related expense and restructuring charges are not expected to be material and therefore the pro form financial information does not give effect to those items.

         (4) In summary, the pro forma financial information was adjusted for the merger by the (i) addition of 9,986,338 shares of Hudson United Common Stock with a stated value of $1.778 per share amounting to $17,755,709 and (ii) elimination of 10,511,935 shares of JeffBanks common stock with a par value of $1.00 per share amounting to $10,511,935.

         (5) Earnings per share data has been computed based on the combined historical net income applicable to common shareholders of Hudson United using historical weighted average shares outstanding of Hudson United common stock for the given period and the common stock to be issued in connection with the merger.

         (6) The pro forma information presented above does not reflect Hudson United's pending acquisitions of Southern Jersey Bancorp and retained assets and liabilities of Advest Bank or its recently completed acquisition of Little Falls Bancorp. See "Certain Information about Hudson United - Recent Developments" on page 21.

                   DESCRIPTION OF HUDSON UNITED CAPITAL STOCK

         The authorized capital stock of Hudson United presently consists of 54,636,350 shares of common stock and 10,609,000 shares of preferred stock. As of May 31, 1999, 40,633,204 shares of Hudson United common stock were issued and outstanding.

         Hudson United's certificate of incorporation gives the Board of Directors authority at any time to:

o divide the authorized but unissued shares of preferred stock into series;

o        determine  the  designations,   number  of  shares,   relative  rights,
         preferences and limitations of any series of preferred stock;

o        increase the number of shares of any preferred series; and

o decrease the number of shares in a preferred series, but not to a number less than the number of shares outstanding.

         Hudson United Series A Convertible Preferred Stock was issued under this authority in connection with Hudson United's acquisition of Washington Bancorp, Inc. on July 1, 1994. At this time no Hudson United Series A Preferred Stock remains outstanding and the Series A Preferred Stock has been cancelled. In December 1996, as part of the acquisition of Westport Bancorp, Inc., Hudson United issued Hudson United Series B Convertible Preferred Stock. At this time no shares of Hudson United Series B Convertible Preferred Stock remain outstanding. There are no other shares of Hudson United preferred stock outstanding.

         Except in limited circumstances, Hudson United's certificate of incorporation authorizes the Hudson United Board of Directors to issue new shares of Hudson United common stock or preferred stock without further shareholder action. Therefore, the Board could adversely affect the voting power of holders of Hudson United common stock or preferred stock by issuing shares of preferred stock with certain voting, conversion and/or redemption rights. The purpose of this power is the ability to potentially discourage any attempt to gain control of Hudson United.

Description of Hudson United Common Stock

Dividend Rights

         Holders of Hudson United common stock are entitled to dividends when, as and if declared by the Hudson United Board of Directors out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Hudson United is insolvent. Funds for the payment of dividends by Hudson United must come primarily from the earnings of Hudson United's bank subsidiaries. Thus, as a practical matter, any restrictions on the ability of Hudson United's subsidiaries to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Hudson United. As a New Jersey chartered commercial bank, Hudson United Bank is subject to the restrictions contained in the New Jersey Banking Act on the payment of dividends. Under the Banking Act, Hudson United Bank may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50% of stated capital.

Voting Rights

         At meetings of shareholders, holders of Hudson United common stock are entitled to one vote per share. The quorum for a shareholders meeting is a majority of the outstanding shares. Except as indicated below, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Hudson United common stock at a meeting at which a quorum is present.

         The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

         The exact number of directors and the number constituting each class is fixed by resolution adopted by a majority of the entire Board of Directors. Shareholders may remove any director from office for cause. The vote of at least three-quarters of the shares of Hudson United entitled to vote is required to amend or repeal the provisions of Hudson United's certificate of incorporation relating to the classification of the Board of Directors and the removal of directors.

         Hudson United's certificate of incorporation contains a "minimum price" provision. If a "related person" proposes to enter into certain "business combinations" with Hudson United, the proposed transaction will require the affirmative vote of at least three-quarters of the outstanding shares entitled to vote on the transaction. This voting requirement is in effect unless either the proposed transaction is first approved by a majority of Hudson United's directors or the shareholders of Hudson United are offered consideration in an amount determined in accordance with a formula contained in the certificate of incorporation. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law, the certificate of incorporation and any agreement with a national securities exchange. A related person is defined in the certificate of incorporation to include persons that, together with their affiliates, own 10% or more of Hudson United's common stock.

Liquidation Rights

         Upon a liquidation, dissolution or winding up of Hudson United, holders of Hudson United common stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities. However, if shares of Hudson United preferred stock are outstanding at the time of liquidation, the shares of preferred stock may have priority rights.

Assessment and Redemption

         All outstanding shares of Hudson United common stock are fully paid and nonassessable. The Hudson United common stock is not redeemable at the option of Hudson United or the shareholders.

Preemptive and Conversion Rights

         Holders of Hudson United common stock do not have conversion rights or preemptive rights with respect to any securities of Hudson United.


     COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF HUDSON UNITED AND JEFFBANKS

         Hudson United is a business corporation incorporated in New Jersey under the New Jersey Business Corporation Act and JeffBanks is a business corporation incorporated in Pennsylvania under the Pennsylvania Business Corporation Law. Pennsylvania corporate law currently governs the rights of JeffBanks shareholders. The following is a comparison of certain provisions of New Jersey corporate law and Pennsylvania corporate law and the charters and by-laws of each of JeffBanks and Hudson United. This summary is not complete and is qualified in its entirety by reference to the Pennsylvania Business Corporation Law and the New Jersey Business Corporation Act, which statutes may change from time to time, and the charters and by-laws of Hudson United and JeffBanks, which also may be changed.

Special Voting Requirements

         Under New Jersey corporate law, unless a greater vote is specified in the certificate of incorporation, the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the matter is required to approve:

o        any   amendment   to  a  New  Jersey   corporation's   certificate   of
         incorporation,

o        the voluntary dissolution of the corporation,

o the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business, or

o        the  merger  or   consolidation   of  the   corporation   with  another
         corporation.

         Under Hudson United's certificate of incorporation, the amendment or repeal of the provisions governing the classification of directors requires the approval of at least three-quarters of the shares entitled to vote.

         Hudson United's certificate of incorporation also contains a "minimum price" provision. If a "related person" proposes to enter into certain "business combinations" with Hudson United, the proposed transaction will require the affirmative vote of a least three-quarters of the outstanding shares entitled to vote on the transaction. This voting requirement is in effect unless either the proposed transaction is first approved by a majority of Hudson United's directors or the shareholders of Hudson United are offered consideration in an amount determined in accordance with a formula contained in the certificate of incorporation. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law, the certificate of incorporation and any agreement with a national securities exchange. A related person is defined in the Certificate of Incorporation to include persons that, together with their affiliates, own 10% or more of Hudson United's common stock.

         The New Jersey Shareholders Protection Act limits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The New Jersey Shareholders Protection Act prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors before the interested shareholder's stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless

o the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder,

o the combination is approved by the board prior to the interested shareholder's stock acquisition date, or

o        certain fair price provisions are satisfied.

         The provisions of Pennsylvania corporate law concerning amendments to a corporation's articles of incorporation, voluntary dissolution, merger or consolidation, and sale or other disposition of all or substantially all of a corporation's assets other than in the ordinary course of business are substantially similar to those of New Jersey corporate law. JeffBanks' articles of incorporation modify these minimum voting requirements in the case of the following fundamental transactions:

o an amendment to the JeffBanks' articles of incorporation regarding directors;

o sale, lease, exchange or other disposition of all or substantially all of JeffBanks' assets; or

o        JeffBanks'    merger,    consolidation,    division,    reorganization,
         recapitalization, dissolution, liquidation or winding up.

Adoption of any of these changes must be approved as follows:

o If the transaction has been recommended to the shareholders by the affirmative vote of at least two-thirds of the entire Board of Directors, the transaction is authorized upon receiving the minimum vote required for authorization of such action by Pennsylvania corporate law. As described above, Pennsylvania corporate law generally requires approval by a majority of the votes cast by all shareholders entitled to vote on the matter.

o If the transaction has not been approved by at least two-thirds of the Board, the transaction is authorized only upon receiving the affirmative vote of at least two-thirds of all shares entitled to vote on the matter.

         Pennsylvania corporate law also has several significant provisions regulating fundamental corporate transactions of corporations, such as JeffBanks, that have a class or series of stock registered under the Exchange Act or that are otherwise subject to the reporting requirements of the Exchange Act (so called "registered corporations"):

         Control Transactions. A "control transaction" occurs if any person or group acting in concert acquires voting power over at least 20% of the voting shares of a registered corporation. In the event of a "control transaction," the remaining shareholders are entitled to notice of the control acquisition from the acquirer and to make a written demand upon the acquiring person or group to acquire the shares of the remaining shareholders for their fair value, including a proportion of any value payable for acquisition of control of the corporation.

         New Jersey corporate law has no comparable provisions regarding "control transactions."

         Business Combinations. Pennsylvania corporate law contains provisions similar to those of the New Jersey Shareholders Protection Act described above except that:

o        the   restrictions  on  business   combinations   with  an  "interested
         shareholder" are not limited to resident domestic corporations but apply to all registered corporations;

o        the threshold of stock  ownership  before a shareholder is deemed to be
         an  interested   shareholder  is  20%  of  the  voting  shares  of  the
         corporation, rather than 10%; and

o the business combination approval requirements are different, as described below.

Under Pennsylvania law, a registered corporation may not engage in a business combination with an interested shareholder for five years after the shareholder acquired its stock unless:

o the business combination was approved by the registered corporation's board of directors before the date on which the shareholder became an interested shareholder; or

o the business combination is approved by an absolute majority of the voting shares, excluding shares owned by the interested shareholder or any affiliate or associate of the interested shareholder and (x) the interested shareholder owns at least 80% of the voting shares of the corporation; (y) the consideration to be received by the shareholders in connection with the business combination satisfies certain criteria (generally that the cash and market value of non-cash consideration be at least equal to the higher of the highest price paid by the interested shareholder or the market value of the corporation's shares on the date of the announcement of the business combination or the date the interested shareholder became such); and (z) the interested shareholder does not acquire any additional shares, with certain limited exceptions, between the share acquisition date and the consummation of the business combination; or

o the business combination is unanimously approved by the holders of all of the outstanding voting shares.

         After the five year restricted period, a business combination between a registered corporation and an interested shareholder must be approved:

o        by an absolute majority of the holders of the voting shares or

o at a shareholder's meeting and the business combination must meet the criteria stated in clauses (y) and (z) above.

         These restrictions on a business combination with an interested shareholder do not apply to the merger because Hudson United is not an interested shareholder.

         Control Share Acquisitions. Pennsylvania law limits the ability of an acquirer of 20%, 33-1/3% or 50% of the voting power of a registered corporation to exercise its voting rights with respect to "control shares" (including shares whose acquisition triggered the applicable threshold, shares acquired within 180 days of the control share acquisition and any shares acquired with the intention of making a control share acquisition). A control shareholder cannot vote its shares unless the exercise has been approved by

o        an absolute majority of the outstanding voting shares and

o an absolute majority of outstanding "disinterested shares," which generally excludes shares owned by executive officers, inside directors, and the acquirer, its affiliates and associates and shares that have not been owned continuously for a period from (x) the last to occur of 12 months preceding the record date of the shareholders meeting called for the purpose of considering the voting rights of the control shares and five business days before the first public disclosure of the control share acquisition and (y) the record date for the shareholders meeting.

The acquirer may request acceleration of consideration of the voting rights issue by agreeing to pay the cost of a special meeting of the shareholders, among other requirements. If the acquirer does not seek voting rights, or if voting rights are denied or lapse, the corporation is authorized to redeem all of the control shares within two years of the control share acquisition at a formula price specified by statute.

         New Jersey corporate law has no comparable provisions regarding control share acquisitions.

         Disgorgement by Controlling Persons. Pennsylvania law requires a "controlling person," that is, a person or group that has acquired, offered to acquire or publicly disclosed the intention of acquiring at least a 20% voting interest, to disgorge any profit made by the controlling person on disposition of shares of the registered corporation during the 18 months following attainment of "controlling person" status. The profit recovery may be enforced by the corporation or by a shareholder if the corporation fails to prosecute such an action.

         New Jersey corporate law has no comparable provisions.

         Other Provisions. Both New Jersey and Pennsylvania corporate law permit the issuance of rights or options that include provisions that limit any person owning or offering to acquire a specified amount of the outstanding voting shares from exercising the rights or receiving the securities. Thus, a Pennsylvania corporation may adopt a shareholder rights plan (often referred to as a "poison pill") implemented to deter undesirable takeovers or accumulations of large equity positions in the corporation. Neither Hudson United nor JeffBanks has such a shareholder rights plan.

         Pennsylvania law, unlike New Jersey law, also allows a corporation to classify the holders of a class or series of shares into one or more special groups by reference to any facts or circumstances that are not manifestly unreasonable and to treat the shares held by particular shareholders differently from other shareholders who hold shares of the same class or series. This special treatment of shareholders may be used to effect a recapitalization or incidental to a fundamental transaction, such as a merger or acquisition. The adoption of such a plan must be approved by a vote of shareholders required to approve the underlying transaction (i.e., the recapitalization or merger) and, at the option of the board of directors, each group of shareholders that receives the same special treatment must be given either the right to approve the plan or dissenters' rights.

Cumulative Voting

         Under New Jersey corporate law, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Hudson United's certificate of incorporation does not presently provide for cumulative voting.

         Under  Pennsylvania  corporate  law,  unless  otherwise  provided  in a
Pennsylvania corporation's articles of incorporation, shareholders have cumulative voting rights. JeffBanks' articles of incorporation provide that shareholders do not have cumulative voting rights.

Classified Board of Directors

         New Jersey corporate law permits a New Jersey corporation to provide for a classified board in its certificate of incorporation and Hudson United currently has a classified board of directors. The Hudson United board is divided into three classes, with one class of directors generally elected for three-year terms at each annual meeting. A vacancy on the Hudson United board of directors may be filled by the affirmative vote of two-thirds of the directors remaining in office.

         JeffBanks' articles of incorporation similarly provide for a classified board of directors. The board is currently composed of 13 members, divided into three classes. One class is proposed for election at each annual meeting of shareholders and each class holds office for three years or until their successors are elected.

Removal of Directors

         Hudson United's shareholders may remove any director for cause by a vote of at least three-quarters of the shares entitled to vote.

         JeffBanks' articles of incorporation provide that the entire board of directors, or any individual director, may be removed from office only for cause by a vote of at least two-thirds of the shares entitled to vote in the election of directors.

Nomination of Directors and Other Matters to be Placed on Annual Meeting Agenda

         New Jersey corporate law requires that the notice of shareholders' meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Therefore, shareholder proposals must be referred to in Hudson United's notice of shareholders' meeting to be considered at a meeting of shareholders. All annual meetings involve the election of directors, so no separate notice of a shareholder nomination of a director is required. Any Hudson United shareholder that wishes to have a proposal included in Hudson United's notice of shareholders' meeting, proxy statement and proxy card for its annual meeting must submit the proposal to Hudson United not less than 120 days before the date of Hudson United's proxy statement that is released to shareholders in connection with the previous year's annual meeting.

         If Hudson United changes its annual meeting date to a date more than 30 days from the date of its prior annual meeting, then the deadline will be changed to a reasonable time before Hudson United begins to print and mail its proxy materials.

         JeffBanks shareholders are required to submit to JeffBanks any nomination of a candidate for election as a director not less than 90 days before a scheduled meeting for the election of directors, except that, if less than 21 days' notice of the meeting is given to shareholders, nominations may be submitted within seven days following the mailing of notice to shareholders. Shareholders are also required to submit, in writing and in advance, any matter desired to be placed on the agenda of the annual meeting of shareholders.

Special Meetings of Shareholders

         Hudson United's by-laws provide that special meetings of shareholders may be called by Hudson United's chairman of the board of directors, the president or the board of directors. Hudson United's shareholders are not entitled under the by-laws and New Jersey corporate law to call a special meeting of shareholders.

         JeffBanks' by-laws provide that special meetings of shareholders may be called by the board of directors. Shareholders are not entitled under the by-laws or Pennsylvania corporate law to call special meetings of shareholders, except that an "interested shareholder" is entitled to call a meeting for purpose of approving certain business combinations with the interested shareholder. See "Special Voting Requirements" on page 66 for the definition of an "interested shareholder."

Rights of Dissenting Shareholders

         Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, if:

o the stock of the New Jersey corporation is listed on a national securities exchange,

o the stock of the New Jersey corporation is held of record by not less than 1,000 holders, or

o the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

         Shareholders of a surviving corporation generally do not have the right to dissent from a plan of merger unless the merger requires approval as set forth in certain sections of New Jersey corporate law. Shareholders of Hudson United do not have dissenters' rights because Hudson United will be the surviving corporation, and the merger does not require approval as set forth in applicable sections of New Jersey corporate law.

         Pennsylvania corporate law similarly provides dissenters' appraisal rights in connection with mergers, consolidations, divisions, conversions and certain share exchanges, sales of all or substantially all of the assets outside the ordinary course of business, articles of amendment or plans containing provisions for the special treatment of certain shareholders, and any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles shareholders to dissent. No statutory dissenters' rights exist, however, with respect to shares that are:

o        listed on a national securities exchange or

o        held of record by more than 2,000 shareholders.

JeffBanks common stock is held by more than 2,000 shareholders of record and, therefore, JeffBanks shareholders do not have statutory dissenters' appraisal rights.

Shareholder Consent to Corporate Action

         Unless the certificate of incorporation provides otherwise (and Hudson United's certificate of incorporation is currently silent on this issue), New Jersey corporate law permits any action that can be taken at a shareholders' meeting, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize the action at a shareholders' meeting at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under New Jersey corporate law, a shareholder vote on a plan of merger or consolidation may be effected only:

o        at a shareholders' meeting,

o by unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or

o by written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

         Under JeffBanks' articles of incorporation, unless the board of directors otherwise directs, action may be taken by written consent of the shareholders constituting the larger of:

o two-thirds of the total number of votes which all shareholders are entitled to cast upon such action, or

o        the minimum percentage of vote required by law.

Dividends

         New Jersey corporate law generally permits a corporation to declare and pay dividends on its outstanding stock if the corporation is not insolvent and would not become insolvent because of the dividend payment. Funds for the payment of dividends by Hudson United must come primarily from the earnings of Hudson United's bank subsidiary. Thus, as a practical matter, any restrictions on the ability of Hudson United Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Hudson United.

         Pennsylvania corporate law with respect to the payment of dividends is substantially the same as New Jersey corporate law.

By-laws

         Under New Jersey corporate law, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders. Hudson United's certificate of incorporation does not presently reserve such powers to shareholders.

         JeffBanks' by-laws may be amended by a majority vote of the board of directors or by an affirmative vote of at least two-thirds of the shares entitled to vote.

Limitations of Liability of Directors and Officers

         Under New Jersey corporate law, a New Jersey corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers'
liability to the corporation or bank, as the case may be, or to its shareholders, for monetary damage for breaches of their fiduciary duty of care. A director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission

o in breach of such person's duty of loyalty to the entity or its shareholders,

o        not in good faith or involving a knowing violation of law, or

o        resulting in receipt by such person of an improper personal benefit.

Hudson United's certificate of incorporation contains provisions which limit a director's or officer's liability to the full extent permitted by New Jersey law.

         Pennsylvania corporate law permits a Pennsylvania corporation to provide in a by-law adopted by the shareholders that a director will not be personally liable for monetary damages in any action unless:

o the director has breached or failed to perform the duties of office, and

o the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This limitation of liability does not apply to:

o the responsibility or liability of a director under any criminal statute, or

o the liability of a director for payment of taxes under federal, state or local law.

JeffBanks' by-laws limit a director's  liability to the full extent permitted by
Pennsylvania  law.  Pennsylvania   corporate  law  does  not  permit  a  similar
limitation of liability with respect to a corporation's officers.

Consideration of Acquisition Proposals

         New Jersey corporate law provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the board may, in addition to considering the effects of any action on shareholders, consider any of the following:

o the effects of the proposed action on the corporation's employees, suppliers, creditors and customers;

o        the effects on the community in which the corporation operates; and

o the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that those interests may be served best by the continued independence of the corporation.

         The statute further provides that if, based on those factors, the board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a shareholder to challenge the Hudson United board's rejection of, and may facilitate the board's rejection of, an offer to acquire Hudson United.

         Under Pennsylvania corporate law, directors may, in considering the best interests of the corporation, consider any of the following to the extent they deem appropriate:

o the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which officers or other establishments of the corporation are located;

o the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

o the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and

o        all other pertinent factors.

In considering the best interests of the corporation or the effects of any action, the directors are not required to regard any corporate interest or the interests of any particular group affected by the action as a dominant or controlling interest or factor. In addition, in assessing whether the directors' standard of care has been satisfied, the directors are not under any greater obligation to justify, or a higher burden of proof with respect to, any action in connection with the acquisition of the corporation than applies to any other act of the directors. Like the provisions of New Jersey law, these provisions may make it more difficult for shareholders to challenge directors' decisions with respect to acquisition of a corporation.

Preferred Stock

         Hudson United can issue new shares of authorized but unissued common stock or "blank check" preferred stock without shareholder approval, except in connection with certain transactions with "Interested Persons." See "Description of Hudson United Capital Stock."

         JeffBanks has similar rights to issue common and preferred stock.

Inspection Rights

         Under the New Jersey corporate law, shareholders are entitled, upon written request, to obtain a balance sheet as of the end of Hudson United's most recent fiscal year, and its profit and loss and surplus statement for such fiscal year. The New Jersey corporate law further permits (i) any person who has been a shareholder of record of Hudson United for six months or (ii) any person holding, or so authorized in writing by persons holding, at least 5% of the outstanding shares of any class or series, upon five days' written demand, for any proper purpose (generally, a purpose related to the business of the corporation) to examine the minutes and proceedings of shareholders and record of shareholders, and to make extracts from them. In addition, the officer or agent having charge of the stock transfer books for shares of Hudson United is required to prepare a complete list of shareholders entitled to vote at a shareholders' meeting, arranged alphabetically within each class, with the address and number of shares held by each. The list must be produced at the meeting and is subject to the inspection of any shareholder for reasonable periods during the meeting.

         Under Pennsylvania corporate law and pursuant to JeffBanks' by-laws, every shareholder has a right, upon written verified demand stating the shareholder's purpose, to examine, in person or by agent or attorney, the share register, books and records of account, and records of the proceedings of the JeffBanks incorporators, shareholders and directors and to make copies or extracts from such records. The shareholder's purpose for requesting access must be reasonably related to the interest of the person as a shareholder. In addition, the officer or agent having charge of the stock transfer books is required to prepare a complete list of shareholders entitled to vote at any meeting of shareholders, arranged in alphabetical order, with the address and number of shares held by each. The list must be produced and kept open at the time and place of the meeting and is subject to the inspection of any shareholder during the meeting.

                      INFORMATION INCORPORATED BY REFERENCE

         The following  documents  filed by Hudson United  (Commission  File No.
1-8660)   with  the  SEC  are   hereby   incorporated   in  this   joint   proxy
statement-prospectus:

o        Annual Report on Form 10-K for the year ended December 31, 1998

o        Quarterly Report on Form 10-Q for the quarter ended March 31, 1999

o Current Reports on Form 8-K filed with the SEC on January 29, March 29, April 19, April 21, April 22, May 25, June 29 (as amended on June 30) and July 26, 1999.

o The description of Hudson United common stock set forth in Hudson United's Registration Statement on Form 8-A12B filed by Hudson United on April 22, 1999, pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         The  following  documents  filed  by  JeffBanks  (Commission  File  No.
001-14318)   with  the  SEC  are  hereby   incorporated   in  this  joint  proxy
statement-prospectus:

o        Annual Report on Form 10-K for the year ended December 31, 1998

o        Quarterly Report on Form 10-Q for the quarter ended March 31, 1999

o        Current Reports on Form 8-K filed with the SEC on July 29, 1999.

o The description of JeffBanks common stock set forth in JeffBanks' Registration Statement on Form 8-A filed by JeffBanks pursuant to
         Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description

         All documents filed by Hudson United or JeffBanks pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document but before the earlier of

o        the date of the JeffBanks meeting,

o        the date of the Hudson United meeting, or

o        the termination of the merger agreement,

are hereby incorporated by reference into this document and shall be deemed a part this document from the date they are filed.

         Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this joint proxy statement prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement prospectus.

         The public may read and copy any documents Hudson United or JeffBanks files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information about Hudson United and JeffBanks at http://www.sec.gov.

                                  OTHER MATTERS

         As of the date of this joint proxy statement-prospectus, the JeffBanks Board of Directors knows of no other matters to be presented for action by the shareholders at the JeffBanks meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

         As of the date of this joint proxy statement-prospectus, the Hudson United Board of Directors knows of no other matters to be presented for action by the shareholders at the Hudson United meeting. If any other matters are properly presented, however, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.

                                  LEGAL OPINION

         Certain legal matters relating to the issuance of the shares of Hudson United common stock offered hereby and certain tax consequences of the merger will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to Hudson United.

                                     EXPERTS

         The consolidated financial statements of JeffBanks as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference in this joint proxy statement-prospectus, have been audited by Grant Thornton LLP, independent certified public accountants, whose report thereon appears therein, and in reliance upon such report of Grant Thornton given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Hudson United as of December 31, 1998 and 1997 and for each of the years in the three-year period ended
December 31, 1998, incorporated by reference in this joint proxy statement-prospectus and in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing.

         Representatives of Grant Thornton will be present at the JeffBanks meeting. Representatives of Arthur Andersen will be present at the Hudson United meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meetings.

                                                                      Appendix A


                          AGREEMENT AND PLAN OF MERGER


                  THIS AGREEMENT AND PLAN OF MERGER, dated as of June 28, 1999 (this "Agreement"), is among Hudson United Bancorp. ("HUB"), a New Jersey corporation and registered bank holding company, Hudson United Bank (the
"Bank"), a New Jersey state-chartered commercial banking corporation and wholly-owned subsidiary of HUB, JeffBanks, Inc. a Pennsylvania corporation and registered bank holding company ("JBI"), Jefferson Bank, a Pennsylvania bank and wholly-owned subsidiary of JBI ("JBPA") and Jefferson Bank of New Jersey, a New Jersey bank and wholly-owned subsidiary of JBI ("JBNJ") (JBPA and JBNJ collectively, the "Jefferson Banks").

                                    RECITALS

                  The respective Boards of Directors of HUB and JBI have each determined that it is in the best interests of HUB and JBI and their respective shareholders for HUB to acquire JBI by merging JBI with and into HUB with HUB surviving and JBI shareholders receiving the consideration hereinafter set forth. Immediately after the merger of JBI into HUB, each of the Jefferson Banks shall be merged with and into the Bank with the Bank surviving.

                  The respective Boards of Directors of JBI, HUB, the Bank and the Jefferson Banks have each duly adopted and approved this Agreement and the Board of Directors of JBI has directed that it be submitted to both HUB's and JBI's shareholders for approval.

                  As a condition for HUB to enter into this Agreement, HUB has required that it receive an option on certain authorized but unissued shares of JBI Common Stock (as hereinafter defined) and, simultaneously with the execution of this Agreement, JBI is issuing an option to HUB (the "HUB Stock Option") to purchase certain shares of the authorized and unissued JBI Common Stock subject to the terms and conditions set forth in the Agreement governing the HUB Stock Option.

                  NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                             ARTICLE I - THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), JBI shall be merged with and into HUB (the "Merger") in accordance with the New Jersey Business Corporation Act and the Pennsylvania Business Corporation Law and HUB shall be the surviving corporation (the "Surviving Corporation").

                  1.2. Effect of the Merger. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of HUB and JBI and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of HUB and JBI shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of HUB and JBI and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of HUB and JBI in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of HUB or JBI is a party shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of HUB or JBI if the Merger had not occurred.

                  1.3. Certificate of Incorporation. As of the Effective Time, the certificate of incorporation of HUB shall be the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.
                  1.4. Bylaws. As of the Effective Time, the Bylaws of HUB shall be the Bylaws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. As of the Effective Time, the directors and officers of HUB shall be the directors and officers of the Surviving Corporation.

                  1.6 Closing, Closing Date; Determination Date and Effective Time. Unless a different date, time and/or place are agreed to by the parties hereto, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, on a date determined by HUB on at least five business days notice (the "Closing Notice") given by HUB to JBI, which date (the "Closing Date") shall be not less than seven nor more than 10 business days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing). The Closing Notice shall specify the scheduled Closing Date, and shall specify the "Determination Date," which shall be the fifth business day prior to the scheduled Closing Date. Simultaneous with or immediately following the Closing, HUB and JBI shall cause to be filed certificates of merger, in form and substance satisfactory to HUB and JBI, with the Department of the Treasury, State of New Jersey (the "New Jersey Certificate of Merger") and the Secretary of State of the Commonwealth of Pennsylvania (the "Pennsylvania Certificate of Merger" together with the New Jersey Certificate of Merger, the "Certificates of Merger"). The Certificate of Mergers shall each specify the "Effective Time" of the Merger, which Effective Time shall be a date and time following the Closing agreed to by HUB and JBI (which date and time the parties currently anticipate will be the close of business on the Closing Date). In the event the parties fail to specify the date and time in the Certificate of Merger, the Merger shall become effective upon (and the "Effective Time" shall be) the time of the filing of the later of the Certificates of Merger.

                  1.7 The Bank Mergers. Immediately following the Effective Time, JBPA shall be then merged with and into the Bank in accordance with the provisions of the New Jersey Banking Act of 1948, as amended (the "New Jersey Banking Act") and the Pennsylvania Banking Code of 1965, as amended (the "Pennsylvania Code") and JBNJ shall be merged with and into the Bank in accordance with the New Jersey Banking Act (the "Bank Mergers"). In each of the Bank Mergers, the Bank shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Mergers, the separate existence of each of the Jefferson Banks shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Jefferson Banks and the Bank and all of the property, rights, privileges, powers and franchises of each of the Jefferson Banks and the Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Jefferson Banks and the Bank and shall have succeeded to all or each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Mergers, the certificate of incorporation and Bylaws of the Bank shall be the certificate of incorporation and Bylaws of the Surviving Bank and the officers and directors of the Bank shall be the officers and directors of the Surviving Bank. Following the execution of this Agreement, JBPA and the Bank shall execute and deliver a merger agreement and JBNJ and the Bank shall execute and deliver a merger agreement (collectively, the "Bank Merger Agreements"), both in form and substance reasonably satisfactory to the parties hereto, each as substantially set forth in Exhibit 1.7 hereto, for delivery to the Commissioner of the New Jersey Department of Banking and Insurance (the "New Jersey Department"), the Pennsylvania Department of Banking (the "Pennsylvania Department"), and the Federal Deposit Insurance Corporation (the "FDIC"), with respect to the merger of JBPA into the Bank, and to the New Jersey Department and the FDIC, with respect to the merger of JBNJ into the Bank, for approval of the Bank Mergers.


                      ARTICLE II - CONVERSION OF JBI SHARES

                  2.1. Conversion of JBI Common Stock. Each share of common stock, par value $1.00 per share, of JBI ("JBI Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, as hereinafter defined) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

                  (a) Exchange of Common Stock; Exchange Ratio. Subject to the provisions of this Section 2.1, each share of JBI Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall be converted at the Effective Time into the right to receive .95 shares (the "Exchange Ratio") of Common Stock, no par value, of HUB ("HUB Common Stock") subject to adjustment as provided in Section 2.1(c) and subject to the payment of cash in lieu of fractional shares in accordance with Section 2.2(e).

                  (b) Cancellation of JBI Certificates. After the Effective Time, all such shares of JBI Common Stock (other than those canceled pursuant to Section 2.1(d)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares (other than those canceled pursuant to Section 2.1(d)) shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of JBI Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of JBI Common Stock except as otherwise provided herein or by law. Such certificates previously evidencing such shares of JBI Common Stock (other than those canceled pursuant to Section 2.1(d)) shall be exchanged for certificates evidencing shares of HUB Common Stock issued pursuant to this Article II, upon the surrender of such certificates in accordance with this Article II. No fractional shares of HUB Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

                  (c)  Capital  Changes.  If  between  the date  hereof  and the
Effective Time the outstanding shares of HUB Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares (a "Capital Change"), the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, merger, combination or exchange of shares.

                  (d) Excluded Shares. All shares of JBI Common Stock held by JBI in its treasury or owned by HUB or by any of HUB's wholly-owned subsidiaries (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) immediately prior to the Effective Time ("Excluded Shares") shall be canceled.

                  2.2.  Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, HUB shall deposit, or shall cause to be deposited, with Hudson United Bank, Trust Department or another bank or trust company designated by HUB and reasonably acceptable to JBI (the "Exchange Agent"), for the benefit of the holders of shares of JBI Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of HUB Common Stock and cash in such amount such that the Exchange Agent possesses such number of shares of HUB Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by HUB pursuant to the provisions of this Article II (such certificates for shares of HUB Common Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the HUB Common Stock and cash out of the Exchange Fund in accordance with Sections 2.1 and 2.2(b). Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

                  (b) Exchange Procedures. As soon as reasonably practicable either before or after the Effective Time, but in any event no later than five business days after the Effective Time, HUB will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of JBI Common Stock
(the "Certificates"), (i) a letter of transmittal (the form and substance of which is reasonably agreed to by HUB and JBI prior to the Effective Time and which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall have such other provisions as HUB may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates evidencing shares of HUB Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (x) certificates evidencing that number of whole shares of HUB Common Stock which such holder has the right to receive in respect of the shares of JBI Common Stock formerly evidenced by such Certificate in accordance with Section 2.1 and (y) cash in lieu of fractional shares of HUB Common Stock to which such holder may be entitled pursuant to Section 2.2(e) (the shares of HUB Common Stock and cash described in clauses (x) and (y) being collectively referred to as the "Merger Consideration") and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of JBI Common Stock which is not registered in the transfer records of JBI, a certificate evidencing the proper number of shares of HUB Common Stock and/or cash may be issued and/or paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of JBI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

                  (c) Distributions with Respect to Unexchanged Shares of HUB Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to HUB Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HUB Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate (or a suitable affidavit of loss and customary bond). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of HUB Common Stock issued in exchange therefor, without interest, (i) promptly, the Merger Consideration to which such holder is entitled pursuant to Section 2.2(b) and the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to the shares of HUB Common Stock to which such holder is entitled, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date on or after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of HUB Common Stock.

                  (d) No Further Rights in JBI Common Stock. All shares of HUB Common Stock issued and cash paid upon conversion of the shares of JBI Common Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of JBI Common Stock.

                  (e) No Fractional Shares; Median Pre-Closing Price. No certificates or scrip evidencing fractional shares of HUB Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of HUB. Cash shall be paid in lieu of fractional shares of HUB Common Stock, based upon the Median Pre-Closing Price of the HUB Common Stock. The "Median Pre-Closing Price" shall be determined by taking the price half-way between the Closing Prices left after discarding the four lowest and four highest Closing Prices in the 10 consecutive trading day period which ends on (and includes) the Determination Date. The "Closing Price" shall mean the closing price of HUB Common Stock as supplied by the New York Stock Exchange and published in The Wall Street Journal. A "trading day" shall mean a day for which a Closing Price is so supplied and published. (The New York Stock Exchange, or such other national securities exchange on which HUB Common Stock may be traded after the date hereof, is referred to herein as the "NYSE")

                  (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of JBI Common Stock for two years after the Effective Time shall be delivered to HUB, upon demand, and any holders of JBI Common Stock who have not theretofore complied with this Article II shall thereafter look only to HUB for the Merger Consideration, dividends and distributions to which they are entitled.

                  (g) No Liability. Neither HUB, the Bank nor the Exchange Agent shall be liable to any holder of shares of JBI Common Stock for any such shares of HUB Common Stock or cash (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Withholding Rights. HUB shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of JBI Common Stock, the minimum amounts (if any) that HUB is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.8), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by HUB, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of JBI Common Stock in respect of which such deduction and withholding was made by HUB.

                  2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of JBI shall be closed and there shall be no further registration of transfers of shares of JBI Common Stock thereafter on the records of JBI. On or after the Effective Time, any Certificates presented to the Exchange Agent or HUB for transfer shall be converted into the Merger Consideration.

                  2.4. JBI Stock Options. Other than the HUB Stock Option, all options which may be exercised for issuance of JBI Common Stock (each, a "Stock Option" and collectively the "Stock Options") are described in the JBI Disclosure Schedule and are issued and outstanding pursuant to the Key Employee Stock Option Plan (the "JBI Stock Option Plan") and the agreements pursuant to which such Stock Options were granted (each, an "Option Grant Agreement"). HUB acknowledges and agrees to honor the provisions of the JBI Stock Option Plan and the Option Grant Agreements, including those relating to vesting and conversion in connection with a change in control of JBI. Each Stock Option outstanding at the Effective Time (each, a "Continuing Stock Option") shall be converted into an option to purchase HUB Common Stock, wherein (i) the right to purchase shares of JBI Common Stock pursuant to the Continuing Stock Option shall be converted into the right to purchase that same number of shares of HUB Common Stock multiplied by the Exchange Ratio, (ii) the option exercise price per share of HUB Common Stock shall be the previous option exercise price per share of the JBI Common Stock divided by the Exchange Ratio, and (iii) in all other material respects the option shall be subject to the same terms and conditions as governed the Continuing Stock Option on which it was based, including the length of time within which the option may be exercised (which shall not be extended except that the holder of a Stock Option who continues in the service of HUB or a subsidiary of HUB shall not be deemed to have terminated service for purposes of determining the Continuing Stock Option exercise period) and for all Continuing Stock Options, such adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code (as defined in Section 3.8 hereof). Shares of HUB Common Stock issuable upon exercise of Continuing Stock Options shall be covered by an effective registration statement on Form S-8, and HUB shall use its reasonable best efforts to file a registration statement on Form S-8 covering such shares as soon as possible after the Effective Time.


               ARTICLE III - REPRESENTATIONS AND WARRANTIES OF JBI

                  References herein to "JBI Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by JBI to HUB. JBI hereby represents and warrants to HUB as follows:

                  3.1.  Corporate Organization.

                  (a) JBI is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. JBI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of JBI and the JBI Subsidiaries (as defined below), taken as a whole. JBI is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

                  (b) Each JBI Subsidiary and its jurisdiction of incorporation is listed in the JBI Disclosure Schedule. For purposes of this Agreement, the term "JBI Subsidiary" means any corporation, partnership, joint venture or other legal entity in which JBI, directly or indirectly, owns at least a 50% stock or other equity interest or for which JBI, directly or indirectly, acts as a general partner, provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "JBI Subsidiary" shall include any entity which was a JBI Subsidiary at any time during such period. JBPA is a bank duly organized and validly existing in stock form under the laws of the Commonwealth of Pennsylvania. JBNJ is a bank duly organized and validly existing in stock form under the laws of the State of New Jersey. All eligible accounts of depositors issued by each of the Jefferson Banks are insured by the Bank Insurance Fund of the FDIC (the "BIF") to the fullest extent permitted by law. Each JBI Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of JBI and the JBI Subsidiaries, taken as a whole.

                  (c) The JBI Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws, as in effect on the date hereof, of JBI and each material JBI Subsidiary. Except as set forth in the JBI Disclosure Schedule, the Jefferson Banks and JBI do not own or control, directly or indirectly, any equity interest in any corporation, company, Jefferson Banks, partnership, joint venture or other entity.

                  3.2. Capitalization. The authorized capital stock of JBI consists of 20,000,000 shares of JBI Common Stock. As of June 28, 1999, there were 10,511,935 shares of JBI Common Stock issued and outstanding. The JBI Disclosure Schedule contains (i) a list of all Stock Options, their strike prices and expiration dates, and (ii) true and complete copies of the JBI Stock Option Plan and a specimen of each form of Option Grant Agreement pursuant to which any outstanding Stock Option was granted, including a list of each outstanding Stock Option issued pursuant thereto. All Stock Options will be fully vested on the Closing Date, in each case in accordance with the terms of the JBI Stock Option Plan and Option Grant Agreements pursuant to which such Stock Options were granted. All issued and outstanding shares of JBI Common Stock, and all issued and outstanding shares of capital stock of each JBI Subsidiary, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties imposed by JBI or any JBI Subsidiary. Except for the Stock Options listed on the JBI Disclosure Schedule and the HUB Stock Option, neither JBI nor the Jefferson Banks has granted nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of JBI or the Jefferson Banks or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3.  Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by all applicable regulatory authorities and by the shareholders of JBI, and except as set forth in the JBI Disclosure Schedule, JBI and each of the Jefferson Banks have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the directors of JBI and the Jefferson Banks in accordance with their respective Certificates of Incorporation and Bylaws and applicable laws and regulations. Except for such approvals, no other corporate proceedings not otherwise contemplated hereby on the part of JBI or the Jefferson Banks are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by JBI and each of the Jefferson Banks, and constitutes a valid and binding obligation of each of JBI and each of the Jefferson Banks, enforceable against JBI and each of the Jefferson Banks in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of Pennsylvania or New Jersey state-chartered banks or their holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief.

                  (b) Neither the  execution  and delivery of this  Agreement by
JBI or any of the Jefferson Banks, nor the consummation by JBI or any of the Jefferson Banks of the transactions contemplated hereby in accordance with the terms hereof, or compliance by JBI or any of the Jefferson Banks with any of the terms or provisions hereof, will (i) violate any provision of JBI's or any of the Jefferson Banks' Certificate of Incorporation or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to JBI, any of the Jefferson Banks or any of their respective properties or assets, or (iii) except as set forth in the JBI Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of JBI or any of the Jefferson Banks under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which JBI or any of the Jefferson Banks is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to
(ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of JBI and the JBI Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC, the New Jersey Department, the Connecticut Department, the New Jersey Department of Environmental Protection (the "NJDEP") (if required), the Pennsylvania Department of Environmental Protection (the "PDEP") (if required), the Securities and Exchange Commission (the "SEC"), and the shareholders of JBI, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of JBI or any of the Jefferson Banks in connection with (x) the execution and delivery by JBI of this Agreement and (y) the consummation by JBI of the Merger, and the consummation by JBI and the Jefferson Banks of the other transactions contemplated hereby, except (i) such as are listed in the JBI Disclosure Schedule and (ii) such as individually or in the aggregate will not (if not obtained) have a material adverse effect on the business, operations, assets or financial condition of JBI and the JBI Subsidiaries taken as a whole or prevent or materially delay the consummation of the transactions contemplated hereby. To the best of JBI's knowledge, no fact or condition exists which JBI has reason to believe will prevent it and the Jefferson Banks from obtaining the aforementioned consents and approvals.

                  3.4.  Financial Statements.

                  (a) The JBI Disclosure Schedule sets forth copies of the consolidated statements of financial condition of JBI as of December 31, 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1996 through 1998, in each case accompanied by the audit report of Grant Thornton, LLP, independent public accountants with respect to JBI ("Grant Thornton"), and the unaudited consolidated statement of condition of JBI as of March 31, 1999 and the related unaudited consolidated statements of income and cash flows for the three months ended March 31, 1998 and 1999, as reported in JBI's Quarterly Report on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act") (collectively, the "JBI Financial Statements"). The JBI Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of JBI as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in shareholders' equity and cash flows of JBI for the respective periods set forth therein.

                  (b) The books and records of JBI and each of its Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the JBI Financial Statements (including the notes thereto), as of December 31, 1998, neither JBI nor any JBI Subsidiary had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of JBI and the JBI Subsidiaries, taken as a whole which were required by GAAP (consistently applied) to be disclosed in JBI's consolidated statement of condition as of December 31, 1998 or the notes thereto. Since December 31, 1998, neither JBI nor any JBI Subsidiary has incurred any liabilities except in the ordinary course of business and consistent with past business practice, except as related to the transactions contemplated by this Agreement or except as set forth in the JBI Disclosure Schedule.

                  3.5. Broker's and Other Fees. Except for Keefe, Bruyette & Woods, Inc. ("KBW"), neither JBI nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. The agreement with KBW is set forth in the JBI Disclosure Schedule. Other than pursuant to the agreement with KBW, there are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by JBI or any its Subsidiaries.

                  3.6.  Absence of Certain Changes or Events.

                  (a) Except as disclosed in the JBI Disclosure Schedule, there has not been any JBI Material Adverse Change (as hereinafter defined) since December 31, 1998 and to the best of JBI's knowledge, no fact or condition exists which JBI believes will cause such an JBI Material Adverse Change in the future. "JBI Material Adverse Change" means any change which is material and adverse to the consolidated financial condition, results of operations, business or assets of JBI and the JBI Subsidiaries taken as a whole, other than (i) a change in the value of the respective investment and loan portfolios of JBI and the JBI Subsidiaries as the result of a change in interest rates generally, (ii) a change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects commercial banks generally, (iii) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) payments to executive officers or other employees of JBI or the Jefferson Banks pursuant to agreements or arrangements with such persons, which agreements or arrangements are included in the JBI Disclosure Schedule, or (v) actions or omissions of JBI or any JBI Subsidiary either specifically permitted by this Agreement or taken with the prior written consent of HUB in contemplation of the transactions contemplated hereby (including without limitation any actions taken by JBI or the Jefferson Banks pursuant to Section 5.15 of this Agreement).

                  (b) Except as set forth in the JBI Disclosure Schedule and except for capital expenditures, neither JBI nor any JBI Subsidiary has taken or permitted any of the actions set forth in Section 5.2 hereof between December 31, 1998 and the date hereof and, except for execution of this Agreement, and the other documents contemplated hereby, JBI and each JBI Subsidiary has conducted their respective businesses only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the JBI Disclosure Schedule, and except for ordinary routine litigation incidental to the business of JBI and the JBI Subsidiaries, neither JBI nor any JBI Subsidiary is a party to any, and there are no pending or, to the best of JBI's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against JBI or any JBI Subsidiary which, if decided adversely to JBI or any JBI Subsidiary, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of JBI and the JBI Subsidiaries taken as a whole. Except as disclosed in the JBI Disclosure Schedule, neither JBI nor any JBI Subsidiary is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to JBI or such JBI Subsidiary.

                  3.8.  Taxes and Tax Returns.

                  (a) JBI and each JBI Subsidiary has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it on or before the Effective Time in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to HUB in writing) or against which reserves have been established. JBI and each JBI Subsidiary has established (and until the Effective Time will establish) on its books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of JBI or such JBI Subsidiary through such date. None of the federal or state income tax returns of JBI or any JBI Subsidiary have been examined by the Internal Revenue Service (the "IRS"), the New Jersey Division of Taxation, or the Pennsylvania Department of Revenue within the past six years. To the best knowledge of JBI, except as disclosed in the JBI Disclosure Schedule, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon JBI or any JBI Subsidiary, nor has JBI or any JBI Subsidiary given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Neither JBI nor any JBI Subsidiary (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes except as disclosed in the JBI Disclosure Schedule, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by JBI or such JBI Subsidiary (nor does JBI have any knowledge that the IRS has proposed any such adjustment or change of accounting method), or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  (c) Neither JBI nor any JBI Subsidiary has any tax loss carryforwards.

                  3.9.  Employee Benefit Plans.

                  (a) Except as set forth on the JBI Disclosure Schedule, neither JBI nor any JBI Subsidiary maintains or contributes to any "employee pension benefit plan" (the "JBI Pension Plans") within the meaning of such term in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "JBI Welfare Plans") within the meaning of such term in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement, director retirement program or other similar plan, program or arrangement. Neither JBI nor any JBI Subsidiary has, since September 2, 1974, contributed to any "Multiemployer Plan," within the meaning of Section 3(37) of ERISA.

                  (b) JBI has previously delivered to HUB, and included in the JBI Disclosure Schedule, a complete and accurate copy of each of the following with respect to each of the JBI Pension Plans and JBI Welfare Plans, if any: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits, both vested and non-vested, under each of the JBI Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such JBI Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of JBI's knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the Pension Benefit Guaranty Corporation ("PBGC") has not asserted any claim for liability against JBI or any JBI Subsidiary which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each JBI Pension Plan have been paid. All contributions required to be made to each JBI Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of JBI which have not been paid have been properly recorded on the books of JBI .

                  (f) Except as disclosed in the JBI Disclosure Schedule, each of the JBI Pension Plans, JBI Welfare Plans and each other employee benefit plan and arrangement identified on the JBI Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in the JBI Disclosure Schedule, if JBI maintains any JBI Pension Plan, JBI has received or applied for a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and (to the extent it mandates currently applicable requirements) subsequent legislation, and JBI is not aware of any fact or circumstance which would disqualify any plan.

                  (g) To the best knowledge of JBI, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any JBI Welfare Plan or JBI Pension Plan that would result in any material tax or penalty for JBI or any JBI Subsidiary.

                  (h) No JBI Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any JBI Pension Plan.

                  (i) No "accumulated funding deficiency," within the meaning of
Section 412 of the Code, has been incurred with respect to any JBI Pension Plan.

                  (j) There are no material pending, or, to the best knowledge of JBI, material threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the JBI Pension Plans or the JBI Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the JBI Disclosure Schedule.

                  (k) Except as disclosed in the JBI Disclosure Schedule, no JBI
Pension Plan or JBI Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law or pursuant to conversion or continuation rights set out in such Plan or an insurance policy providing benefits thereunder, or (ii) death benefits under any JBI Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits, there are no unfunded benefit obligations which are not accounted for by reserves shown on the JBI Financial Statements and established in accordance with GAAP.

                  (m) With respect to each JBI Pension Plan and JBI Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of JBI or any JBI Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except (i) for payments and other benefits due pursuant to the employment agreements included within the JBI Disclosure Schedule, and (ii) as set forth in the JBI Disclosure Schedule, or as expressly agreed to by HUB in writing either pursuant to this Agreement or otherwise, or as required by law, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee of JBI or any JBI Subsidiary to severance pay, unemployment compensation or any similar payment, or (y) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any current or former employee under any JBI Pension Plan or JBI Welfare Plan.

                  (o) Except for the JBI Pension Plans and the JBI Welfare Plans, and except as set forth on the JBI Disclosure Schedule, JBI has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of JBI or any JBI Subsidiary or any predecessor of any thereof. The JBI Disclosure Schedule sets forth: (i) true and complete copies of the agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                  (p) Except as set forth in the JBI Disclosure Schedule, JBI does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The JBI Disclosure Schedule lists each such insurance policy and includes a copy of each agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the best of JBI `s knowledge, neither JBI nor any JBI Pension Plan or JBI Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

                  (q) Except as set forth in the JBI Disclosure Schedule, JBI does not maintain any retirement plan or retiree medical plan or arrangement for directors. The JBI Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.

                  3.10.  Reports.

                  (a) The JBI Disclosure Schedule lists each (i) final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement filed by JBI since January 1, 1997 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials and press releases) mailed by JBI to its shareholders as a class since January 1, 1997, and each such communication, as of its date, complied as to form in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

                  (b) Since January 1, 1997, (i) JBI has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) JBI and the Jefferson Banks each has duly filed all material forms, reports and documents which it was required to file with each agency charged with regulating any aspect of its business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, JBI promptly will deliver or make available to HUB accurate and complete copies of such reports. As of their respective dates, each such form, report, or document, and each such final registration statement, prospectus, annual, quarterly or current report, definitive proxy statement or communication, complied as to form in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The JBI Disclosure Schedule lists the dates of all examinations of JBI or the Jefferson Banks conducted by the FDIC since January 1, 1997 and the dates of any responses thereto submitted by JBI or the Jefferson Banks.

                  3.11. JBI and Jefferson Banks Information. The information relating to JBI and the Jefferson Banks, this Agreement, and the transactions contemplated hereby (except for information relating solely to HUB) to be contained in the Joint Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof) to be delivered to shareholders of JBI and shareholders of HUB in connection with the solicitation of their approval of the Merger, as of the date of the mailing of the Joint Proxy Statement-Prospectus to the shareholders of JBI and the shareholders of HUB, and up to and including the date of the meetings of shareholders of JBI and shareholders of HUB to which such Joint Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12. Compliance with Applicable Law. Except as set forth in the JBI Disclosure Schedule, JBI and each JBI Subsidiary holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to JBI or such JBI Subsidiary (including, without limitation, consumer, community and fair lending laws) (other than where the failure to have a license, franchise, permit or authorization or where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of JBI and the JBI Subsidiaries taken as a whole) and JBI has not received notice of violation of, and does not know of any violations of, any of the above.

                  3.13.  Certain Contracts.

                  (a) Except for plans referenced in Section 3.9 and disclosed in the JBI Disclosure Schedule, (i) neither JBI nor any JBI Subsidiary is a party to or bound by any written contract or any understanding with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from JBI or any JBI Subsidiary to any officer, employee, director or consultant thereof. The JBI Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which JBI or any JBI Subsidiary is a party.

                  (b) Except as disclosed in the JBI Financial Statements, in the SEC-filed documents referred to in Section 3.10, or in the JBI Disclosure Schedule, and except for loan commitments, loan agreements and loan instruments entered into or issued by the Jefferson Banks in the ordinary course of business, (i) as of the date of this Agreement, neither JBI nor any JBI Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of JBI and the JBI Subsidiaries taken as a whole, and (ii) neither JBI nor any JBI Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the JBI Disclosure Schedule and except for loan commitments, loan agreements and loan instruments entered into or issued by the Jefferson Banks in the ordinary course of business, no commitment, agreement or other instrument to which JBI or any JBI Subsidiary is a party or by which either of them is bound limits the freedom of JBI or any JBI Subsidiary to compete in any line of business or with any person.

                  (d) Except as disclosed in the JBI Disclosure Schedule, neither JBI nor any JBI Subsidiary or, to the best knowledge of JBI, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Jefferson Banks is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of JBI and the JBI Subsidiaries, taken as a whole.

                  3.14.  Properties and Insurance.

                  (a) Except as set forth in the JBI Disclosure Schedule, JBI or a JBI Subsidiary has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in JBI's consolidated balance sheet as of December 31, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1998), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of JBI and the JBI Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to HUB prior to the date hereof. Except as affected by the transactions contemplated hereby, JBI or one or more of its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by JBI and such Subsidiaries in all material respects as presently occupied, used, possessed and controlled by JBI and its Subsidiaries.

                  (b) Except as set forth in the JBI Disclosure Schedule, the business operations and all insurable properties and assets of JBI and each JBI Subsidiary are insured for their benefit against all risks which, in the reasonable judgment of the management of JBI, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of JBI adequate for the business engaged in by JBI and the JBI Subsidiaries. As of the date hereof, neither JBI nor any JBI Subsidiary has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The JBI Disclosure Schedule sets forth in summary form a list of all insurance policies of JBI and the JBI Subsidiaries.

                  3.15. Minute Books. The minute books of JBI and the JBI Subsidiaries contain records of all meetings and other corporate action held of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors) that are complete and accurate in all material respects.

                  3.16. Environmental Matters. Except as set forth in the JBI Disclosure Schedule:

                  (a) Neither JBI nor any JBI Subsidiary has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that JBI or such JBI Subsidiary (either directly or as a trustee or fiduciary, or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, which correction or cleanup would be material to the business, operations, assets or financial condition of JBI and the JBI Subsidiaries taken as a whole. JBI has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any real property owned or leased by JBI or any JBI Subsidiary, as OREO or otherwise, or owned or controlled by JBI or any JBI Subsidiary as a trustee or fiduciary (collectively, "Properties"), in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of JBI and the JBI Subsidiaries, taken as a whole.

                  (b) JBI has no knowledge that any of the Properties has been operated in any manner in the three years prior to the date of this Agreement that violated any applicable federal, state or local law or regulation governing or pertaining to toxic or hazardous substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of JBI and the JBI Subsidiaries taken as a whole.

                  (c) To the best of JBI's knowledge, JBI, each JBI Subsidiary and any and all of their tenants or subtenants have all necessary permits and have filed all necessary registrations material to permit the operation of the Properties in the manner in which the operations are currently conducted under all applicable federal, state or local environmental laws, excepting only those permits and registrations the absence of which would not have a material adverse effect upon the operations that require the permit or registration.

                  (d) To the knowledge of JBI, there are no underground storage tanks on, in or under any of the Properties and no underground storage tanks have been closed or removed from any of the Properties while the property was owned, operated or controlled by JBI or any JBI Subsidiary.

                  3.17. Reserves. As of December 31, 1998, the allowance for loan losses in the JBI Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the loan loss reserve complies in all material respects with GAAP (consistently applied) and all applicable policies of the FDIC. As of December 31, 1998, the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) in the JBI Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the reserve for OREO properties (or if no reserve, the carrying value of OREO properties) complies in all material respects with GAAP (consistently applied) and all applicable policies of the FDIC.

                  3.18. No Parachute Payments. Except as set forth in the JBI Disclosure Schedule, no officer, director, employee or agent (or former officer, director, employee or agent) of JBI or any JBI Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from JBI, a JBI Subsidiary, HUB or any HUB Subsidiary which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Agreements with Bank Regulators. Neither JBI nor any JBI Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to HUB by JBI prior to the date of this Agreement, nor has JBI been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to HUB by JBI prior to the date of this Agreement. Neither JBI nor any JBI Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to HUB by JBI prior to the date of this Agreement.

                  3.20. Year 2000 Compliance. JBI and the JBI Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by JBI and the JBI Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and, except as set forth in the JBI Disclosure Schedule, JBI does not expect the future cost of addressing such issues to be material. Neither JBI nor any JBI Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  3.21. Accounting for the Merger: Reorganization. As of the date hereof, after reviewing the terms of this Agreement, the stock repurchases by JBI, the stock repurchases by HUB identified in writing to JBI, and the employee benefit plans of JBI and the Jefferson Banks with JBI's independent auditors, JBI does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests accounting treatment under GAAP, or (ii) as a reorganization under Section 368(a) of the Code.

                  3.22.  Disclosure.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations or warranties herein not misleading in light of the circumstances under which they were made.
               ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUB

                  References herein to the "HUB Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by HUB to JBI. HUB hereby represents and warrants to JBI as follows:

                  4.1.  Corporate Organization.

                  (a) HUB is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. HUB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of HUB and the HUB Subsidiaries (defined below), taken as a whole. HUB is registered as a bank holding company under the BHCA.

                  (b)  Each  HUB  Subsidiary  is  listed  in the HUB  Disclosure
Schedule. For purposes of this Agreement, the term "HUB Subsidiary" means any corporation, partnership, joint venture or other legal entity in which HUB directly or indirectly, owns at least a 50% stock or other equity interest or for which HUB, directly or indirectly, acts as a general partner provided that to the extent that any representation or warranty set forth herein covers a period of time prior to the date of this Agreement, the term "HUB Subsidiary" shall include any entity which was an HUB Subsidiary at any time during such period. Each HUB Subsidiary is duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Bank is a state-chartered commercial banking corporation duly organized and validly existing under the laws of the State of New Jersey. All eligible accounts of depositors issued by the Bank are insured by the BIF to the fullest extent permitted by law. Each HUB Subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of HUB and the HUB Subsidiaries, taken as a whole.

                  (c) The HUB Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws, as in effect on the date hereof, of HUB and the Bank.

                  4.2. Capitalization. The authorized capital stock of HUB consists of 54,636,350 common shares, no par value ("HUB Common Stock"), and 10,609,000 shares of preferred stock ("HUB Authorized Preferred Stock"). As of May 31, 1999, there were 40,633,204 shares of HUB Common Stock issued, 39,998,576 shares of HUB Common Stock outstanding, and 634,628 treasury shares, and no shares of HUB Authorized Preferred Stock outstanding. Except as described in the HUB Disclosure Schedule, there are no shares of HUB Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of HUB Common Stock and HUB Authorized Preferred Stock, and all issued and outstanding shares of capital stock of HUB's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of the HUB Subsidiaries are owned by HUB free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except as described in the HUB Disclosure Schedule, neither HUB nor any HUB Subsidiary has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of HUB or any HUB Subsidiary or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3.  Authority; No Violation.

                  (a) Subject to the receipt of all necessary governmental approvals, HUB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of HUB in accordance with its Certificate of Incorporation and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of HUB are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by HUB and constitutes a valid and binding obligation of HUB, enforceable against HUB in accordance with its terms, except to the extent that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of bank holding companies, (ii) general equitable principles, and (iii) laws relating to the safety and soundness of insured depository institutions and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief..

                  (b) Neither the execution or delivery of this Agreement by HUB, nor the consummation by HUB of the transactions contemplated hereby in accordance with the terms hereof, or compliance by HUB with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or Bylaws of HUB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to HUB, any HUB Subsidiary, or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of HUB or any HUB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which HUB is a party, or by which it or any of their properties or assets may be bound or affected, except, with respect to
(ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operation, assets or financial condition of HUB and the HUB Subsidiaries, taken as a whole, and which will not prevent or materially delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the FRB, the SEC, the New Jersey Department, the Pennsylvania Department, or the Department of Treasury, State of New Jersey, and the shareholders of HUB, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of HUB in connection with (x) the execution and delivery by HUB of this Agreement, and (y) the consummation by HUB of the Merger and the other transactions contemplated hereby, except such as are listed in the HUB Disclosure Schedule or in the aggregate will not (if not obtained) have a material adverse effect on the business, operation, assets or financial condition of HUB and the HUB Subsidiaries, taken as a whole. To the best of HUB's knowledge, no fact or condition exists which HUB has reason to believe will prevent it from obtaining the aforementioned consents and approvals.

                  4.4.  Financial Statements.

                  (a) The HUB Disclosure Schedule sets forth copies of the consolidated statements of financial condition of HUB as of December 31, 1997 and 1998, and the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1996 through 1998, in each case accompanied by the audit report of Arthur Andersen, LLP, independent public accountants with respect to HUB ("Arthur Andersen"), and the unaudited consolidated statement of condition of HUB as of March 31, 1999 and the related unaudited consolidated statements of income and cash flows for the three months ended March 31, 1998 and 1999, as reported in HUB's Quarterly Report on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act") (collectively, the "HUB Financial Statements"). The HUB Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of HUB as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the consolidated results of operations, changes in stockholders' equity and cash flows of HUB for the respective fiscal periods set forth therein.

                  (b) The books and records of HUB and the HUB Subsidiaries are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the HUB Financial Statements (including the notes thereto), as of December 31, 1998 neither HUB nor any of the HUB Subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of HUB or any of the HUB Subsidiaries which were required by GAAP (consistently applied) to be disclosed in HUB's consolidated statement of condition as of December 31, 1998 or the notes thereto. Except for the transactions contemplated by this Agreement, and any other proposed acquisitions by HUB reflected in any Form 8-K filed by HUB with the SEC since December 31, 1998, neither HUB nor any HUB Subsidiary has incurred any liabilities since December 31, 1998 except in the ordinary course of business and consistent with past practice (including for other pending or contemplated acquisitions).

                  4.5. Broker's and Other Fees. Neither HUB nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any HUB Material Adverse Change since December 31, 1998 and to the best of HUB's knowledge, no facts or condition exists which HUB believes will cause a HUB Material Adverse Change in the future. "HUB Material Adverse Change" means any change which is material and adverse to the consolidated financial condition, results of operations, business or assets of HUB and the HUB Subsidiaries taken as a whole, other than (i) a change in the value of the respective investment and loan portfolios of HUB and the HUB Subsidiaries as the result of a change in interest rates generally, (ii) a change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects banking institutions generally, (iii) reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) changes resulting from acquisitions by HUB or any HUB Subsidiary pending on the date hereof or known to JBI, or (v) the entry, after the date hereof, by HUB or any HUB Subsidiary into an agreement to acquire another entity.

                  4.7 Legal Proceedings. Except as disclosed in the HUB Disclosure Schedule, and except for ordinary routine litigation incidental to the business of HUB or its Subsidiaries, neither HUB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of HUB's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against HUB or any of its Subsidiaries which, if decided adversely to HUB or its Subsidiaries, are reasonably likely to have a material adverse effect on the business, operations, assets or financial condition of HUB or its Subsidiaries, taken as a whole. Except as disclosed in the HUB Disclosure Schedule, neither HUB nor any of its Subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to HUB or its Subsidiaries.

                  4.8      Reports.

                  (a) The HUB Disclosure Schedule lists each (i) final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement filed by JBI since January 1, 1997 pursuant to the 1933 Act or the 1934 Act and (ii) communication (other than general advertising materials and press releases) mailed by HUB to its shareholders as a class since January 1, 1997, and each such communication, as of its date, complied as to form in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

                  (b) Since January 1, 1997, (i) HUB has filed all reports that it was required to file with the SEC under the 1934 Act, and (ii) HUB and the Bank each has duly filed all material forms, reports and documents which it was required to file with each agency charged with regulating any aspect of its business, in each case in form which was correct in all material respects, and, subject to permission from such regulatory authorities, HUB promptly will deliver or make available to JBI accurate and complete copies of such reports. As of their respective dates, each such form, report, or document, and each such final registration statement, prospectus, annual, quarterly or current report, definitive proxy statement or communication, complied as to form in all material respects with all applicable statutes, rules and regulations and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information contained in any such document as of a later date shall be deemed to modify information as of an earlier date. The HUB Disclosure Schedule lists the dates of all examinations of HUB or the Bank conducted by the FDIC since January 1, 1997 and the dates of any responses thereto submitted by HUB or the Bank.

                  4.9 HUB Information. The information relating to HUB and its Subsidiaries (including, without limitation, information regarding other transactions which HUB is required to disclose), this Agreement and the transactions contemplated hereby in the Registration Statement and Joint Proxy Statement-Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Joint Proxy Statement-Prospectus to the shareholders of JBI and the shareholders of HUB, and up to and including the date of the meetings of shareholders of JBI and shareholders of HUB to which such Joint Proxy Statement-Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the 1933 Act, the 1934 Act and the rules and regulations promulgated thereunder.

                  4.10 Compliance With Applicable Law. Except as set forth in the HUB Disclosure Schedule, each of HUB and HUB's Subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to HUB or HUB's Subsidiaries (including without limitation consumer, community and fair lending laws) (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of HUB and HUB's Subsidiaries taken as a whole) and HUB has not received notice of violation of, and does not know of any violations of, any of the above.

                  4.11 Funding and Capital Adequacy. At the Effective Time, after giving pro forma effect to the Merger and any other acquisition which HUB or its Subsidiaries have agreed to consummate, HUB will be deemed "well capitalized" under prompt corrective action regulatory capital requirements.

                  4.12 HUB Common Stock. As of the date hereof, HUB has available and reserved shares of HUB Common Stock sufficient for issuance pursuant to the Merger and upon the exercise of Stock Options subsequent thereto. The HUB Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Stock Options, when so issued, will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through HUB, with no personal liability attaching to the ownership thereof. The HUB Common Stock to be issued hereunder pursuant to the Merger, and upon exercise of the Stock Options, when so issued, will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations, and will be approved or listed for trading on the NYSE.

                  4.13 Agreements with Bank Regulators. Neither HUB nor any HUB Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any Government Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to JBI by HUB prior to the date of this Agreement, nor has HUB been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to JBI by HUB prior to the date of this Agreement. Neither HUB nor any HUB Subsidiary is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to JBI by HUB prior to the date of this Agreement.

                  4.14     Taxes and Tax Returns.

                  (a) HUB and HUB's subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to JBI in writing). HUB and HUB's subsidiaries have established on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of HUB through such date. The HUB Disclosure Schedule identifies the federal income tax returns of HUB and its Subsidiaries which have been examined by the IRS within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The HUB Disclosure Schedule identifies the applicable state income tax returns of HUB and its Subsidiaries which have been examined by the applicable authorities. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of HUB, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon HUB or its Subsidiaries, nor has HUB or its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the HUB Disclosure Schedule, neither HUB nor any Subsidiary of HUB (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by HUB or any of its Subsidiaries (nor does HUB have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  4.15     Employee Benefit Plans.

                  (a) Except as set forth on the HUB Disclosure Schedule, neither HUB nor any HUB Subsidiary maintains or contributes to any "employee pension benefit plan" (the "HUB Pension Plans") within the meaning of such term in Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "HUB Welfare Plans") within the meaning of such term in Section 3(1) of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement, director retirement program or other similar plan, program or arrangement. Neither HUB nor any HUB Subsidiary has, since September 2, 1974, contributed to any "Multiemployer Plan," within the meaning of Section 3(37) of ERISA.

                  (b) HUB has previously delivered to JBI, and included in the HUB Disclosure Schedule, a complete and accurate copy of each of the following with respect to each of the HUB Pension Plans and HUB Welfare Plans, if any: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any; (iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits, both vested and non-vested, under each of the HUB Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for funding purposes in the most recent actuarial valuation prepared by such HUB Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits. To the best of HUB' knowledge, the actuarial assumptions then utilized for such plans were reasonable and appropriate as of the last valuation date and reflect then current market conditions.

                  (d) During the last six years, the PBGC has not asserted any claim for liability against HUB or any HUB Subsidiary which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each HUB Pension Plan have been paid. All contributions required to be made to each HUB Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of HUB which have not been paid have been properly recorded on the books of HUB .

                  (f) Except as disclosed in the HUB Disclosure Schedule, each of the HUB Pension Plans, HUB Welfare Plans and each other employee benefit plan and arrangement identified on the HUB Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, except as disclosed in the HUB Disclosure Schedule, if HUB maintains any HUB Pension Plan, HUB has received or applied for a favorable determination letter from the IRS which takes into account the Tax Reform Act of 1986 and (to the extent it mandates currently applicable requirements) subsequent legislation, and HUB is not aware of any fact or circumstance which would disqualify any plan.

                  (g) To the best knowledge of HUB, no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any HUB Welfare Plan or HUB Pension Plan that would result in any material tax or penalty for HUB or any HUB Subsidiary.

                  (h) No HUB Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" (notice of which has not been waived by the PBGC), within the meaning of Section 4034(b) of ERISA, with respect to any HUB Pension Plan.

                  (i) No "accumulated funding deficiency," within the meaning of
Section 412 of the Code, has been incurred with respect to any HUB Pension Plan.

                  (j) There are no material pending, or, to the best knowledge of HUB, material threatened or anticipated claims (other than routine claims for benefits) by, on behalf of, or against any of the HUB Pension Plans or the HUB Welfare Plans, any trusts created thereunder or any other plan or arrangement identified in the HUB Disclosure Schedule.

                  (k) Except as disclosed in the HUB Disclosure Schedule, no HUB
Pension Plan or HUB Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law or pursuant to conversion or continuation rights set out in such Plan or an insurance policy providing benefits thereunder, or (ii) death benefits under any HUB Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits, there are no unfunded benefit obligations which are not accounted for by reserves shown on the HUB Financial Statements and established in accordance with GAAP.

                  (m) With respect to each HUB Pension Plan and HUB Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of HUB or any HUB Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except (i) for payments and other benefits due pursuant to the employment agreements included within the HUB Disclosure Schedule, and (ii) as set forth in the HUB Disclosure Schedule, or as expressly agreed to by HUB in writing either pursuant to this Agreement or otherwise, or as required by law, the consummation of the transactions contemplated by this Agreement will not (x) entitle any current or former employee of HUB or any HUB Subsidiary to severance pay, unemployment compensation or any similar payment, or (y) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any current or former employee under any HUB Pension Plan or HUB Welfare Plan.

                  (o) Except for the HUB Pension Plans and the HUB Welfare Plans, and except as set forth on the HUB Disclosure Schedule, HUB has no deferred compensation agreements, understandings or obligations for payments or benefits to any current or former director, officer or employee of HUB or any HUB Subsidiary or any predecessor of any thereof. The HUB Disclosure Schedule sets forth: (i) true and complete copies of the agreements, understandings or obligations with respect to each such current or former director, officer or employee, and (ii) the most recent actuarial or other calculation of the present value of such payments or benefits.

                  (p) Except as set forth in the HUB Disclosure Schedule, HUB does not maintain or otherwise pay for life insurance policies (other than group term life policies on employees) with respect to any director, officer or employee. The HUB Disclosure Schedule lists each such insurance policy and includes a copy of each agreement with a party other than the insurer with respect to the payment, funding or assignment of such policy. To the best of HUB `s knowledge, neither HUB nor any HUB Pension Plan or HUB Welfare Plan owns any individual or group insurance policies issued by an insurer which has been found to be insolvent or is in rehabilitation pursuant to a state proceeding.

                  (q) Except as set forth in the HUB Disclosure Schedule, HUB does not maintain any retirement plan or retiree medical plan or arrangement for directors. The HUB Disclosure Schedule sets forth the complete documentation and actuarial evaluation of any such plan.

                  4.16     Contracts.

                  (a) Except as disclosed in the HUB Disclosure Schedule, neither HUB nor any of its Subsidiaries, or to the best knowledge of HUB, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which a banking subsidiary of HUB is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of HUB and its subsidiaries, taken as a whole.

                  (b) Except as disclosed in the HUB Financial Statements, in the SEC-filed documents referred to in Section 4.8, or in the HUB Disclosure Schedule, and except for loan commitments, loan agreements and loan instruments entered into or issued by the Bank in the ordinary course of business, (i) as of the date of this Agreement, neither HUB nor any HUB Subsidiary is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of HUB and the HUB Subsidiaries taken as a whole, and (ii) neither HUB nor any HUB Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the HUB Disclosure Schedule and except for loan commitments, loan agreements and loan instruments entered into or issued by the Bank in the ordinary course of business, no commitment, agreement or other instrument to which HUB or any HUB Subsidiary is a party or by which either of them is bound limits the freedom of HUB or any HUB Subsidiary to compete in any line of business or with any person.

                  4.17     Properties and Insurance.

                  (a) HUB and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in HUB's consolidated balance sheet as of December 31, 1998, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1998), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of HUB and its subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports. Except as disclosed in the HUB Disclosure Schedule, HUB and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by HUB or its Subsidiaries in all material respects as presently occupied, used, possessed and controlled by HUB and its Subsidiaries.

                  (b) The business operations and all insurable properties and assets of HUB and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of HUB, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of HUB adequate for the business engaged in by HUB and its Subsidiaries. As of the date hereof, neither HUB nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.18. Environmental Matters. Except as disclosed in the HUB Disclosure Schedule, neither HUB nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that HUB or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of HUB and its Subsidiaries taken as a whole. Except as disclosed in the HUB Disclosure Schedule, HUB has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property currently owned or leased by HUB or any of its subsidiaries in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of HUB and its Subsidiaries, taken as a whole.

                  4.19 Reserves. As of December 31, 1998, the allowance for possible loan losses in the HUB Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the allowance for possible loan losses complies in all material respects with GAAP
(consistently applied) and all applicable policies of the FDIC. As of December 31, 1998, the valuation allowance for OREO properties in the HUB Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute the valuation allowance for OREO properties complies in all material respects with GAAP (consistently applied), and all applicable policies of the FDIC.

                  4.20. Year 2000 Compliance. HUB and the HUB Subsidiaries have taken all reasonable steps necessary to address the software, accounting and record keeping issues raised in order for the data processing systems used in the business conducted by HUB and the HUB Subsidiaries to be substantially Year 2000 compliant on or before the end of 1999 and HUB does not expect the future cost of addressing such issues to be material. Neither HUB nor any HUB Subsidiary has received a rating of less than satisfactory from any bank regulatory agency with respect to Year 2000 compliance.

                  4.21 Accounting for the Merger; Reorganization. As of the date hereof, after reviewing the terms of this Agreement, the stock repurchases by HUB, the stock repurchases by JBI identified in writing to HUB, and the employee benefit plans of JBI and the Jefferson Banks with HUB's independent auditors, HUB does not have any reason to believe that the Merger will fail to qualify (i) for pooling-of-interests treatment under GAAP, or (ii) as a reorganization under
Section 368(a) of the Code. As of the date hereof, neither HUB nor any HUB Subsidiary owns any shares of JBI Common Stock.

                  4.22 Disclosure.  No representation  or warranty  contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the representations or warranties herein not misleading in light of the circumstances under which they were made.


                      ARTICLE V - COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of JBI. During the period from the date of this Agreement to the Effective Time, JBI and the Jefferson Banks shall, and shall cause each JBI Subsidiary to, conduct their respective businesses only in the ordinary course and consistent with prudent business practice, except for transactions permitted hereunder or with the prior written consent of HUB, which consent will not be unreasonably withheld. Each of JBI and the Jefferson Banks also shall use its reasonable best efforts to (i) preserve its business organization and that of the JBI Subsidiaries intact, (ii) keep available to itself and the JBI Subsidiaries the present services of their respective employees, and (iii) preserve for itself and HUB the goodwill of its customers and those of the JBI Subsidiaries and others with whom business relationships exist.

                  5.2. Negative Covenants. From the date hereof to the Effective Time, except as otherwise approved by HUB in writing, or as set forth in the JBI Disclosure Schedule, or as permitted or required by this Agreement, neither JBI nor any of the Jefferson Banks will:

                  (a) change any provision of its Certificate of Incorporation or any similar governing documents;

                  (b) change any provision of its Bylaws without the consent of HUB which consent shall not be unreasonably withheld;

                  (c) change the number of shares of its authorized or issued capital stock (other than upon exercise of stock options or warrants described on the JBI Disclosure Schedule in accordance with the terms thereof) or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock other than its regular quarterly cash dividend in the amount of $0.62 per share per quarter; provided, however, that nothing contained herein shall be deemed to affect the ability of the Jefferson Banks to pay dividends on their capital stock to JBI;

                  (d) grant any severance or termination pay (other than pursuant to policies or contracts of JBI in effect on the date hereof and disclosed to HUB in the JBI Disclosure Schedule) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except in each case (i) as required by law or (ii) as specified in
Section 5.2 of the JBI Disclosure Schedule;

                  (e) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of JBI or the Jefferson Banks;

                  (f) make any capital expenditures in excess of $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair and expenditures described in business plans or budgets previously furnished to HUB, except as set forth in Section 5.2 of the JBI Disclosure Schedule;

                  (g) file any applications or make any contract with respect to branching or site location or relocation;

                  (h) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity or make any new investments in securities other than investments in government, municipal or agency bonds having a maturity of less than five years;

                  (i) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities;

                  (j) take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

                  (k) without first conferring with HUB, make or commit to make any new loan or new extension of credit in an amount of $5,000,000 or more, except such loan initiations that are committed as of the date of this Agreement and identified on the JBI Disclosure Schedule and residential mortgage loans made in the ordinary course of business in accordance with past practice; or

                  (l) agree to do any of the foregoing.

                  5.3. No Solicitation. So long as this Agreement remains in effect, JBI and the Jefferson Banks shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than HUB) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving JBI or either of the Jefferson Banks (an "Acquisition Transaction"). Notwithstanding the foregoing, JBI may enter into discussions or negotiations or provide information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of JBI, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. JBI shall promptly communicate to HUB the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, each of JBI and HUB will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, JBI agrees to provide HUB, and HUB agrees to provide JBI, with internally prepared profit and loss statements no later than 25 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year), JBI will deliver to HUB and HUB will deliver to JBI their respective quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, JBI will deliver to HUB and HUB will deliver to JBI their respective Annual Reports on Form 10-K as filed with the SEC under the 1934 Act.

                  5.5.  Access to Properties and Records; Confidentiality.

                  (a) JBI and  the  Jefferson  Banks  shall  permit  HUB and its representatives, and HUB shall permit, and cause each HUB Subsidiary to permit, JBI and its representatives, reasonable access to their respective properties, and shall disclose and make available to HUB and its representatives, or JBI and its representatives as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which HUB and its representatives or JBI and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their reasonable best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, JBI acknowledges that HUB may be involved in discussions concerning other potential acquisitions and HUB shall not be obligated to disclose such information to JBI except as such information is disclosed to HUB's shareholders generally.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its reasonable best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  5.6.  Regulatory Matters.

                  (a) For the purposes of holding the Shareholders  Meetings (as referred to in Section 5.7 hereof), and qualifying under applicable federal and state securities laws the HUB Common Stock to be issued to JBI shareholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by HUB with the SEC of a Registration Statement including a joint proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by JBI and HUB to their respective shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Joint Proxy Statement-Prospectus" and the various documents to be filed by HUB under the 1933 Act with the SEC to register the HUB Common Stock for sale, including the Joint Proxy Statement-Prospectus, are referred to herein as the "Registration Statement").

                  (b) HUB shall furnish JBI with such information concerning HUB and its Subsidiaries (including, without limitation, information regarding other transactions which HUB is required to disclose) as is necessary in order to cause the Joint Proxy Statement-Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. HUB agrees promptly to advise JBI if at any time prior to the Shareholders' Meetings any information provided by HUB in the Joint Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide JBI with the information needed to correct such inaccuracy or omission. HUB shall promptly furnish JBI with such supplemental information as may be necessary in order to cause the Joint Proxy Statement-Prospectus, insofar as it relates to HUB and the HUB Subsidiaries, to comply with Section 5.6(a) after the mailing thereof to the parties' respective shareholders.

                  (c) JBI shall furnish HUB with such information concerning JBI as is necessary in order to cause the Joint Proxy Statement-Prospectus, insofar as it relates to JBI, to comply with Section 5.6(a) hereof. JBI agrees promptly to advise HUB if at any time prior to the Shareholders' Meetings, any information provided by JBI in the Joint Proxy Statement-Prospectus becomes incorrect or incomplete in any material respect and promptly to provide HUB with the information needed to correct such inaccuracy or omission. JBI shall promptly furnish HUB with such supplemental information as may be necessary in order to cause the Joint Proxy Statement-Prospectus, insofar as it relates to JBI and the Jefferson Banks to comply with Section 5.6(a) after the mailing thereof to the parties' respective shareholders.

                  (d) HUB shall as promptly as practicable make such filings as are necessary in connection with the offering of the HUB Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. JBI shall promptly furnish HUB with such information regarding the JBI shareholders as HUB requires to enable it to determine what filings are required hereunder. JBI authorizes HUB to utilize in such filings the information concerning JBI and the Jefferson Banks provided to HUB in connection with, or contained in, the Joint Proxy Statement-Prospectus. HUB shall furnish JBI's counsel with copies of all such filings and keep JBI advised of the status thereof. HUB and JBI shall as promptly as practicable file the Registration Statement containing the Joint Proxy Statement-Prospectus with the SEC, and each of HUB and JBI shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Joint Proxy Statement-Prospectus.

                  (e) HUB shall cause the HUB Common Stock issuable pursuant to the Merger to be listed on the NYSE at the Effective Time. HUB shall cause the HUB Common Stock which shall be issuable pursuant to exercise of Stock Options to be accepted for listing on the NYSE when issued.

                  (f) The parties hereto will cooperate with each other and use their reasonable best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC, the FRB, the New Jersey Department, the Pennsylvania Department and (if required) the NJDEP and PDEP. Without limiting the foregoing, the parties shall use reasonable business efforts to file for approval or waiver by the appropriate bank regulatory agencies within 45 days after the date hereof. The parties shall each have the right to review in advance (and shall do so promptly) all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or Governmental Entity in connection with the transactions contemplated by this Agreement.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

                  (h) JBI acknowledges that HUB is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning JBI may be required to be included in the registration statements, if any, for the sale of securities of HUB or in SEC reports in connection with such acquisitions. JBI agrees to provide HUB with any information, certificates, documents or other materials about JBI as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by HUB prior to the Effective Time. JBI shall use its reasonable efforts to cause its attorneys and accountants to provide HUB and any underwriters for HUB with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. HUB shall reimburse JBI for reasonable expenses thus incurred by JBI should this transaction be terminated for any reason. HUB shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding JBI unless JBI shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

                  5.7.  Approval of Shareholders.

                  (a) JBI will (i) take all steps  necessary duly to call,  give notice of, convene and hold a meeting of the shareholders of JBI (the "JBI Shareholders Meeting") for the purpose of securing the approval of shareholders of this Agreement, (ii) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if JBI's Board of Directors, after consulting with counsel, determines in the exercise of its fiduciary duties that such recommendation should not be made or should be withdrawn, recommend to the shareholders of JBI the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with HUB with respect to each of the foregoing matters.

                  (b) HUB will (i) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of HUB (the "HUB Shareholders Meeting") for the purpose of securing the approval of shareholders of this Agreement, (ii) recommend to the shareholders of HUB the approval of this Agreement and the transactions contemplated hereby and use its reasonable best efforts to obtain, as promptly as practicable, such approval, and (iii) cooperate and consult with JBI with respect to each of the foregoing matters.

                  5.8.  Further Assurances.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its reasonable best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto if the Merger is not consummated.

                  (b) HUB agrees that from the date hereof to the Effective Time, except as otherwise approved by JBI in writing or as permitted or required by this Agreement, HUB will use reasonable business efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships, and HUB will not, nor will it permit any HUB Subsidiary to, take any action: (i) that would result in any of its representations and warranties contained in Article IV of this Agreement not being true and correct in any material respect at, or prior to, the Effective Time, or (ii) that would cause any of its conditions to Closing not to be satisfied, or (iii) that would constitute a breach or default of its obligations under this Agreement, or (iv) to declare, set aside, make or pay any extraordinary cash dividend in excess of $0.05 per share of HUB Common Stock, or
(v) to enter into any agreement after the date hereof with respect to one or more acquisitions that, individually or in the aggregate, can reasonably be expected to materially adversely affect the ability of HUB to consummate the Merger prior to the Cutoff Date (as such term is hereinafter defined), or (vi) to agree to do any of the foregoing.

                  (c) HUB, the Bank, JBI and the Jefferson Banks will use reasonable efforts to cause the Merger to occur on or before November 30, 1999.

                  5.9. Public Announcements. HUB and JBI shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger transactions contemplated hereby, and HUB and JBI agree that unless approved mutually by them in advance, they will not issue any press release or written statement for general circulation relating primarily to the transactions contemplated hereby, except as may be otherwise required by law or regulation upon the advice of counsel.

                  5.10. Failure to Fulfill Conditions.  In the event that HUB or
JBI determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to April 30, 2000 (the "Cutoff Date") and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions HUB may enter into with other parties, JBI and HUB will promptly inform the other of any facts applicable to JBI or HUB, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any Governmental Entity or which would otherwise prevent or materially delay completion of the Merger.

                  5.11.    Employee Matters.

                  (a) Following consummation of the Merger, HUB agrees with JBI to honor the existing written employment and severance contracts with officers and employees of JBI and Jefferson Banks that are included in the JBI Disclosure Schedule, and to institute for key employees the compensation and incentive structure described on Schedule 5.11(a) of the HUB Disclosure Schedule.

                  (b) Following consummation of the Merger, HUB will decide whether to continue each of the Jefferson Banks and/or JBI's pension and welfare plans for the benefit of employees of the Jefferson Banks and JBI, or to have such employees become covered under a HUB Pension and Welfare Plan. If HUB decides to cover Jefferson Banks and JBI employees under a HUB Pension and Welfare Plan, such employees will receive credit for prior years of service with the Jefferson Banks and/or JBI for purposes of determining eligibility to participate, and vesting, if applicable. No prior existing condition limitation shall be imposed with respect to any medical coverage plan as a result of the Merger.

                  (c) Any person who was serving as an employee of either JBI or the Jefferson Banks immediately prior to the Effective Time (other than those employees covered by either a written employment agreement or the arrangements set forth in Section 5.11 of the JBI Disclosure Schedule) whose employment is discontinued by HUB or the Bank or any of the HUB Subsidiaries within six months after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from the Bank equal in amount to one week's base pay for each full year such employee was employed by JBI or the Jefferson Banks or any successor or predecessor thereto or other JBI Subsidiary, subject to a minimum of two weeks' severance and a maximum of 26 weeks' severance, together with any accrued but unused vacation leave with respect to the calendar year in which termination occurs. For purposes of this
Section 5.11, "Cause" shall mean termination because of the employee's personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses). Following the expiration of the foregoing severance policy, any years of service recognized for purposes of this Section 5.11(c) will be taken into account under the terms of any applicable severance policy of HUB.

                  (d) Employees of JBI and the Jefferson Banks who become employees of HUB or any HUB Subsidiary shall become entitled to participate in HUB's defined benefit pension plan in accordance with its terms. In this regard, each such employee shall (i) receive, for purposes of participation and vesting only, credit for all service with JBI or the Jefferson Banks and (ii) enter the HUB defined benefit pension plan on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.
                  (e) Employees of JBI and the Jefferson Banks who become employees of HUB or any HUB Subsidiary shall become entitled to participate in the applicable HUB retirement savings plan ("401(k) Plan") in accordance with its terms. In this regard, each such employee shall (i) receive, for purposes of participation and vesting only, credit for all service with JBI or the Jefferson Banks, and (ii) enter the applicable 401(k) Plan on the entry date concurrent with or next following the employee's satisfaction of such plan's minimum participation requirements.

                  (f) JBI and the Jefferson Banks may continue to administer such bonus programs and arrangements as are disclosed pursuant to this Agreement through the Effective Time, provided that bonuses shall be paid only to the extent they have been previously accrued and their payment will not cause JBI's earnings to fall below budgeted amounts.

                  (g) Within ninety (90) days after the date hereof, HUB and the Bank shall use their reasonable best efforts to inform the employees of JBI and the Jefferson Banks of the likelihood of such employees having continued employment with HUB or a HUB Subsidiary following the Effective Time and, where appropriate, shall use their reasonable best efforts to interview the JBI and Jefferson Banks employees to determine if there are mutually beneficial employment opportunities available at HUB or a HUB Subsidiary. It is the intent of HUB and the Bank in connection with reviewing applicants for employment positions to give any JBI and Jefferson Banks employee who is terminated for other than Cause within six (6) months following the Effective Time the same consideration as is afforded the Bank employees for such positions in accordance with existing formal or informal polices for a period of six (6) months from such date of termination.

                  (h) Each employee of JBI or the Jefferson Banks  identified in
Section 5.11 of the JBI Disclosure Schedule shall be entitled to receive a "retention" bonus from JBI or the Jefferson Banks in the amount set forth in
Section 5.11 of the JBI Disclosure Schedule in the event that such employee remains an employee of JBI or the Jefferson Banks, as applicable until the fifteenth day following successful completion of the conversion of the Jefferson Banks' computer systems to those of the Bank, and satisfactorily fulfills the duties and responsibilities of the position of such employee of JBI or the Jefferson Banks, as the case may be, through such time; provided that retention bonuses, in the aggregate, shall not exceed $500,000.

                  (i) HUB shall pay the cost of out-placement services for employees who are terminated without Cause in connection with the Merger within six (6) months after the Effective Time. HUB shall not be obligated to pay any out-placement fees in connection with the foregoing or more than $50,000 in the aggregate for such services.

                  5.12. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to the parties' respective Disclosure Schedules which corrects any representation or warranty which was untrue when made shall eliminate the other party's right (if any) to terminate this Agreement based on the original untruth of the representation or warranty; provided, that the other party shall be deemed to have waived such right if it does not exercise such right within 15 days after receiving the correcting supplement or amendment.

                  5.13.  Transaction Expenses of JBI.

                  (a) For planning purposes, JBI shall, within 30 days from the date hereof, provide HUB with its estimated budget of transaction-related expenses reasonably anticipated to be payable by JBI in connection with this transaction based on facts and circumstances then currently known, including the fees and expenses of counsel, accountants, investment bankers and other professionals. JBI shall promptly notify HUB if or when it determines that it will expect to exceed its budget.

                  (b) Promptly after the execution of this Agreement, JBI shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. JBI shall accrue and/or pay all of such amounts as soon as possible.

                  (c) JBI shall cause its professionals to render monthly invoices within 15 days after the end of each month. JBI shall advise HUB monthly of all out-of-pocket expenses which JBI has incurred in connection with this transaction.

                  (d) HUB, in reasonable consultation with JBI, shall make all arrangements with respect to the printing and mailing of the Joint Proxy Statement-Prospectus.

                  5.14       Indemnification.

                  (a) For a period of six years after the Effective Time, HUB shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of JBI or the Jefferson Banks or serves or has served at the request of JBI or the Jefferson Banks in any capacity with any other person (collectively, the "Indemnitees") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including, without limitation, reasonable costs of investigation, and the reasonable fees and disbursements of legal counsel and other advisers and experts as incurred), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee by reason of the fact that he or she is or was a director, officer, employee or agent of JBI or the Jefferson Banks or serves or has served at the request of JBI or the Jefferson Banks in any capacity with any other person, in connection with, arising out of or relating to (i) any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including, without limitation, any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against JBI or the Jefferson Banks or any of their respective affiliates, or by any former or present shareholder of JBI (each a "Claim" and collectively, "Claims"), including, without limitation, any Claim which is based upon, arises out of or in any way relates to the Merger, the Proxy Statement/Prospectus, this Agreement, any of the transactions contemplated by this Agreement, the Indemnitee's service as a member of the Board of Directors of JBI or the Jefferson Banks or of any committee of JBI's or the Jefferson Banks' Board of Directors, the events leading up to the execution of this Agreement, any statement, recommendation or solicitation made in connection therewith or related thereto and any breach of any duty in connection with any of the foregoing, or (ii) the enforcement of the obligations of HUB set forth in this Section 5.14, in each case to the fullest extent which JBI or the Jefferson Banks would have been permitted under any applicable law and their respective Certificates of Incorporation or Bylaws had the Merger not occurred (and HUB shall also advance expenses as incurred to the fullest extent so permitted). Notwithstanding the foregoing, but subject to subsection (b) below, HUB shall not provide any indemnification or advance any expenses with respect to any Claim which relates to a personal benefit improperly paid or provided, or alleged to have been improperly paid or provided, to the Indemnitee, but HUB shall reimburse the Indemnitee for costs incurred by the Indemnitee with respect to such Claim when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the Indemnitee was not improperly paid or provided with the personal benefit alleged in the Claim.

                  (b) From and after the Effective Time, HUB shall assume and honor any obligation of JBI or the Jefferson Banks immediately prior to the Effective Time with respect to the indemnification of the Indemnitees arising out of the Certificate of Incorporation or Bylaws of JBI or the Jefferson Banks, or arising out of any written indemnification agreements between JBI and/or the Jefferson Banks and such persons disclosed in the JBI Disclosure Schedule, as if such obligations were pursuant to a contract or arrangement between HUB and such Indemnitees.

                  (c) In the event HUB or any of its successors or assigns (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HUB assume the obligations set forth in this Section 5.14.

                  (d) HUB shall cause JBI's and the Jefferson Banks' officers and directors to be covered under HUB's then current officers' and directors' liability insurance policy for a period of six years after the Effective Time, or, in the alternative, to be covered under an extension of JBI's and the Jefferson Banks' existing officers' and directors' liability insurance policy. However, HUB shall only be required to insure such persons upon terms and for coverages substantially similar to JBI's and the Jefferson Banks' existing officers' and directors' liability insurance.

                  (e) Any Indemnitee wishing to claim indemnification under this
Section 5.14 shall promptly notify HUB upon learning of any Claim, but the failure to so notify shall not relieve HUB of any liability it may have to such Indemnitee if such failure does not materially prejudice HUB. In the event of any Claim (whether arising before or after the Effective Time) as to which indemnification under this Section 5.14 is applicable, (x) HUB shall have the right to assume the defense thereof and HUB shall not be liable to such Indemnitees for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if HUB elects not to assume such defense, or counsel for the Indemnitees advises that there are issues which raise conflicts of interest between HUB and the Indemnitees, the Indemnitees may retain counsel satisfactory to them, and HUB shall pay the reasonable fees and expenses of such counsel for the Indemnitees as statements therefor are received; provided, however, that HUB shall be obligated pursuant to this Section 5.14(e) to pay for only one firm of counsel for all Indemnitees in any jurisdiction with respect to a matter unless the use of one counsel for multiple Indemnitees would present such counsel with a conflict of interest that is not waived, and (y) the Indemnitees will cooperate in the defense of any such matter. HUB shall not be liable for settlement of any claim, action or proceeding hereunder unless such settlement is effected with its prior written consent. Notwithstanding anything to the contrary in this Section 5.14, HUB shall not have any obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnitee in the manner contemplated hereby is prohibited by applicable law or public policy.

                  5.15 Bank Policies and Bank Mergers. Notwithstanding that JBI believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, JBI recognizes that HUB may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). From and after the date of this Agreement to the Effective Time and in order to formulate the plan of integration for the Bank Mergers, JBI and HUB shall consult and cooperate with each other with respect to
(i) conforming to the extent appropriate, based upon such consultation, JBI's loan, accrual and reserve policies and JBI's other policies and procedures regarding applicable regulatory matters, including without limitation Federal Reserve, the Bank Secrecy Act and FDIC matters, to those policies of HUB as HUB may reasonably identify to JBI from time to time, (ii) new extensions of credit by the Jefferson Banks where the aggregate exposure exceeds $5,000,000, and
(iii) conforming, based upon such consultation, the composition of the investment portfolio and overall asset/liability management position of JBI and the Jefferson Banks to the extent appropriate; provided that any required change in JBI's practices in connection with the matters described in clause (i) or
(iii) above need not be effected (A) more than five days prior to the Effective Time and (B) unless and until all necessary regulatory, governmental and shareholder approvals and consents have been received, all statutory waiting periods in respect thereof have expired, HUB agrees in writing that all conditions precedent to the Closing have occurred (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), and HUB has provided the Closing Notice. No accrual or reserve made by JBI or any JBI Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 7.1(d) or Section 7.1(g) hereof.

                  5.16 Pooling and Tax-Free Reorganization Treatment. Before the Effective Time, neither HUB nor JBI shall intentionally take, fail to take, or cause to be taken or not taken any action within its control, which would disqualify the Merger as a "pooling-of-interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code. Subsequent to the Effective Time, HUB shall not take and shall cause the Surviving Corporation not to take any action within their control that would disqualify the Merger as such a "reorganization" under the Code.

                  5.17 Comfort Letters. HUB shall cause Arthur Andersen, its independent public accountants, to deliver to JBI, and JBI shall cause Grant Thornton, its independent public accountants, to deliver to HUB and to its officers and directors who sign the Registration Statement for this transaction, a "comfort letter" or "agreed upon procedures" letter, dated the date of the mailing of the Joint Proxy Statement-Prospectus for the Shareholders Meeting of JBI, in the form customarily issued by such accountants at such time in transactions of this type, and in substance reasonably satisfactory to JBI.

                  5.18 Affiliates. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, JBI shall deliver to HUB (a) a letter identifying all persons who, to the knowledge of JBI, may be deemed to be affiliates of JBI under Rule 145 of the 1933 Act and the pooling-of-interests accounting rules, including, without limitation, all directors and executive officers of JBI and (b) use its reasonable best efforts to cause each person who may be deemed to be an affiliate of JBI to execute and deliver to HUB a letter agreement, substantially in the form of Exhibit 5.19-1, agreeing to comply with Rule 145 and to refrain from transferring shares as required by the pooling-of-interests accounting rules. Within two weeks after the date hereof, HUB shall use its reasonable best efforts to cause its directors and executive officers (and other parties who may be deemed to be affiliates, if any) to enter into letter agreements in the form of Exhibit 5.19-2 with HUB concerning the pooling-of-interests accounting rules.

                  5.19 Operation of the JBI Division. For a period of no less than three years following the Closing, HUB shall cause the Bank to operate a separate division of the Bank to be known as the Jefferson Bank Division of Hudson United Bank (the "Division"), which Division will be assigned responsibility, within established policies and procedures of the Bank, for the former business banking operations of the Jefferson Banks and of the Bank's southern New Jersey branches, and for the residential mortgage lending and consumer lending for the Bank as a whole.

                  5.20 Appointments. As of the Effective Time: (a) HUB and the Bank shall cause Betsy Z. Cohen to be appointed as Chairperson and Chief Executive Officer of the Division; (b) the Bank shall cause Robert B. Goldstein to be appointed as President and Chief Operating Officer of the Division; (c) the Bank shall invite the directors of JBI to serve on an advisory Board of Directors for the Division; (d) HUB shall cause three persons designated by JBI and reasonably acceptable to HUB to be appointed as directors of the Bank; and
(e) HUB shall cause Betsy Z. Cohen and William H. Lamb to be appointed as directors of HUB. In connection with HUB's next annual shareholders meeting, HUB shall cause Betsy Z. Cohen to be nominated for a three year term as director of HUB.


                         ARTICLE VI - CLOSING CONDITIONS

                  6.1. Conditions to Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of JBI and by the requisite vote of the shareholders of HUB. The HUB Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the HUB Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The HUB Common Stock to be issued in connection with the Merger, including HUB Common Stock to be issued for the JBI Stock Options, shall have been approved for listing on the NYSE.

                  (b)   Regulatory   Filings.   All   necessary   regulatory  or
governmental approvals and consents (including without limitation any required approval of the FDIC, the New Jersey Department, the Pennsylvania Department, the FRB, the SEC and (if necessary) the NJDEP and the PDEP) required to consummate the transactions contemplated hereby shall have been obtained without the imposition of any non-standard or non-customary term or condition which would materially impair the value of JBI and the Jefferson Banks, taken as a whole, to HUB. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period if applicable) shall have expired.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any Governmental Entity in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or Governmental Entity in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which HUB or JBI determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

                  (d) Tax Opinion. HUB and JBI shall each have received an opinion, dated as of the Effective Time, of Pitney, Hardin, Kipp & Szuch, reasonably satisfactory in form and substance to JBI and its counsel and to HUB, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts and representations as such counsel may reasonably deem relevant, to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code; (ii) no gain or loss will be recognized by JBI; (iii) no gain or loss will be recognized by the JBI shareholders upon the exchange of JBI Common Stock solely for HUB Common Stock;
(iv) the tax basis of any HUB Common Stock received in exchange for JBI Common Stock shall equal the basis of the recipient's JBI Common Stock surrendered in the exchange, reduced by the amount of cash received, if any, in the exchange, and increased by the amount of the gain recognized, if any, in the exchange (whether characterized as dividend or capital gain income); and (v) the holding period for any HUB Common Stock received in exchange for JBI Common Stock will include the period during which JBI Common Stock surrendered in the exchange was held, provided such stock was held as a capital asset on the date of the exchange.

                  (e) Pooling of Interests. HUB shall have received a letter, dated the Closing Date, from its accountants, Arthur Andersen, reasonably satisfactory to HUB and JBI, to the effect that, based on a review of this Agreement and related agreements and the facts and circumstances known to it, the Merger shall be qualified to be treated by HUB as a pooling-of-interests for accounting purposes.

                  6.2. Conditions to the Obligations of HUB Under this Agreement. The obligations of HUB under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of JBI and the Jefferson Banks. Except for those representations which are made as of a particular date, the representations and warranties of JBI contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except to the extent waived pursuant to Section 5.12 hereof. JBI shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the JBI Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the JBI Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel. HUB shall have received an opinion of counsel to JBI, dated the Closing Date, in form and substance reasonably satisfactory to HUB, substantially to the effect set forth in accordance with
Exhibit 6.2(b) hereto.

                  (c) Certificates. JBI shall have furnished HUB with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as HUB may reasonably request.

                  (d) Legal Fees. JBI shall have furnished HUB with letters from all attorneys representing JBI and the Jefferson Banks in any matters confirming that all material legal fees have been paid in full for services rendered as of the Effective Time.

                  (e) Merger Related Expense. JBI shall have provided HUB with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger related expenses of JBI, other than printing expenses (which are within the control of HUB), shall be based upon normal and customary billing rates and fees.

                  6.3. Conditions to the Obligations of JBI Under this Agreement. The obligations of JBI under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of HUB. Except for those representations which are made as of a particular date, the representations and warranties of HUB contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date, except to the extent waived pursuant to Section 5.12 hereof. HUB shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the HUB Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the HUB Disclosure Schedule, materially adversely affect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel to HUB. JBI shall have received an opinion of counsel to HUB, dated the Closing Date, in form and substance reasonably satisfactory to JBI, substantially to the effect set forth in accordance with Exhibit 6.3(b) hereto.

                  (c) Certificates. HUB shall have furnished JBI with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as JBI may reasonably request.


                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of JBI:

                  (a) by mutual written consent of the parties hereto;

                  (b) by HUB or JBI (i) if the Effective Time shall not have occurred on or prior to the Cutoff Date unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or (ii) if a vote of the shareholders of JBI is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose (provided that the terminating party shall not be in material breach of any of its obligations under Section 5.7 hereof), or (iii) if a vote of the shareholders of HUB is taken and such shareholders fail to approve this Agreement at the meeting (or any adjournment or postponement thereof) held for such purpose (provided that the terminating party shall not be in material breach of any of its obligations under Section 5.7 hereof);

                  (c) by HUB or JBI upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or Governmental Entity or by HUB upon written notice to JBI if any such application is approved with conditions (other than conditions which are customary or standard in such regulatory approvals) which would materially impair the value of JBI and the Jefferson Banks, taken as a whole, to HUB;

                  (d) by HUB if (i) there shall have occurred an JBI Material Adverse Change from that disclosed by JBI in JBI's Annual Report on Form 10-K for the year ended December 31, 1998 or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of JBI hereunder and such breach shall not have been remedied within 30 days after receipt by JBI of notice in writing from HUB to JBI specifying the nature of such breach and requesting that it be remedied;

                  (e) by JBI, if (i) there shall have occurred a HUB Material Adverse Change from that disclosed by HUB in HUB's Annual Report on Form 10-K for the year ended December 31, 1998, which change shall have resulted in a material adverse effect on HUB (it being understood that those matters disclosed in the HUB Disclosure Schedule shall not be deemed to constitute such a material adverse effect); or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of HUB hereunder and such breach shall not have been remedied within 30 days after receipt by HUB of notice in writing from JBI specifying the nature of such breach and requesting that it be remedied;

                  (f) by JBI, if JBI's Board of Directors shall have approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws;

                  (g) by HUB if the conditions set forth in Sections 6.1 and 6.2 are not satisfied and are not capable of being satisfied by the Cutoff Date;

                  (h) by JBI if the conditions set forth in Sections 6.1 and 6.3 are not satisfied and are not capable of being satisfied by the Cutoff Date; or

                  (i) by JBI, if (either before or after the approval of this Agreement by the stockholders of JBI) its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three business day period commencing with (and including) the Determination Date, if both of the following conditions are satisfied:

                           (x) the Median  Pre-Closing Price of HUB Common Stock
on the Determination Date (the "Determination Price"), is less than the HUB Floor Price. The "HUB Floor Price" is 70% of the HUB Average Starting Date Price. The "HUB Average Starting Date Price" is the average of the high and low sale prices of HUB Common Stock on the trading day immediately preceding the date hereof (the "Starting Date"), as the same shall be adjusted to reflect any Capital Change; and

                           (y)  (A)  the  quotient   obtained  by  dividing  the
Determination Price by the HUB Average Starting Date Price (the "HUB Ratio") is less than (B) the quotient obtained by dividing the number calculated using the index of financial institutions set forth on Exhibit A hereto (the "Index Price") as of the close of business on the Determination Date by the Index Price as of the close of business on the Starting Date and subtracting 0.20 from the quotient in this clause (y)(B) (such number being referred to herein as the "Index Ratio").

                  Notwithstanding the foregoing, if JBI elects to exercise its termination right pursuant to this subsection (i), it shall give prompt written notice to HUB (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three business day period)). During the two business day period commencing with its receipt of such notice, HUB shall have the option of increasing the consideration to be received by the holders of JBI Common Stock hereunder by increasing the Exchange Ratio to equal the lesser of (i) a number (rounded to four decimals) equal to a quotient, the numerator of which is the HUB Floor Price multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Determination Price, and
(ii) a number (rounded to four decimals) equal to a quotient, the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the HUB Ratio. If HUB makes an election contemplated by the preceding sentence, within such two business day period, it shall give prompt written notice to JBI of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this subsection (i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this subsection (i).

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either HUB or JBI pursuant to Section 7.1, this Agreement (other than Section 5.5(b), the penultimate sentence of Section 5.6(h), this Section 7.2 and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or shareholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the shareholders of JBI but, after any such adoption, no amendment shall be made which reduces the amount or changes the form of the consideration to be delivered to the shareholders of JBI without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.


                          ARTICLE VIII - MISCELLANEOUS

                  8.1.  Expenses.

                  (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing, JBI may bear the expenses of the Jefferson Banks.

                  (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

                  8.2. Survival. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time, except for Article II, this Section 8.2 and Sections 5.5(b), 5.8(a), 5.11 and 5.14.

                  8.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:

         (a)  If to HUB, to:

                  Hudson United Bancorp.
                  1000 MacArthur Boulevard
                  Mahwah, NJ 07430
                  Attn.: Kenneth T. Neilson, Chairman, President and
                         Chief Executive Officer

                  Copy to:

                  Hudson United Bancorp.
                  1000 MacArthur Boulevard
                  Mahwah, NJ 07430
                  Attn.: D. Lynn Van Borkulo-Nuzzo, Esq.

                  And copy to:

                  Pitney, Hardin, Kipp & Szuch
                  (mail to) P.O. Box 1945
                  Morristown, NJ 07962
                  (deliver to) 200 Campus Drive
                  Florham Park, NJ 07932
                  Attn.: Ronald H. Janis, Esq.

         (b)      If to JBI, to:

                  JeffBanks, Inc.
                  1845 Walnut Street
                  Philadelphia, PA  19109
                  Attn.: Betsy Z. Cohen, Chairman and Chief Executive Officer

                  Copy to:

                  Ledgewood Law Firm, P.C.
                  1521 Locust Street, Suite 800
                  Philadelphia, PA  19102
                  Attn.: J. Baur Whittlesey, Esq.

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

                  8.4. Parties in Interest; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement except the Indemnitees described in Section 5.14. This Agreement and the rights and obligations of the parties hereunder may not be assigned.

                  8.5. Entire Agreement. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto, other than any confidentiality agreements entered into by the parties hereto.

                  8.6. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.7. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.8. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  IN WITNESS WHEREOF, HUB, the Bank, JBI and the Jefferson Banks have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:                             HUDSON UNITED BANCORP


By: VIRGINIA A. LAZALA                     By: D. LYNN VAN BORKULO-NUZZO
    ------------------------------             -------------------------------
     Virginia A. Lazala,                        D. Lynn Van Borkulo-Nuzzo,
     Assistant Corporate Secretary              Executive Vice-President

ATTEST:                             JEFFBANKS, INC.


By: ROBERT GOLDSTEIN                       By: BETSY Z. COHEN
    ------------------------------             --------------------------------
     Robert Goldstein,                          Betsy Z. Cohen, Chairman,
     President                                     and Chief Executive Officer


ATTEST:                             HUDSON UNITED BANK


By: VIRGINIA A. LAZALA                      By: D. LYNN VAN BORKULO-NUZZO
    ------------------------------              -------------------------------
     Virginia A. Lazala,                         D. Lynn Van Borkulo-Nuzzo,
     Assistant Corporate Secretary               Executive Vice-President

ATTEST:                             JEFFERSON BANK


By: ROBERT GOLDSTEIN                        By: BETSY Z. COHEN
    -------------------------------             --------------------------------
     Robert Goldstein,                          Betsy Z. Cohen, Chairman,
     President                                  and Chief Executive Officer


ATTEST:                             JEFFERSON BANK OF NEW JERSEY


By: ROBERT GOLDSTEIN                         By: BETSY Z. COHEN
    -------------------------------              -------------------------------
     Robert Goldstein,                           Betsy Z. Cohen, Chairman,
     President                                   and Chief Executive Officer

                                                                    Exhibit A to
                                                                Merger Agreement

                                      Index


Company Name                                      Ticker
------------                                      ------

Carolina First                                    CAFC
Centura Banks                                     CBC
Commerce Bancorp                                  CBH
Commercial Federal                                CFB
Community First Bank                              CFBX
Cullen/Frost                                      CFR
First Bancorp                                     FBP
First Midwest                                     FMBI
FirstMerit Corp.                                  FMER
Premier Bancshs                                   PMB
Provident Bancshs                                 PBKS
Riggs National Corp                               RIGS
Silicon Val Bkshrs                                SIVB
Susquehan Bkshs                                   SUSQ
Trust Co Bank NY                                  TRST
United Bancshares                                 UBSI
Whitney Hldg                                      WTNY


The "Index Price" is determined by adding the price per common share of each of the companies listed above on the appropriate date (i.e., the Starting Date or the Determination Date, as the case nay be). If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the price per share of the common stock of such company on the Determination Date shall be appropriately adjusted.

If, at any time after the Starting Date and before the Determination Date, the common stock of any company on this Exhibit A ceases to be publicly traded or any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization, such company shall be removed from the Index Group effective as of the Starting Date (i.e., such Company shall not be considered part of the Index Group for any purposes in connection with this Merger Agreement).

                                                                      Appendix B


                             STOCK OPTION AGREEMENT


                  THIS STOCK OPTION AGREEMENT ("Agreement") dated as of June 28, 1999, is by and between Hudson United Bancorp, a New Jersey corporation and registered bank holding company ("HUB"), and JeffBanks, Inc., a Pennsylvania corporation and registered bank holding company ("JBI").

                                   BACKGROUND

                  WHEREAS, HUB and JBI, as of the date hereof, are prepared to execute a definitive agreement and plan of merger (the "Merger Agreement") pursuant to which JBI will be merged with and into HUB (the "Merger"); and

                  WHEREAS, HUB has advised JBI that it will not execute the Merger Agreement unless JBI executes this Agreement; and

                  WHEREAS, the Board of Directors of JBI has determined that the Merger Agreement provides substantial benefits to the shareholders of JBI; and

                  WHEREAS, as an inducement to HUB to enter into the Merger Agreement and in consideration for such entry, JBI desires to grant to HUB an option to purchase authorized but unissued shares of common stock of JBI in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, HUB and JBI, intending to be legally bound hereby, agree:

                  1. Grant of Option. JBI hereby grants to HUB an option to purchase 1,212,706 shares of common stock, $1.00 par value, of JBI (the "Common Stock") at a price of $26.00 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option"); provided, however, that in no event shall the number of shares for which this Option is exercisable exceed the lesser of (i) 19.9% of the issued and outstanding shares of Common Stock, and
(ii) such number of shares of Common Stock that will trigger application of the provisions of Subchapter E of Chapter 25 of the Pennsylvania Business Corporation Law.

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), HUB may exercise the Option, in whole or in part, at any time or from time to time, subject to the terms and conditions set forth herein and the termination provisions of Section 19 of this Agreement.

                  The term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than HUB or an affiliate of HUB:

                  a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 10% of the then outstanding shares of Common Stock; or

                  b. enters into a letter of intent or an agreement, whether oral or written, with JBI pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction, with JBI, (ii) acquire all or a significant portion of the assets or liabilities of JBI, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Common Stock; or

                  c. makes a filing with any bank or thrift regulatory authorities with respect to or publicly announces a bona fide proposal (a "Proposal") for (i) any merger with, consolidation with or acquisition of all or a significant portion of all the assets or liabilities of, JBI or any other business combination involving JBI, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the outstanding shares of Common Stock, and in either case thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of JBI called to vote on the Merger and JBI's stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                  d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, JBI willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUB.

                  The term "Triggering Event" also means the taking of any material direct or indirect action by JBI or any of its directors, senior executive officers, investment bankers or other person with actual or apparent authority to speak for the Board of Directors, inviting, encouraging or soliciting any proposal (other than from HUB or an affiliate of HUB) which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of JBI, or a sale of a significant number of shares of Common Stock or any significant portion of its assets or liabilities.

                  The term "significant portion" means 10% of the assets or liabilities of JBI. The term "significant number" means 10% of the outstanding shares of Common Stock.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over JBI or in soliciting or inducing any other person (other than HUB or any affiliate) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent (including any filing, approval or consent required under the rules and regulations of the National Association of Securities Dealers, Inc.) necessary for JBI to issue the shares of Common Stock covered by the Option (the "Option Shares") or HUB to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  JBI shall notify HUB promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by JBI shall not be a condition to the right of HUB to exercise the Option. JBI will not take any action which would have the effect of preventing or disabling JBI from delivering the Option Shares to HUB upon exercise of the Option or otherwise performing its obligations under this Agreement, except to the extent required by applicable securities and banking laws and regulations.

                  In the event HUB wishes to exercise the Option, HUB shall send a written notice to JBI (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date between two and ten business days inclusive from the Notice Date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) HUB will make payment to JBI of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by JBI; (b) JBI will deliver to HUB a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through JBI, registered in the name of HUB or its designee, in such denominations as were specified by HUB in its notice of exercise and, if necessary, bearing a legend as set forth below; and (c) HUB shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  If required under applicable federal securities laws, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

         The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to JeffBanks, Inc., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

No such legend shall be required if a registration statement is filed and declared effective under Section 4 hereof.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from HUB, JBI shall, if necessary for the resale of the Option or the Option Shares by HUB, prepare and file a registration statement with the Securities and Exchange Commission and any state securities bureau covering the Option and such number of Option Shares as HUB shall specify in its request, and JBI shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that HUB shall in no event have the right to have more than one such registration statement become effective, and provided further that JBI shall not be required to prepare and file any such registration statement in connection with any proposed sale with respect to which counsel to JBI delivers to JBI and to HUB (which is reasonably acceptable to HUB) its opinion to the effect that no such filing is required under applicable laws and regulations with respect to such sale or disposition; provided further, however, that JBI may delay any registration of Option Shares above for a period not exceeding 90 days in the event that JBI shall in good faith determine that any such registration would adversely effect an offering of securities by JBI for cash. HUB shall provide all information reasonable requested by JBI for inclusion in any registration statement to be filed hereunder.

                  In connection with such filing, JBI shall use its best efforts to cause to be delivered to HUB such certificates, opinions, accountant's letters and other documents as HUB shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by JBI in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for JBI and blue sky fees and expenses shall be paid by JBI. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to HUB and any other expenses incurred by HUB in connection with such registration shall be borne by HUB. In connection with such filing, JBI shall indemnify and hold harmless HUB against any losses, claims, damages or liabilities, joint or several, to which HUB may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact required to be stated therein or necessary to make the statements therein not misleading; and JBI will reimburse HUB for any legal or other expense reasonably incurred by HUB in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that JBI will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of HUB specifically for use in the preparation thereof. HUB will indemnify and hold harmless JBI to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of HUB for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and HUB will reimburse JBI for any legal or other expense reasonably incurred by JBI in connection with investigating or defending any such loss, claim, damage, liability or action. Notwithstanding anything to the contrary herein, no indemnifying party shall be liable for any settlement effected without its prior written consent.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of JBI with another entity, or any sale of all or substantially all of the assets of JBI, shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of HUB and JBI will use its reasonable efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event HUB is the holder hereof, approval of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or the New Jersey Department of Banking, and JBI agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7. Repurchase of Option.

                  a. At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to the termination of this Agreement, JBI (or any successor thereto) shall repurchase the Option from the holder of this Option (the "Holder") at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"),delivered prior to the termination of this Agreement, JBI (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the highest price per share of Common Stock paid by any person that acquires beneficial ownership of 50% or more of the then outstanding Common Stock, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with JBI entered into after the date hereof and prior to the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of the assets or deposits of JBI or any bank subsidiary of JBI (a "JBI Subsidiary"), the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of JBI and its Subsidiaries as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to JBI, divided by the number of shares of Common Stock of JBI outstanding at the time of such sale on a fully-diluted basis. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to JBI.

                  b. The Holder and the Owner, as the case may be, may exercise its right to require JBI to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to JBI, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require JBI to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five (5) business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, JBI shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that JBI is not then prohibited under applicable law, regulation and administrative policy from so delivering.

                  c. To the extent that JBI is prohibited under applicable law or regulation, or as a consequence of governmental administrative policy, from repurchasing the Option and/or the Option Shares in full, JBI shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five (5) business days after the date on which JBI is no longer so prohibited; provided, however, that if JBI at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of governmental administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and JBI hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, JBI shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that JBI is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Priceless the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by JBI described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth
(30th) day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

                  d. For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof: (i) any person other than HUB or any HUB Subsidiary (a "Third Party") acquires beneficial ownership of fifteen percent (15%) or more of the then outstanding Common Stock; or (ii) JBI enters into a written definitive agreement with any Third Party providing for (i) the acquisition by a Third Party of fifteen percent (15%) or more of the assets of JBI and its Subsidiaries taken as a whole; or (ii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock that would constitute fifteen percent (15%) or more of the outstanding Common Stock upon such conversion, exchange or exercise; or (iii) the acquisition by JBI of the assets or stock of a Third Party if, as a result, the outstanding shares of Common Stock immediately prior thereto are increased by fifteen percent (15%); or (iv) the merger, consolidation or business combination of JBI with or into a Third Party where, following such merger, consolidation or business combination, the shareholders of JBI (other than the Third Party or its affiliates) prior to such transaction do not hold, immediately after such transaction, securities of the surviving entity constituting more than fifty percent (50%) of the total voting power of the surviving entity.

                  8.   Representations   and   Warranties  of  JBI.  JBI  hereby
represents and warrants to HUB as follows:

                  a. Due Authorization. JBI has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by JBI.

                  b. Authorized Shares. JBI has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                  c. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the Certificate of Incorporation or Bylaws of JBI or any agreement, instrument, judgment, decree or order applicable to JBI.

                  9. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, HUB shall have the right to seek money damages against JBI for a breach of this Agreement.

                  10. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  11. Assignment or Transfer. HUB may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of HUB. HUB represents that it is acquiring the Option for HUB's own account and not with a view to or for sale in connection with any distribution of the Option or the Option Shares. HUB is aware that neither the Option nor the Option Shares is the subject of a registration statement filed with, and declared effective by, the Securities and Exchange Commission pursuant to Section 5 of the Securities Act, but instead each is being offered in reliance upon the exemption from the registration requirement provided by Section 4(2) thereof and the representations and warranties made by HUB in connection therewith.

                  12. Amendment of Agreement. Upon mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  14. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         (a)  If to HUB, to:

                  Hudson United Bancorp.
                  1000 MacArthur Boulevard
                  Mahwah, New Jersey 07430
                  Attn.: Kenneth T. Neilson, Chairman, President and
                         Chief Executive Officer

                  Copy to:

                  Hudson United Bancorp.
                  1000 MacArthur Boulevard
                  Mahwah, New Jersey 07430
                  Attn.: D. Lynn Van Borkulo-Nuzzo, Esq.

                  And copy to:

                  Pitney, Hardin, Kipp & Szuch
                  (mail to) P.O. Box 1945
                  Morristown, New Jersey 07962
                  (deliver to) 200 Campus Drive
                  Florham Park, New Jersey 07932
                  Attn.: Ronald H. Janis, Esq.

         (b)      If to JBI, to:

                  JeffBanks, Inc.
                  1845 Walnut Street
                  Philadelphia, PA  19109
                  Attn.: Betsy Z. Cohen, Chairman and Chief Executive Officer

                  Copy to:

                  Ledgewood Law Firm, P.C.
                  1521 Locust Street, Suite 800
                  Philadelphia, PA  19102
                  Attn.: J. Baur Whittlesey, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  16. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  17. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (a) compliance with any of the covenants of the other party contained in this Agreement and/or (b) the other party's performance of any of its obligations set forth in this Agreement.

                  18. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

                  19. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  20. Termination. This Agreement shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event (as defined in Section 2 hereof), this Agreement shall not terminate until the later of twenty-four (24) months following the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

                  21. Severability. If for any reason a court or a federal or state regulatory agency of competent jurisdiction determines that the Holder is not permitted to acquire, or JBI is not permitted to repurchase pursuant to
Section 7, the full number of shares of Common Stock provided herein, it is the express intention of JBI to allow the Holder to acquire or to require JBI to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Stock Option Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

ATTEST:                             JEFFBANKS, INC.


By: ROBERT GOLDSTEIN                        By: BETSY Z. COHEN
    ---------------------------------           --------------------------------
     Robert Goldstein,                           Betsy Z. Cohen, Chairman
     President                                      and Chief Executive Officer


ATTEST:                             HUDSON UNITED BANCORP


By: VIRGINIA A. LAZALA                      By: D. LYNN VAN BORKULO-NUZZO
    ---------------------------------           --------------------------------
     Virginia A. Lazala,                         D. Lynn Van Borkulo-Nuzzo,
     Assistant Corporate Secretary               Executive Vice-President

                                                                      Appendix C

PERSONAL AND CONFIDENTIAL

June 28, 1999




Board of Directors
Hudson United Bancorp
1000 MacArthur Boulevard
Mahwah, NJ  07430

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Hudson United Bancorp ("Hudson United") of the exchange ratio of 0.95 shares of Common Stock, no par value (the "Hudson United Shares"), of Hudson United to be exchanged (the "Exchange Ratio") for each share of Common Stock, par value $1.00 per share (the "JeffBanks Shares"), of JeffBanks, Inc. ("JeffBanks") pursuant to the Agreement and Plan of Merger, dated as of June 28, 1999, among Hudson United, Hudson United Bank, a New Jersey state-chartered commercial banking corporation and wholly-owned subsidiary of Hudson United, JeffBanks, Jefferson Bank, a Pennsylvania bank and wholly-owned subsidiary of JeffBanks, and Jefferson Bank of New Jersey, a New Jersey bank and wholly-owned subsidiary of JeffBanks (the "Agreement").

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Hudson United having provided certain financial advice from time to time, including having provided Hudson United a fairness opinion in connection with the acquisition of Lafayette American Bank and Trust Company in July 1996. We did not act as financial advisor to Hudson United in connection with the transaction contemplated by the Agreement. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Hudson United or JeffBanks for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Hudson United and JeffBanks for the five years ended December 31, 1998; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Hudson United and JeffBanks; certain other communications from Hudson United and JeffBanks to their respective stockholders; certain internal financial analyses and forecasts for Hudson United and JeffBanks prepared by their respective managements; and certain pro forma combined financial analyses and forecasts prepared by the management of Hudson United (the "Pro Forma Combined Forecasts"), including certain cost savings and operating synergies projected by the management of Hudson United to result from the transaction contemplated by the Agreement. We also have held discussions with members of the senior management of Hudson United and JeffBanks regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Hudson United Shares and the JeffBanks Shares, compared certain financial and stock market information for Hudson United and JeffBanks with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Pro Forma Combined Forecasts prepared by the management of Hudson United have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Hudson United and that such forecasts will be realized in the amounts and time periods contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Hudson United and Jeff Banks are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any hedge or derivative positions) of Hudson United or JeffBanks or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We have also assumed with your consent that the transaction contemplated by the Agreement will be accounted for as a pooling-of-interests under generally accepted accounting principles. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on Hudson United or JeffBanks or on the contemplated benefits of the transaction contemplated by the Agreement. Our advisory services and the opinion expressed herein are provided to the Board of Directors of Hudson United in connection with the execution by Hudson United of the Agreement and such opinion does not constitute a recommendation as to how any holder of Hudson United Shares should vote with respect to the transaction contemplated by the Agreement.

You have informed us that the Company on the date hereof may execute an agreement providing for the merger of Hudson United and Southern Jersey Bancorp of Delaware, Inc. (the "Southern Jersey Merger"), and you have instructed us for purposes of this opinion to assume that the Southern Jersey Merger will be consummated on the basis and with the financial consequences indicated in the Pro Forma Combined Forecasts. We have not acted as your financial advisor in connection with, and in particular have not been asked to opine, and have not opined, on the fairness of the Southern Jersey Merger.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to Hudson United.

Very truly yours,



GOLDMAN, SACHS & CO.

                                                                      Appendix D


                                                              June 28, 1999

The Board of Directors
JeffBanks, Inc.
1845 Walnut Street
Philadelphia, PA  19103

Members of the Board:

         You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of JeffBanks, Inc. ("JeffBanks") of the exchange ratio in the proposed merger (the "Merger") of JeffBanks with and into Hudson United Bancorp ("Hudson United") pursuant to the Agreement dated as of June 28, 1999 between JeffBanks and Hudson United. It is our understanding that the Merger will be structured as a pooling-of-interests transaction under generally accepted accounting principles.

         As is more specifically set forth in the Agreement, upon consummation of the Merger, each outstanding share of the common stock of JeffBanks ("JeffBanks Common Stock"), except for any dissenting shares and certain other shares held by JeffBanks and Hudson United, will be exchanged for .95 (the "Exchange Ratio") of a share of Hudson United ("Hudson United Common Stock").

                  KBW, as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of JeffBanks or Hudson United, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to JeffBanks. KBW has served as financial advisor to JeffBanks in the negotiation of the Agreement and in rendering this fairness opinion and will receive a fee from JeffBanks for those services.

         In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of JeffBanks and Hudson United and the merger, including among other things, the following:

i.       Reviewed the Agreement;

ii. Reviewed certain historical financial and other information concerning JeffBanks for the three months ended March 31, 1999 and the three years ended December 31, 1998, including JeffBanks's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

iii. Reviewed certain historical financial and other information concerning Hudson United for the three months ended March 31, 1999 and the three years ended December 31, 1998, including Hudson United' Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

iv. Reviewed and studied the historical stock prices and trading volumes of the common stock of both JeffBanks and Hudson United;

v. Held discussions with senior management of JeffBanks and Hudson United with respect to their past and current financial performance, financial condition and future prospects;

vi.      Reviewed  certain  internal  financial  data,   projections  and  other
         information  of  JeffBanks  and  Hudson  United,   including  financial
         projections prepared by management;

vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared JeffBanks and Hudson United from a financial point of view with certain of these institutions;

viii. Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

         In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of JeffBanks and Hudson United as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for JeffBanks and Hudson United are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of JeffBanks, Hudson United, or any of their respective subsidiaries nor did we verify any of JeffBanks' or Hudson United's books or records or review any individual loan or credit files.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and financial position and results of operations of JeffBanks and Hudson United; (ii) the assets and liabilities of JeffBanks and Hudson United; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We also have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the holders of the JeffBanks Common Stock.


                                               Very truly yours,



                                               Keefe, Bruyette & Woods, Inc.